UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
American Medical Systems Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of American Medical Systems Holdings, Inc.

(2)	Aggregate number of securities to which transaction applies:
  77,195,674 Shares of Common Stock (including shares subject to restricted stock awards)
    6,787,498 Shares of Common Stock issuable upon exercise of outstanding stock options
6,928,397 Shares of Common Stock issuable upon conversion of convertible senior subordinated notes

90,911,569 Total Shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 as amended (set forth the amount on which the filing fee is calculated and state how it was determined): $30.00 per share of Common Stock

(4)	Proposed maximum aggregate value of transaction: $2,727,347,070

(5)	Total fee paid: $316,645

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

American Medical Systems 10700 Bren Road West Minnetonka, MN 55343 USA	Phone: 952-930-6000 Fax: 952-930-6157

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of American Medical Systems Holdings, Inc. to be held at 10700 Bren Road West, Minnetonka, Minnesota 55343 on           , at           local time. At the special meeting, holders of our common stock as of the close of business on           will be asked to consider and vote upon proposals to:

1. adopt the Agreement and Plan of Merger, dated as of April 10, 2011, by and among Endo Pharmaceuticals Holdings Inc., NIKA Merger Sub, Inc., a wholly owned indirect subsidiary of Endo Pharmaceuticals Holdings Inc., and American Medical Systems Holdings, Inc., as it may be amended from time to time, and

2. adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

If the merger is completed, we will become a wholly owned indirect subsidiary of Endo Pharmaceuticals Holdings Inc. and you will be entitled to receive $30.00 in cash, without interest, and less any applicable withholding tax, for each share of our common stock that you own.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of American Medical Systems Holdings, Inc. and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

Your vote is very important.  We cannot complete the merger unless the holders of a majority of the outstanding shares of our common stock vote to adopt the merger agreement. The proposal to adjourn the special meeting will be approved if shares representing a majority of the shares present in person or by proxy and entitled to vote thereon are voted in favor of the proposal. The obligations of American Medical Systems Holdings, Inc. and Endo Pharmaceuticals Holdings Inc. to complete the merger are also subject to the satisfaction or waiver of several other conditions. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please submit your proxy by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the enclosed voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.

Very truly yours,

Anthony P. Bihl, III
President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated           and is first being mailed to stockholders on or about          .

American Medical Systems 10700 Bren Road West Minnetonka, MN 55343 USA	Phone: 952-930-6000 Fax: 952-930-6157

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON

TO THE STOCKHOLDERS OF AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of American Medical Systems Holdings, Inc., or AMS, a Delaware corporation, will be convened on           at          local time, at 10700 Bren Road West, Minnetonka, Minnesota 55343 for the following purposes, as more fully described in the accompanying proxy statement and the merger agreement attached to it as Annex A:

1. to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 10, 2011, by and among Endo Pharmaceuticals Holdings Inc., or Endo, NIKA Merger Sub, Inc., or Merger Sub, a wholly owned indirect subsidiary of Endo, and AMS, as it may be amended from time to time. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into AMS with AMS continuing as the surviving corporation and becoming a wholly owned indirect subsidiary of Endo, and each outstanding share of AMS common stock (other than shares held by Endo or its subsidiaries and shares as to which appraisal rights are properly demanded) will be converted into the right to receive $30.00 per share in cash, without interest and less any applicable withholding tax; and

2. to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of AMS and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting.

Only stockholders of record at the close of business on           are entitled to notice of, and to vote at the special meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days prior to the special meeting at 10700 Bren Road West, Minnetonka, Minnesota 55343 for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.

Stockholders of AMS who do not vote in favor of adoption of the merger agreement are entitled to demand appraisal rights in connection with the merger if they meet certain conditions and comply with certain procedures under Section 262 of the General Corporation Law of the State of Delaware, which is attached to this proxy statement as Annex C.

By Order of the Board of Directors,

Jeanne M. Forneris
Senior Vice President, General Counsel and Corporate Secretary

          , 2011

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the meeting in person, it is important that your shares are represented. Please take the time to submit your proxy by completing and mailing the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, or, in the event that you hold your shares through a broker or other nominee, in accordance with the separate voting instructions received from your broker or nominee, as soon as possible. Submitting a proxy will ensure that your shares are represented at the special meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options. If you do not vote in person, submit your proxy in writing, grant a proxy for your shares electronically via the Internet or by telephone, or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the proposal to adopt the merger agreement.

Page

Delisting and Deregistration of Our Common Stock	41
Material U.S. Federal Income Tax Consequences	41
Regulatory Matters	43
Appraisal Rights	43
Financing of the Merger	47
THE MERGER AGREEMENT	48
Structure and Effective Time	48
Merger Consideration	48
Treatment of Stock Options and Restricted Share Awards	48
Surrender of Stock Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates	49
Directors and Officers	49
Representations and Warranties	50
Covenants	53
Special Meeting	57
Efforts to Consummate the Merger; Regulatory Matters	57
Conditions to the Merger	57
Termination	58
Expenses and Termination Fees	59
Indemnification and Insurance	60
Endo’s Financing of the Merger	61
Additional Agreements	61
Amendment; Extension; Waiver and Specific Performance	62
PROPOSAL 2 — AUTHORITY TO ADJOURN THE SPECIAL MEETING	63
The Adjournment Proposal	63
Vote Required and Board Recommendation	63
MARKET PRICE	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING	67
WHERE YOU CAN FIND MORE INFORMATION	67
Annexes
Annex A Agreement and Plan of Merger dated as of April 10, 2011, by and among Endo Pharmaceuticals Holdings Inc., NIKA Merger Sub, Inc. and American Medical Systems Holdings, Inc.	A-1
Annex B Opinion of J.P. Morgan Securities LLC	B-1
Annex C Section 262 of the General Corporation Law of the State of Delaware	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of American Medical Systems Holdings, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms “the Company,” “we,” “our,” “ours,” “us” and “AMS” refer to American Medical Systems Holdings, Inc. We refer to Endo Pharmaceuticals Holdings Inc. as Endo, and NIKA Merger Sub, Inc. as Merger Sub.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving this proxy statement and proxy card because, as of , the record date for the special meeting, you owned shares of our common stock. We have entered into a merger agreement with Endo and Merger Sub. Under the merger agreement, subject to the adoption of the merger agreement by our stockholders and the satisfaction of other conditions to completion of the merger, we will become a wholly owned indirect subsidiary of Endo and our common stock will no longer be listed on the NASDAQ Global Select Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to adopt the merger agreement. We will hold a special meeting of our stockholders to obtain this approval. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting. You should read this proxy statement and the annexes carefully. The enclosed proxy card and voting instructions allow you, as our stockholder, to vote your shares without attending the special meeting. Your proxy is being solicited by our board of directors.

Your vote is very important. We encourage you to submit your proxy as soon as possible.

Q:	As a holder of AMS common stock, what will I be entitled to receive in the merger?

A:	Upon the completion of the merger, each share of our common stock outstanding immediately prior to the completion of the merger, other than shares held by Endo or its subsidiaries or by holders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware, will be automatically converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes. For example, if you own 100 shares of our common stock, you will be entitled to receive $3,000 in cash, without interest, less any applicable withholding tax, in exchange for your shares. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Q:	How does the per share merger consideration compare to the market price of AMS common stock?

A:	The merger consideration of $30.00 per share of our common stock represents a 34.3% premium compared to the closing price of our common stock on April 8, 2011 (the last full trading day before we publicly announced our entry into the merger agreement), and as of April 8, 2011, a 39.9% premium compared to the 30-day average price of our common stock, a 46.1% premium compared to average price of our common stock over the prior twelve months, and a 24.4% premium compared to the high of our common stock closing price over the prior 52 weeks.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will convene on at local time at 10700 Bren Road West, Minnetonka, Minnesota 55343.

Q:	What matters will I be asked to vote on at the special meeting?

A:	You will be asked to vote on a proposal to adopt the merger agreement and a proposal for the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	All holders of record of our common stock as of the close of business on , the record date for the special meeting, are entitled to receive notice of, and to attend and vote or submit a proxy to vote at, the special meeting. If you want to attend the special meeting and your shares are held of record in an account at a brokerage firm, bank or other nominee, then you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:	How does the board of directors of AMS recommend that I vote?

A:	Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting.

Q:	Why is the board of directors of AMS recommending that I vote “FOR” the proposal to adopt the merger agreement?

A:	After careful consideration, our board of directors unanimously approved the merger agreement and the merger, and unanimously determined that the merger is advisable and fair to and in the best interests of us and our stockholders. In reaching its decision to approve the merger agreement and the merger and to recommend the adoption of the merger agreement by our stockholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions set forth in the merger agreement. Our board of directors also considered each of the items set forth under “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:	What vote of AMS’ stockholders is required to adopt the merger agreement?

A:	Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:	What vote of AMS’ stockholders is required to approve the adjournment of the special meeting?

A:	The proposal to adjourn the special meeting will be approved if a majority of the shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of our common stock that you owned on , the record date for the special meeting, you are entitled to cast one vote on each matter to be voted upon at the special meeting.

Q:	How do I cast my vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. If you were a holder of record on , you may vote in person at the special meeting, by submitting a proxy for the special meeting by following the instructions on the enclosed proxy card and completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or by granting a proxy electronically via the Internet or by telephone. Internet and telephone proxy submissions are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to grant a proxy over the Internet or telephone.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. Also, please note, that if your shares are held in “street name” and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:	If you abstain from voting, it will have the same effect as a vote against the proposal to adopt the merger agreement and against the proposal to adjourn the special meeting. If you fail to cast your vote, in person, by proxy or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and it will have no effect on the proposal to adjourn the special meeting.

Q:	When should I submit my proxy?

A:	You should submit your proxy as soon as possible so that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a stockholder of record on , you may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways:

• provide a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy (written revocations may be sent to American Medical Systems Holdings, Inc., Attn: Corporate Secretary, 10700 Bren Road West, Minnetonka, Minnesota 55343);

• complete and submit to our corporate secretary a proxy in writing via mail to the address above, dated later than your original proxy relating to the same shares;

• grant a proxy via the Internet or by telephone following the date of your original proxy relating to the same shares; or

• attend the special meeting and vote in person, which will automatically cancel any proxy previously given; your attendance alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In order to ensure that all of your shares are

v

voted at the special meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, a copy of which is attached to this proxy statement as Annex C, in connection with the merger, if you do not vote in favor of adoption of the merger agreement and otherwise meet certain conditions and satisfy certain procedures described in this proxy statement under the caption “The Merger — Appraisal Rights.”

Q:	Is the merger expected to be taxable to me?

A:	The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) that receives cash in exchange for shares of our common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged for cash in the merger. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. Any such gain or loss will be a capital gain or loss if the holder holds the shares as capital assets, and will be a long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of a non-corporate stockholder are subject to a maximum U.S. federal income tax rate of 15%. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you taking into account your particular tax situation.

Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions.

Q:	What should I do if I have lost my share certificates?

A:	If you have lost your share certificates, please contact our transfer agent, Wells Fargo Bank, N.A., at (800) 401-1957 to obtain replacement certificates.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and expect to complete the merger in the third calendar quarter of 2011. However, because there are certain conditions that must be met before completing the merger, we cannot be certain of the timing of the completion of the merger.

Q:	What happens if I sell my shares of AMS common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date, but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive $30.00 per share in cash, without interest, less any applicable withholding tax, to be received by our stockholders in the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, please contact our proxy solicitor, , using the information below. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card you should contact:

Call Collect:
Toll Free:
Email to:

SUMMARY

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger and the Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of AMS or that you should consider before voting on the proposal to adopt the merger agreement. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to adopt the merger agreement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 17)

American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343
(952) 930-6000
www.americanmedicalsystems.com

American Medical Systems Holdings, Inc., a Delaware corporation, to which we refer in this proxy statement as AMS, we, us, or our, is a diversified supplier of medical devices and procedures to treat incontinence, erectile dysfunction, benign prostatic hyperplasia (BPH), pelvic floor prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. AMS’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. AMS’ products were used to treat approximately 340,000 patients in 2010. AMS’ common stock, par value $0.01 per share, is listed on the NASDAQ Global Select Market under the symbol “AMMD.”

For additional information about AMS and our business, see “Where You Can Find More Information” on page 67.

Endo Pharmaceuticals Holdings Inc.
100 Endo Boulevard
Chadds Ford, Pennsylvania 19317
(610) 558-9800
www.endo.com

Endo Pharmaceuticals Holdings Inc., a Delaware corporation, to which we refer in this proxy statement as Endo, is a specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo aims to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. Endo’s common stock, par value $0.01 per share, is listed on the NASDAQ Global Select Market under the symbol “ENDP.”

For additional information about Endo and its business, see “Where You Can Find More Information” on page 67.

NIKA Merger Sub, Inc.
100 Endo Boulevard
Chadds Ford, Pennsylvania 19317
(610) 558-9800

NIKA Merger Sub, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Endo, to which we refer in this proxy statement as Merger Sub, was organized solely for the purpose of entering into the merger agreement with AMS and completing the merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. If the merger is completed, Merger Sub will cease to exist following its merger with and into AMS.

The Merger (page 17)

Pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A, AMS will be acquired by Endo. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into AMS, with AMS continuing as the surviving corporation and a wholly owned indirect subsidiary of Endo. Upon the completion of the merger, each share of our common stock outstanding immediately prior to the completion of the merger, other than shares held by Endo, any subsidiaries of Endo or by holders properly exercising appraisal rights under General Corporation Law of the State of Delaware, or the General Corporation Law, will be automatically converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Effect of the Merger on Stock Options and Restricted Share Awards (page 48)

If the merger occurs, stock options and restricted share awards will be treated as described below.

•	Each option to acquire our common stock that is vested and exercisable immediately prior to the merger will be cancelled and terminated in exchange for the right to receive $30.00 minus the per share exercise price for each underlying share of the option, less any required withholding taxes. Each other option will convert into an option to acquire the number of shares of Endo common stock (rounded down to the nearest whole share) equal to (i) the number of shares of our common stock subject to the option immediately prior to the completion of the merger, multiplied by (ii) the Equity Exchange Ratio. The exercise price per share of any such adjusted option will be an amount (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the option immediately prior to the completion of the merger divided by (B) the Equity Exchange Ratio. All other terms and conditions of the converted option will be the same as the terms and conditions in effect immediately prior to the completion of the merger.

•	Each outstanding restricted share award granted prior to April 10, 2011 which is scheduled to vest within one year of the merger will convert into the right to receive $30.00 per share, less any required withholding taxes. Each other restricted share award will convert into a restricted share award of Endo common stock with the same terms and conditions as were applicable to such restricted share award immediately prior to the completion of the merger, except that the number of restricted shares of Endo common stock will be equal to (i) the number of restricted shares of our common stock subject to such restricted share award immediately prior to the completion of the merger, multiplied by (ii) the Equity Exchange Ratio, rounded down to the nearest whole share.

The “Equity Exchange Ratio” is equal to (x) $30.00 divided by (y) the average of the closing prices of Endo common stock on the NASDAQ Global Select Market for the ten trading days ending on (and inclusive of) the trading day that is two trading days prior to the completion of the merger (subject to adjustment to reflect any recapitalization or other similar transaction effected or declared).

The Special Meeting (page 13)

The special meeting of stockholders will be held at 10700 Bren Road West, Minnetonka, Minnesota 55343 on           at           local time. At the special meeting, you will be asked to vote on the proposal to adopt the merger agreement, and, if necessary or appropriate, the proposal to adjourn the special meeting to solicit additional proxies.

Stockholders Entitled to Vote; Vote Required (page 13)

Only holders of record of our common stock at the close of business on           , the record date for the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote “AGAINST” adoption of the merger agreement. The proposal to adjourn the special meeting, if it is necessary or appropriate, to solicit additional proxies will be approved if a majority of the shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. On the record date, there were           shares of our common stock entitled to vote at the special meeting.

Quorum (page 13)

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum.

Shares Owned by Our Directors and Executive Officers (page 14)

As of          , the record date for the special meeting, our directors and executive officers were entitled to vote approximately           shares of common stock, or approximately     % of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, none of which are entitled to vote at the special meeting.

Market Price and Dividend Data (page 64)

Our common stock is listed on the NASDAQ Global Select Market under the symbol “AMMD.” On April 8, 2011, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $22.33. On          , the last full trading day prior to the date of this proxy statement, our common stock closed at $           .

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger, there will be no further market for our common stock.

Recommendation of Our Board of Directors (page 23)

Our board of directors unanimously:

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	determined that the merger agreement, the merger and the other transactions contemplated in the merger agreement are advisable and fair to and in the best interests of us and our stockholders.

Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement, and “FOR” the proposal to adjourn the special meeting. To review the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger” beginning on page 23.

Interests of Our Directors and Executive Officers in the Merger (page 33)

When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders generally. For example, please consider the following interests:

•	As of April 8, 2011, our executive officers held options to purchase a total of 3,079,380 shares of our common stock, of which 1,673,098 are scheduled to become vested and exercisable prior to the completion of the merger, assuming that the merger is completed on July 15, 2011. Options to purchase an additional 191,251 shares of our common stock are subject to accelerated vesting upon completion of the merger. Each vested option will be cancelled in exchange for the right to receive an amount in cash equal to $30.00 per underlying common share minus the exercise price per underlying share of the option, less any required withholding taxes. The remaining options to purchase 1,215,031 shares of our common stock are subject to accelerated vesting upon a qualifying termination of the executive officer’s employment.

•	As of April 8, 2011, our executive officers held a total of 33,322 restricted shares of our common stock, which are subject to accelerated vesting upon completion of the merger and cancelled in exchange for the right to receive an amount in cash equal to $30.00, less any required withholding taxes. In addition, as of April 8, 2011, our executive officers also held an additional 83,487 restricted shares of our common stock which are subject to accelerated vesting upon a qualifying termination of the executive officer’s employment.

•	As of April 8, 2011, our directors held options to purchase a total of 1,046,089 shares of our common stock, of which 896,093 are scheduled to become vested and exercisable prior to the completion of the merger, assuming that the merger is completed on July 15, 2011. The other options to purchase a total of 149,996 shares of our common stock are subject to accelerated vesting upon completion of the merger. As a result, upon completion of the merger, all options held by our directors will be cancelled in exchange for the right to receive an amount in cash equal to $30.00 per underlying common share minus the exercise price per underlying share of the option.

•	As of April 8, 2011, assuming that the merger is completed on July 15, 2011, our directors held a total of 9,891 restricted shares of our common stock, all of which are subject to accelerated vesting upon completion of the merger and will be cancelled in exchange for the right to receive an amount in cash equal to $30.00.

•	Our executive officers are each party to a change in control severance agreement that provides for certain cash severance payments and benefits that will be triggered if they incur a qualifying termination of employment either during the twelve month period after the completion of the merger, or prior to the completion of the merger if the termination was in connection with the merger or, in certain cases, if the executive officer terminates employment for any reason in the thirteenth month following the merger.

•	Our executive officers (other than our president and chief executive officer) are participants in our retention bonus plan which provides for a cash bonus in connection with the participant’s continued employment with us following the merger.

•	Our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the completion of the merger and will have the benefit of director and officer liability insurance for six years following completion of the merger.

•	Our president and chief executive officer entered into an employment agreement with Endo which will become effective upon the completion of the merger, as described below under “The Merger — Interests of Our Directors and Executive Officers in the Merger — Endo Employment Agreement with Anthony P. Bihl, III.”

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Opinion of J.P. Morgan Securities LLC (page 26 and Annex B)

In connection with the merger, our board of directors received a written opinion from J.P. Morgan Securities LLC, or J.P. Morgan, dated as of April 10, 2011, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of our common stock in the proposed merger was fair, from a financial point of view to such holders. The full text of J.P. Morgan’s written opinion, dated April 10, 2011, is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors and matters considered and limitations on the review undertaken by J.P. Morgan. J.P. Morgan’s opinion was addressed to our board and addressed only the fairness, from a financial point of view, of the consideration to be paid to the holders of our common stock in the merger as of April 10, 2011. The opinion did not address the merits of our underlying decision to engage in the merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the merger or any other matter.

Delisting and Deregistration of Our Common Stock (page 41)

If the merger is completed, our common stock will no longer be listed on the NASDAQ Global Select Market, we will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the U.S. Securities and Exchange Commission, or the SEC.

The Merger Agreement (page 48)

Conditions to the Merger

Our, Endo’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the absence of any law, rule, regulation, order or injunction preventing the completion of the merger;

•	the absence of any pending or threatened proceeding by any governmental entity challenging the merger; and

•	any applicable waiting or review period under the Hart-Scott-Rodino Antitrust Improvements Act and applicable foreign antitrust laws has expired or terminated and any required approvals, clearances and waivers have been obtained.

Endo’s and Merger Sub’s obligations to complete the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•	certain specified representations and warranties relating to our organization and capitalization made by us in the merger agreement must be true and correct in all material respects as of April 10, 2011 and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•	all other representations and warranties made by us in the merger agreement must be true and correct as of April 10, 2011 and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in “The Merger Agreement — Representations and Warranties”) on us;

•	the performance by us in all material respects of our obligations and covenants under the merger agreement;

•	the receipt by Endo of a certificate signed on behalf of us by our chief executive officer or chief financial officer certifying the satisfaction of the foregoing conditions;

•	no material adverse effect on our business has occurred since April 10, 2011 that is continuing; and

•	no law or order may be and remain in effect and no governmental litigation may be pending or threatened which seeks to place material limitations on Endo’s ownership of us or our subsidiaries or requires that Endo divest, hold separate, license or agree to any structural or conduct remedy with respect to operations or assets that would represent an amount of annual revenues of more than $50 million.

Our obligation to complete the merger is also subject to the satisfaction by Endo and Merger Sub or waiver by us of the following conditions:

•	certain specified representations and warranties relating to Endo’s and Merger Sub’s organization and brokers used in the transaction made by Endo and Merger Sub in the merger agreement must be true and correct in all material respects as of April 10, 2011 and as of completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•	all other representations and warranties made by Endo and Merger Sub in the merger agreement must be true and correct as of April 10, 2011 and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to prevent, materially impede or materially delay the transactions contemplated by the merger agreement;

•	the performance by each of Endo and Merger Sub in all material respects of their obligations and covenants under the merger agreement; and

•	our receipt of a certificate signed by an executive officer of Endo certifying the satisfaction of the foregoing conditions.

No Solicitation of Acquisition Proposals and Standstill Waivers

Under the terms of the merger agreement, we agreed to immediately cease any existing activities, discussions or negotiations with any person other than Endo and Merger Sub conducted before April 10, 2011 relating to, or that would reasonably be expected to lead to, any acquisition proposal (as defined under “The Merger Agreement — Board Recommendation”). We further agreed to request the return or destruction of any nonpublic information provided to any person in connection with such activities, discussions or negotiations and that, we and our subsidiaries will not, and we will cause each of our respective representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage, enter into or otherwise participate in any discussions or negotiations regarding, any acquisition proposal; or

•	provide any information to any person regarding, or afford any person any access to, our properties and books or records, or otherwise take any action to assist or knowingly facilitate, or that would be reasonably expected to assist or facilitate, any person or group with respect to an acquisition proposal.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our stockholders, furnish information to, and engage in discussions or negotiations with, a person that has made an unsolicited bona fide, written acquisition proposal, if:

•	the potential acquirer has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and Endo (including the standstill provisions thereof) and does not prohibit AMS from complying with its non-solicitation obligations;

•	the acquisition proposal did not result from a breach of our non-solicitation obligations described above;

•	a majority of our board of directors determines in good faith (after consultation with a financial advisor and outside legal counsel) that the acquisition proposal is, or would reasonably be expected to result in, a superior proposal; and

•	our board of directors determines in good faith (after consultation with a financial advisor and outside legal counsel) that such actions are necessary in order to comply with its fiduciary duties to our stockholders under applicable law.

We have also agreed to notify Endo promptly (and in any event within 24 hours) (i) if we receive a request for any information relating to us or any negotiations or discussions regarding an acquisition proposal are sought to be initiated and (ii) of the material terms of, and the identity of any person making, such a request or acquisition proposal. Additionally, we are obligated to keep Endo reasonably informed of the status and material details of, and any modifications made to, any acquisition proposal and provide Endo promptly after we receive them, copies of all correspondence or other materials sent or provided to us or our representatives that describes any of the terms. We must also notify Endo if we begin providing information to any third party related to an acquisition proposal.

We have also agreed not to terminate, amend, modify or waive any confidentiality or standstill agreement signed prior to the date of the merger agreement; however, if the majority of our board of directors determines it is necessary in order to comply with the board’s fiduciary duties to our stockholders to permit a third party to commence a tender or exchange offer, then we may waive any standstill provision entered into after April 10, 2011 with such third party if:

•	the tender or exchange offer is for all of our outstanding voting securities; and

•	the board of directors has in accordance with the terms of the merger agreement, withdrawn, modified or qualified (or publicly proposed to do so) its recommendation that our stockholders vote in favor of the adoption of the merger agreement, or has approved or recommended, or publicly proposed to approve or recommend, an acquisition proposal.

Termination

The merger agreement may be terminated only if both we and Endo mutually agree to terminate it, or as follows:

•	by either Endo or us if:

–	a court or other governmental entity has permanently restrained, enjoined or otherwise prohibited the merger and the terminating party is in material compliance with its obligations related to reasonable best efforts to obtain antitrust approvals,

–	the merger has not been completed by October 10, 2011 and such delay was not caused by a breach of the merger agreement by the terminating party (provided that Endo may not terminate the merger agreement for this reason if (i) a court or other governmental entity has permanently restrained, enjoined or otherwise prohibited the merger, (ii) the primary cause of such restraint, injunction or other prohibition is securityholder litigation relating to the merger and (iii) Endo was provided an opportunity to consent to settle such securityholder litigation and did not provide such consent),

–	a majority of the outstanding shares of our common stock do not vote to adopt the merger agreement at the special meeting or at any adjournment or postponement thereof (provided that AMS may not terminate the merger agreement for this reason if it is in material breach of its non-solicitation obligations or its obligations relating to the special meeting), or

–	the other party has breached the merger agreement in a manner that results in the failure of certain conditions and such breach is not cured within 30 days following written notice to the party committing such breach or by its nature is not capable of being cured; or

•	by Endo if:

–	our board of directors withdraws, modifies or qualifies (or publicly proposes to do so), in a manner adverse to Endo, its recommendation that our stockholders vote in favor of the adoption of the merger agreement,

–	we fail to include our board of directors’ recommendation that our stockholders adopt the merger agreement in this proxy statement,

–	our board of directors fails to reject (or if requested by Endo, publicly recommend against) any acquisition proposal within ten business days after it is publicly known,

–	we fail to send our stockholders, within ten business days after a tender or exchange offer has commenced by a third party, a statement that our board of directors recommends rejection of the tender or exchange offer,

–	we or our board of directors fail to hold a stockholders meeting for the purpose of voting on the merger agreement with Endo in breach of our obligation to do so (and the principal reason for the failure is not Endo’s material breach of its obligations under the merger agreement),

–	our board of directors fails to publicly reaffirm its recommendation that our stockholders adopt this agreement within seven days of Endo’s request to do so (subject to certain exceptions and limitations),

–	we materially breach our covenants relating to non-solicitation or waiver of standstills described in “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers,” or

–	a material adverse effect exists and is continuing; or

•	by us if:

–	(i) we determine that a bona fide, unsolicited, written acquisition proposal constitutes a superior proposal,

–	(ii) our board of directors, after taking into account any modifications to the terms of the Endo merger agreement properly submitted by Endo, believes that the acquisition proposal constitutes a superior proposal after following certain procedures and is permitted to change its recommendation with respect to the merger according to the terms of the merger agreement, and

–	(iii) we pay Endo a termination fee of $90 million.

Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is completed. However:

•	If (A) the merger agreement is terminated because (i) the merger has not occurred by October 10, 2011, (ii) our stockholders have not approved the merger agreement at our special meeting, or (iii) we have materially breached our non-solicitation covenant described in “The Merger Agreement — Covenants— No Solicitation of Acquisition Proposals and Standstill Waivers,” (B) a bona fide acquisition proposal has been made public prior to October 10, 2011 in the case of clause (i) above, or prior to the special meeting in the case of clause (ii) above, or prior to the termination of the merger agreement in the case of clause (iii) above, and (C) within twelve months of termination, we complete an alternative transaction or enter into an agreement to do so, then we must pay Endo (x) up to $45 million of its reasonable and documented transaction costs upon the termination of the merger agreement and (y) an amount equal to $90 million minus what we previously paid to Endo in clause (x) on the date we enter into an agreement with respect to, or complete, an alternative transaction.

•	We must pay Endo a termination fee of $90 million if Endo terminates the merger agreement because:

–	our board of directors withdraws, modifies or qualifies (or publicly proposes to do so), in a manner adverse to Endo, its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

–	we fail to include our board of directors’ recommendation that our stockholders adopt the merger agreement in the proxy statement;

–	our board of directors fails to reject (or if requested by Endo, publicly recommend against) any acquisition proposal within ten business days after it is publicly known;

–	we fail to send our stockholders within ten business days after a tender or exchange offer has commenced by a third party, a statement that our board of directors recommends rejection of the tender or exchange offer;

–	we or our board of directors fails to hold a stockholders meeting for the purpose of voting on the merger agreement with Endo in breach of our obligation to do so (and the principal reason for the failure is not Endo’s material breach of its obligations under the merger agreement); or

–	our board of directors fails to publicly reaffirm its recommendation that our stockholders adopt this agreement within seven days of Endo’s request to do so (subject to certain limitations).

•	We must also pay Endo a termination fee of $90 million if (i) we determine that a bona fide, unsolicited, written acquisition proposal constitutes a superior proposal, (ii) our board of directors, after taking into account any modifications to the terms of the Endo merger agreement properly submitted by Endo, believes that the acquisition proposal constitutes a superior proposal after following certain procedures and is permitted to change its recommendation with respect to the merger according to the terms of the merger agreement and (iii) we terminate the merger agreement.

Financing of the Merger (page 47)

In connection with the entry into the merger agreement, Endo received a debt commitment letter, dated April 10, 2011, from Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. which are collectively referred to herein as the debt financing sources. The debt commitment letter provides for (a) borrowings under senior secured credit facilities (comprised of a term loan “A” facility of $1.5 billion, a term loan “B” facility of $900 million and a revolving credit facility of $500 million) and (b) $700 million in senior unsecured bridge loans, which are collectively referred to herein as the debt financing. The facilities contemplated by the debt commitment letter are subject to satisfaction of certain conditions precedent, which are further described under the section entitled “The Merger — Financing of the Merger.” The debt commitment letter terminates on the earliest of (i) October 10, 2011, (ii) the closing of the merger without the use of the debt financing and (iii) the termination of the merger agreement prior to the closing of the merger in accordance with its terms.

Material U.S. Federal Income Tax Consequences (page 41)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences”) that receives cash in exchange for shares of our common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged for cash in the merger. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. Any such gain or loss will be capital gain or loss if the holder holds the shares as capital assets, and will be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of a non-corporate stockholder are subject to a maximum U.S. federal income tax rate of 15%. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 41 for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you taking into account your particular tax situation.

Regulatory Matters (page 43)

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (which we refer to as the HSR Act), we cannot complete the merger until we and Endo have filed Notification and Report Forms with the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) and the U.S. Federal Trade Commission, or the FTC, and the applicable waiting period is terminated or expires. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. We and Endo filed Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on April 22, 2011. The initial waiting period under the HSR Act will expire at 11:59 p.m. on May 23, 2011, the 30th calendar day following the filing, unless the FTC terminates the waiting period prior to that time, or the Antitrust Division or the FTC extends the waiting period by requesting additional information or documentary material relevant to the merger. If the Antitrust Division or the FTC makes such a request, the waiting period will be extended until 11:59 p.m. on the 30th calendar day following the date of the parties’ substantial compliance with the request. Thereafter, the waiting period can be extended only by court order or with the parties’ consent.

Under the merger control rules of jurisdictions outside the United States where the parties conduct business, filings may be required and it may be necessary to observe waiting periods and/or obtain approvals prior to completing the merger. The period for review of the merger will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. The review powers vested in foreign competition authorities include the ability to challenge the legality of the merger on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) the completion of the merger, foreign competition authorities may seek to enjoin the completion of the merger or to impose conditions or remedies, including the divestiture of assets.

Paying Agent

Endo has designated           to act as the paying agent for the payment of the merger consideration.

Appraisal Rights (page 43 and Annex C)

Under Section 262 of the General Corporation Law, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the applicable merger consideration for such shares. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the adoption of the merger agreement;

•	you must deliver a written demand to us for appraisal in compliance with Section 262 of the General Corporation Law before the vote on the adoption of the merger agreement at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective date of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective date of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under the General Corporation Law. Also, because a properly executed and submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law, you will lose your right of appraisal. See “The

Merger — Appraisal Rights” on page 43 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will be entitled to receive the judicially-determined fair value of their shares (plus interest, if any), only if one or more stockholders files a petition for appraisal in the Delaware Court of Chancery.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or other similar words. These forward-looking statements, including, without limitation, those projections regarding the completion of the merger, government consents and approvals and the outcome of the contingencies such as legal proceedings, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the occurrence or non-occurrence of the other conditions to the completion of the merger;

•	the timing of the completion of the merger and receipt by stockholders of the merger consideration;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty concerning the effects of our pending transaction with Endo;

•	additional risks and uncertainties that are listed in Item 1A of Part I of our Annual Report on Form 10-K that was filed with the SEC on February 25, 2011, which we urge you to read and consider; and

•	additional risks and uncertainties not presently known to us or that we currently deem immaterial.

You should not place any undue reliance on forward-looking statements and should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC. SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, or at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

We will hold the special meeting at 10700 Bren Road West, Minnetonka, Minnesota 55343 on at           local time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on           , to consider and vote on the following proposals:

1. the adoption of the Agreement and Plan of Merger, dated as of April 10, 2011, by and among Endo, Merger Sub and AMS, as it may be amended from time to time. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into AMS with AMS continuing as the surviving corporation and becoming a wholly owned indirect subsidiary of Endo, and each outstanding share of AMS stock (other than shares held by Endo or its subsidiaries and shares as to which appraisal rights are properly demanded) will be converted into the right to receive $30.00 per share in cash, without interest, and less applicable withholding tax; and

2. the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Recommendation of Our Board of Directors

Our board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of us and our stockholders and has unanimously approved the merger agreement.

Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting. See “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Stockholders Entitled to Vote; Record Date and Quorum

You may vote at the special meeting if you were a record holder of shares of our common stock at the close of business on          , the record date for the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of           , there were           shares of our common stock outstanding and entitled to vote.

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes,” discussed below, count as shares present for establishing a quorum.

Vote Required

You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, the proposal to adopt the merger agreement. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote on the proposal to adopt the merger agreement is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and “broker non-votes” will have the same effect as voting against the adoption of the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Brokers and other nominees will not have discretionary authority on the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting will be approved if a majority of the shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. Broker non-votes will have no effect on the proposal to adjourn the special meeting although abstentions will have the same effect as a vote against that proposal.

A list of our stockholders will be available for review for any purpose germane to the special meeting at 10700 Bren Road West, Minnetonka, Minnesota 55343 during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of          , the record date for the special meeting, our directors and executive officers were entitled to vote approximately           shares of common stock, or approximately     % of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, none of which are entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Voting; Proxies

You may vote in person or by proxy at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

If you do not wish to attend the special meeting you may submit your proxy by completing, dating, signing and returning the enclosed proxy card by mail or by granting a proxy by telephone or on the Internet. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Only shares affirmatively voted for the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our common stock held by persons who attend the special meeting but abstain from voting in person or by proxy, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the adoption of the merger agreement and the proposal to adjourn the special meeting. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, and those proxies will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement but will have no effect on the adjournment proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. An adjournment may occur under any of the methods described below.

•	Our bylaws provide that if a quorum is not present at the special meeting, then the meeting may be adjourned from time to time by a majority vote of the stockholders present in person or by proxy at the meeting and entitled to vote. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances unless the proxy is marked “AGAINST” the proposal to adopt the merger agreement.

•	We may also adjourn the special meeting, if necessary or appropriate, in order to solicit additional proxies if at the time of the special meeting there are insufficient affirmative votes to adopt the merger agreement. Such an adjournment would require the vote of a majority of the shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, in favor of that proposal.

Revocation of Proxies

A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary dated later than that stockholder’s original proxy, by granting a proxy via Internet or by telephone following the date of that stockholder’s original proxy or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy. If the special meeting is adjourned or postponed, stockholders can revoke their proxies for the special meeting at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We have retained           to assist in the solicitation of proxies for the special meeting. We will bear the entire cost of our and           solicitations, including the payment of a fee of approximately $     , plus reimbursement of reasonable out-of-pocket expenses. We may also employ our directors, officers and employees to solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We or           may also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Appraisal Rights

Under applicable Delaware law, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may seek judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. Generally, in order to properly demand appraisal, a stockholder must:

•	deliver a written demand to us for appraisal, in compliance with Section 262 the General Corporation Law, before the vote on the adoption of the merger agreement at the special meeting;

•	not vote in favor of the adoption of the merger agreement;

•	hold of record shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Delaware law, which are described in the section entitled “The Merger — Appraisal Rights,” and included as Annex C to this proxy statement.

Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under the General Corporation Law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law, you will lose your right of appraisal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor at:

Call Collect:
Toll Free:
Email to:

PROPOSAL 1 — ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Introduction

We are asking our stockholders to adopt the Agreement and Plan of Merger, dated as of April 10, 2011, by and among Endo Pharmaceuticals Holdings Inc. (to which we refer as Endo), NIKA Merger Sub, Inc., a wholly owned indirect subsidiary of Endo (to which we refer as Merger Sub), and American Medical Systems Holdings, Inc. (to which we refer as AMS), as it may be amended from time to time. If we complete the merger, we will become a wholly owned indirect subsidiary of Endo, and our stockholders will have the right to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the completion of the merger. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

The Companies

American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343
(952) 930-6000
www.americanmedicalsystems.com

AMS is a diversified supplier of medical devices and procedures to treat incontinence, erectile dysfunction, benign prostatic hyperplasia (BPH), pelvic floor prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. AMS’ products were used to treat approximately 340,000 patients in 2010. AMS’ common stock, par value $0.01 per share, is listed on the NASDAQ Global Select Market under the symbol “AMMD.”

For additional information about AMS and our business, see “Where You Can Find More Information” on page 67.

Endo Pharmaceuticals Holdings Inc.
100 Endo Boulevard
Chadds Ford, Pennsylvania 19317
(610) 558-9800
www.endo.com

Endo is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo aims to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. Endo’s common stock, par value $0.01 per share, is listed on the NASDAQ Global Select Market under the symbol “ENDP.”

For additional information about Endo and its business, see “Where You Can Find More Information” on page 67.

NIKA Merger Sub, Inc.
100 Endo Boulevard
Chadds Ford, Pennsylvania 19317
(610) 558-9800

Merger Sub, a Delaware corporation and a wholly owned indirect subsidiary of Endo, was organized solely for the purpose of entering into the merger agreement with AMS and completing the merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the merger agreement. If the merger is completed, Merger Sub will cease to exist following its merger with and into AMS.

Background of the Merger

Our board of directors and management, in their ongoing effort to maximize stockholder value, have periodically reviewed and assessed our business strategy, a variety of strategic alternatives (including the sale of some of our assets, the sale of the entire Company and the acquisition of other businesses and assets) and the various trends and conditions affecting our businesses generally.

In late 2009, Endo initiated discussions with us regarding a potential acquisition of AMS by Endo to form a combined pharmaceutical and medical device company focused on pain solutions and pelvic health. Endo sent us a written indication of interest in acquiring us at a price of $23.00 per share of our common stock in a mix of approximately 75% cash and 25% stock, subject to a 60-day exclusivity period and certain other conditions. After consulting with our management, representatives of J.P. Morgan Securities LLC, or J.P. Morgan, which was acting as our financial advisor, and representatives of Latham & Watkins LLP, or Latham & Watkins, which was our legal counsel, and reviewing an evaluation of our business plan and prospects, our board of directors determined not to proceed with discussions with Endo regarding a potential acquisition at that time because our board of directors believed that the offer price was materially less than the value of the Company. However, over the next year, we had discussions with Endo on potential licensing matters and joint ventures, which did not come to fruition.

In late December 2010, David P. Holveck, the Chief Executive Officer of Endo, called Anthony P. Bihl III, our President and Chief Executive Officer, to schedule a meeting at the J.P. Morgan Healthcare Conference in San Francisco, California. Mr. Holveck did not indicate the purpose of the meeting at that time. At the January 12, 2011 meeting, Mr. Holveck expressed interest in pursuing an acquisition of AMS and orally indicated that he had spoken with Endo’s board of directors and was prepared to present AMS with a preliminary acquisition proposal at a price of $27.50 per share of our common stock in cash. The opening price of our common stock on that day was $19.66.

On January 13, 2011, our board of directors held a special telephonic meeting to discuss Endo’s oral offer. At this meeting, our board of directors directed management to contact J.P. Morgan to act as our financial advisor with respect to Endo’s January 12 proposal and Latham & Watkins to provide legal advice regarding the potential transaction, which our management did immediately after the board meeting.

On January 14, 2011, our board of directors held a special telephonic meeting to continue its discussions from January 13. With input from representatives of J.P. Morgan and Latham & Watkins, our board of directors discussed the Endo proposal, preliminary valuation considerations, strategy, timing and potential next steps. Our board of directors directed Mr. Bihl to call Mr. Holveck to request that he formalize his January 12 offer in writing, which Mr. Bihl did after the board meeting.

Later that day, we received a non-binding letter of interest from Endo, pursuant to which Endo proposed to acquire all outstanding shares of our common stock at a price of $27.50 per share of our common stock in cash, subject to the completion of due diligence, negotiation of a definitive merger agreement and other conditions. The letter indicated that Endo intended to finance the transaction through third party financing, but that its offer would not be subject to a financing condition. The letter also indicated that Endo would like to enter into exclusive negotiations with us for a period of 45 days to work toward the execution of a definitive acquisition agreement. The letter also indicated that Endo had discussed its proposal with its board of directors. The opening price of our common stock on that day was $19.32.

On January 26, 2011, our board of directors held an in-person special meeting in New York City to discuss Endo’s January 14 proposal. During the meeting, our board of directors, management, representatives of J.P. Morgan and representatives of Latham & Watkins discussed Endo’s proposal, the history of interactions with Endo and other potential strategic opportunities for the Company. Representatives of Latham & Watkins also reviewed the fiduciary duties of the board of directors, including in connection with a potential sale of the Company. Representatives of J.P. Morgan reviewed a preliminary analysis of the financial consideration for the proposed transaction. Our board of directors considered, among other things, the valuation of the Company, the timing and risks associated with our business plan, whether to pursue a sale of the Company at that time, Endo’s ability to finance the transaction and Endo’s request for a 45-day exclusivity period. Our board of directors authorized Mr. Bihl to inform Mr. Holveck that the proposed $27.50 per share of our common stock in the initial proposal was inadequate relative to our long-term prospects. In addition, our board of directors determined that it was inappropriate to enter into exclusive negotiations with Endo because that would prevent the Company from soliciting other potential buyers that might be willing to offer a higher price. However, our board of directors did authorize Mr. Bihl to meet with Endo’s management to discuss our long-term strategic plan under the condition that Endo would confirm in advance that it was willing and able to increase its proposed acquisition price.

On January 28, 2011, Mr. Bihl and Mr. Holveck discussed by telephone numerous issues related to Endo’s proposal. During that call, Mr. Bihl informed Mr. Holveck that we believed the price proposed in Endo’s January 14 proposal was inadequate relative to the Company’s long-term prospects and that we were not willing to grant exclusivity to Endo. However, Mr. Bihl informed Mr. Holveck that our management team would be willing to meet with Endo’s management team to discuss the Company’s long-term strategic plans on a limited basis if Endo was willing and able to improve its January 14 proposal. Mr. Holveck confirmed to Mr. Bihl that Endo was prepared to review its initial proposal after meeting with our management team to discuss our long-term strategic plan if our long-term strategic plan supported such review.

On February 11, 2011, our board of directors held a regularly scheduled meeting in San Jose, California. At this meeting, among other things, our management discussed the status of its discussions with Endo, representatives of Latham & Watkins reviewed the board of directors’ fiduciary duties in the context of a sale of the Company transaction, and representatives of J.P. Morgan reviewed a list of 12 companies that could potentially be interested in a strategic transaction with the Company based on their strategic fit with the Company and their ability to finance an acquisition of the Company. A medical device manufacturer, which we refer to in this proxy statement as Bidder A, was among the 12 companies discussed with the board of directors. After considering the list of potential interested parties and extensive discussions, our board of directors decided that it was premature to solicit additional offers until the Company had greater certainty that the discussions with Endo were likely to lead to a sale of the Company.

On February 16, 2011, we entered into a formal engagement letter with J.P. Morgan to formally engage them as our financial advisor for a potential sale of the Company.

On February 18, 2011, we entered into a confidentiality agreement with Endo in connection with our discussions regarding a potential transaction.

On February 18, 2011, certain members of our management team, including Mr. Bihl, Mark A. Heggestad, our Executive Vice President and Chief Financial Officer, and Jeanne Forneris, our Senior Vice President and General Counsel, together with representatives of Latham & Watkins and J.P. Morgan, met with representatives of Endo and its outside financial and legal advisors in New York City to allow Endo to conduct initial business due diligence. During this meeting, AMS management discussed a summary of our business plan, including, among other things, a summary of our marketed products and new products in development and our financials.

On February 24, 2011, Mr. Holveck orally indicated to Mr. Bihl that Endo was prepared to submit a revised proposal that would increase its offer from $27.50 to an amount between $29.00 and $30.00 per share of our common stock. Mr. Holveck indicated that the increased offer would be subject to satisfactory completion of more comprehensive due diligence and negotiation of a definitive acquisition agreement. Mr. Bihl indicated to Mr. Holveck that he would present this revised proposal to our board of directors. The opening price of our common stock on that day was $21.72.

On February 25, 2011, our board of directors held a special telephonic meeting with representatives from Latham & Watkins and J.P. Morgan to discuss Endo’s revised proposal. During this meeting, representatives of J.P. Morgan reviewed with our board of directors an analysis of Endo’s financial ability to complete the proposed transaction. In addition, during this meeting, our board of directors discussed a targeted solicitation of other parties and the companies that might be contacted. Following discussions, our board of directors authorized management to engage Endo in an expanded due diligence process. Our board of directors determined not to engage in discussions with other potential purchasers until discussions with Endo had developed further.

On February 28, 2011, Mr. Bihl called Mr. Holveck by telephone to discuss the status of the potential transaction. During this call, Mr. Bihl indicated that a limited number of additional Company employees would be authorized to provide additional due diligence materials to Endo. Mr. Bihl also provided Mr. Holveck an outline for proposed next steps in the due diligence process and requested that he document his February 24 offer in writing.

Later that day, Mr. Bihl received a letter from Mr. Holveck confirming that Endo was willing to increase its offer price from $27.50 to an amount between $29.00 and $30.00 per share of our common stock, subject to the satisfactory completion of due diligence and negotiation of a definitive acquisition agreement. The opening price of our common stock on that day was $22.48.

From February 28 to April 10, 2011, we, representatives of J.P. Morgan and representatives of Latham & Watkins had numerous telephonic and other communications with Endo and its legal, financial and other advisors regarding due diligence.

On March 1, 2011, our board of directors held a special telephonic meeting to discuss Endo’s written proposal. During this meeting, our board of directors discussed the transaction process, and representatives of J.P. Morgan reviewed with the board of directors a revised list of 12 companies that could be candidates for a strategic transaction with the Company based on their ability to pay a premium similar to that being offered by Endo and their strategic and regulatory fit with the Company. Our board of directors and representatives of J.P. Morgan also discussed the possibility of soliciting interest in a potential transaction from private equity firms and other financial investors, but after reviewing the financial profile of the Company with J.P. Morgan, our board of directors determined that financial buyers would be unlikely to be able to match the price being offered by Endo. Our board of directors authorized representatives of J.P. Morgan to begin to solicit interest in a strategic transaction from 11 of the 12 potential buyers on the list discussed, including Bidder A. Our board of directors determined not to contact the remaining company on the list because it believed that company was unlikely to be able to pay a premium as high as Endo due to the dispositions that regulatory authorities would likely impose as conditions to approval of a merger between AMS and that company.

Between March 1 and March 9, 2011, representatives of J.P. Morgan contacted eight of the 11 potential alternative bidders approved by our board of directors, including Bidder A. In addition, J.P. Morgan also had discussions with one additional medical device manufacturer who had contacted J.P. Morgan to express an interest in a potential transaction with us.

On March 9, 2011, our board of directors held a special telephonic meeting to receive an update on the status of the sale process. Representatives of J.P. Morgan summarized its discussions to date with the nine potential alternative bidders, of which six had declined to submit an acquisition proposal to us based on publicly available information and three, including Bidder A, were still evaluating a potential transaction with us. In addition, representatives of J.P. Morgan informed our board of directors that they had not yet contacted the other three parties selected on March 1, which were all pharmaceutical companies that our board of directors had previously concluded were less likely to acquire the Company. After weighing the likelihood of these three parties making a proposal to acquire us against the Company’s interest in preserving the confidentiality of its pending negotiations and the competitive disadvantages of releasing confidential information about the Company to additional bidders, our board of directors instructed J.P. Morgan not to contact any of the remaining three potential bidders. Also during this meeting, our board of directors discussed the status of due diligence and negotiations with Endo.

On March 9, 2011, we delivered an initial draft of a definitive merger agreement to Endo. From March 9, 2011 to April 10, 2011, AMS management and representatives of Latham & Watkins conducted extensive discussions with Endo and its legal counsel to negotiate the terms of the definitive merger agreement.

Between March 10, 2011 and March 14, 2011, two of the three remaining alternative bidders notified J.P. Morgan, without giving specific reasons, that they were not interested in pursuing a transaction with us. Bidder A remained interested and indicated that it would like to meet with our management to gain additional insight into our strategic plan and pipeline of products in development before submitting a formal acquisition proposal.

On March 14, 2011, we entered into a confidentiality agreement with Bidder A. On March 15, 2011, members of our management team met with Bidder A in Minneapolis, Minnesota to discuss Bidder A’s interest in a potential acquisition. During this meeting, we presented to Bidder A our business plan, including, among other things, a summary of our marketed products and new products in development and portions of the internal financial analyses and forecasts which are summarized under “— Certain Financial Forecasts.”

On March 15, 2011, we provided Endo access to our electronic due diligence data site to facilitate the due diligence process.

From March 17, 2011 to March 24, 2011, members of our management team conducted meetings and due diligence with Endo in Minneapolis, Minnesota to review each of our business segments. During these meetings, we provided Endo certain of our internal financial analyses and forecasts which are summarized below under “— Certain Financial Forecasts.” We also provided Endo with a preliminary report on our revenue for the quarter ended April 2, 2011.

On March 24, 2011, Bidder A notified us that it was no longer interested in pursuing a potential transaction with us.

On March 25, 2011, our board of directors held a special telephonic meeting to discuss the status of negotiations with Endo and the other alternative bidders.

On March 28, 2011, another medical device manufacturer, which we refer to as Bidder B, contacted J.P. Morgan and expressed a potential interest in acquiring AMS. Representatives of J.P. Morgan informed Bidder B that the sale process was at an advanced stage and that Bidder B would need to act quickly if it would like to acquire the Company. Bidder B indicated that they would evaluate the opportunity and contact J.P. Morgan if they had further interest, but as of the date of this proxy statement, they had not contacted J.P. Morgan.

On March 31, 2011, Mr. Bihl met with Mr. Holveck to discuss the status of the merger agreement negotiations and Endo’s due diligence review.

On April 1, 2011, our board of directors held a special meeting in New York City. At this meeting,

•	representatives of J.P. Morgan provided an update on the sale process, including the recent inquiry from Bidder B, and reviewed a preliminary analysis of the financial considerations for the proposed transaction;

•	representatives of Latham & Watkins reviewed the board of directors’ fiduciary duties, including in the context of a transaction for the sale of the Company, and provided a summary of the then-current draft of the merger agreement; and

•	our management reviewed its current plan and future prospects for the Company as a stand alone entity, as well as various other strategic alternatives, and informed the board of directors that negotiations with Endo were expected to conclude by April 11, 2011.

Following discussions, our board of directors instructed management to continue negotiations with Endo.

Later that day, Mr. Bihl spoke to Mr. Holveck by telephone to provide an update on that day’s meeting of our board of directors and to discuss next steps toward finalizing the negotiation of the merger agreement and Endo’s due diligence review.

Between April 1 and April 7, 2011, Mr. Bihl and Mr. Holveck held several discussions regarding key terms of the potential transaction between AMS and Endo.

On April 4, 2011, Endo provided to AMS and Latham & Watkins drafts of the financing commitment documents relating to Endo’s proposed financing for the transaction. That same day, Mr. Bihl and Mr. Holveck discussed the need to provide incentives to key AMS employees to remain with AMS through and after the completion of the merger pursuant to a retention program.

On April 5, 2011, we provided our board of directors a report of our financial results for the quarter ended April 2, 2011.

On the morning of April 7, 2011, Mr. Holveck and other members of Endo’s management team and outside financial and legal advisors met with Mr. Bihl in New York City and advised him that Endo was prepared to move forward with the transaction at a price of $29.00 per share of common stock in cash. Mr. Holveck also presented Mr. Bihl with a proposal to resolve open terms of the draft merger agreement. Mr. Bihl indicated to Mr. Holveck that we expected a price of at least $30.00 per share of common stock in cash. Following a meeting with his management team, Mr. Holveck informed Mr. Bihl that Endo would consider a $30.00 offer, subject to satisfactory negotiation and resolution of key open terms of the merger agreement. The opening price of our common stock that morning was $22.20.

Mr. Holveck also delivered a written proposal to Mr. Bihl, which summarized certain terms in the merger agreement to which Endo would be willing to agree. These terms principally related to the circumstances in which we or Endo could terminate the merger agreement, certain covenants relating to Endo’s obligation to obtain financing for the transaction, the amount of and circumstances under which we would have to pay a termination fee, the terms of a potential retention program for key AMS employees, and the treatment of employee stock options and restricted stock. Mr. Bihl responded with a revised proposal with respect to several of these terms in the merger agreement. Later that afternoon, Mr. Bihl, other members of our management team, representatives of Latham & Watkins and representatives of J.P. Morgan met Endo and its legal and financial advisors to further discuss these terms as well as other details of the merger agreement.

Later that evening, our board of directors held a special telephonic meeting. Our management team, representatives of Latham & Watkins and representatives of J.P. Morgan provided our board of directors with an update on the status of our negotiations with Endo, the remaining issues in the merger agreement and an analysis of the then-current drafts of Endo’s financing commitment documents. Our board of directors directed our management team and advisors to continue to negotiate certain terms of the merger agreement.

The morning of April 8, 2011, Mr. Holveck and Mr. Bihl met to discuss key terms of the potential transaction between AMS and Endo, including the price of $30.00 per share of common stock in cash. From April 8 to April 10, 2011, members of our management team and representatives of Latham & Watkins finalized the terms and conditions of the merger agreement, with Endo and its legal counsel. The opening price of our common stock on April 8, 2011 was $22.32.

During the afternoon of April 8, 2011, Endo provided Mr. Bihl with an initial draft of a proposed employment agreement between Mr. Bihl and Endo that would take effect upon completion of the merger.

On April 10, 2011, our board of directors held a special telephonic meeting to consider approval of the proposed merger agreement. At this meeting,

•	representatives of Latham & Watkins reviewed with our board of directors their fiduciary duties when considering the proposed transaction;

•	management and representatives of Latham & Watkins reviewed with our board of directors the interests that certain members of management had in the proposed transaction as a result of severance, retention and bonus arrangements that would be applicable to the proposed transaction;

•	representatives of Latham & Watkins also reviewed with our board of directors the revised terms and conditions of the proposed merger agreement as well as the terms of Endo’s draft financing commitment documents relating to Endo’s financing for the transaction; and

•	representatives of J.P. Morgan delivered their oral opinion (subsequently confirmed in writing) that, as of such date, and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, dated April 10, 2011, the consideration of $30.00 per share of common stock in cash to be paid to the holders of our common stock in the proposed transaction was fair, from a financial point of view, to such holders. See “— Opinion of J.P. Morgan Securities LLC.”

After discussions with its financial and legal advisors, our board of directors unanimously determined the merger to be advisable and fair to and in the best interests of the Company and our stockholders. Our board of directors resolved unanimously to approve the form, terms and conditions of the merger agreement, and resolved unanimously to approve the merger, the other transactions contemplated by the merger agreement and all other actions or matters necessary or appropriate to give effect to the foregoing. Our board of directors further resolved unanimously to recommend that our stockholders vote for the adoption of the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

The merger agreement was executed by the parties later that evening on April 10, 2011.

On April 11, 2011, before the opening of trading on the U.S. public stock markets, we and Endo issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors, by the unanimous vote of all directors:

•	approved the merger agreement, the merger and other transactions contemplated by the merger agreement; and

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of us and our stockholders.

Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Merger

In reaching its decision to approve the merger and the merger agreement and to recommend that our stockholders adopt the merger agreement, our board of directors consulted with management and its legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical prices for AMS common stock, our past and current business operations and financial condition, our future prospects and the potential merger with Endo. The board of directors also consulted with Latham & Watkins regarding the terms of the merger agreement and related matters.

Our board of directors considered a number of positive factors in its deliberations, including:

•	that AMS, with the assistance of its management and advisors, had conducted a vigorous process for the sale of AMS, including contacts and discussions with other potential acquirers;

•	that, notwithstanding the vigorous process described above, no other potential acquirers had proposed a strategic alternative as favorable to the AMS stockholders as the merger with Endo;

•	that the merger consideration of $30.00 per share of our common stock represents a 34.3% premium compared to the closing price of our common stock on April 8, 2011 (the last full trading day before we publicly announced our entry into the merger agreement), and as of April 8, 2011, a 39.9% premium compared to the 30-day average price of our common stock, a 46.1% premium compared to average price of our common stock over the prior twelve-months, and a 24.4% premium compared to the high of our common stock closing price over the prior 52 weeks;

•	its belief that the $30.00 per share price being offered by Endo was a full and fair price to acquire the Company;

•	its belief that the potential stockholder value that could be expected to be generated from the merger was more favorable to AMS’ stockholders then the other strategic alternatives reasonably available to us;

•	the advantages of entering into the merger in comparison with the risks of remaining independent, including the risks inherent in the medical device industry, potential changes in law affecting that industry, the economy and capital markets as a whole, and the additional risks and uncertainties that are listed in Item 1A of Part I of our Annual Report on Form 10-K that was filed with the SEC on February 25, 2011;

•	the merger consideration consists solely of cash, which provides immediate liquidity and certainty of value to AMS’ stockholders compared to any transaction in which stockholders would receive stock;

•	the opinion of J.P. Morgan to the effect that, as of April 10, 2011 and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the consideration to be paid to the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders;

•	management’s assessment, after discussion with J.P. Morgan, among others, that Endo has the financial capability to complete the merger;

•	the terms of the merger agreement, as reviewed with Latham & Watkins, including:

–	the limited number and nature of the conditions to Endo’s obligation to consummate the merger, including in particular the lack of a financing condition to the completion of the merger,

–	our ability under the merger agreement to furnish information to and conduct negotiations with a third party in certain circumstances, as more fully described under “The Merger Agreement — Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers” beginning on page 54,

–	our board’s ability to modify and change its recommendation of the merger in circumstances in which a development or change of circumstances occurs if the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to our stockholders,

–	that we can terminate the merger agreement if an unsolicited superior proposal for an alternative transaction were made by a third party, provided that we comply with certain requirements including allowing Endo an opportunity to match the superior proposal and paying a $90 million termination fee to Endo, and

–	that the merger agreement provides us sufficient operating flexibility to conduct our business generally in the ordinary course between the signing of the merger agreement and the completion of the merger;

•	its belief, after receiving the advice of management and after consultation with Latham & Watkins, that regulatory approvals necessary to complete the merger are likely to be obtained;

•	its belief, after consultation with J.P. Morgan and Latham & Watkins, that as a percentage of the aggregate merger consideration to be paid in the merger, the termination fee was within the range of termination fees provided for in recent comparable acquisition transactions;

•	that the merger would be subject to the approval of our stockholders and that the stockholders would be free to reject the merger;

•	the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including the level of commitment of Endo to obtain applicable regulatory approvals and the absence of a financing condition, were the product of extensive arm’s length negotiations between the parties; and

•	the availability of appraisal rights for stockholders who properly exercise such statutory rights.

Our board of directors also considered potential drawbacks and risks relating to the merger, including the following:

•	we will no longer exist as an independent company and our stockholders will no longer participate in any future growth we may have;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	we are obligated to pay a termination fee of up to $90 million if we or Endo terminate the merger agreement under certain circumstances;

•	although the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by our stockholders. If the merger is not completed, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships;

•	the risk that the merger may not be approved by the appropriate governmental authorities; and

•	the merger will be a taxable transaction and, therefore, our stockholders generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors also considered that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, or in addition to, those of our other stockholders. See “— Interests of Our Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweighed the drawbacks and risks and that the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of us and our stockholders. Our board of directors has unanimously approved the merger agreement and recommended that our stockholders vote to adopt the merger agreement at the special meeting.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by our board of directors in its consideration of the merger, but is merely a summary of the material positive factors and material drawbacks and risks considered by our board of directors in that regard. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated February 16, 2011, the Company retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At the meeting of the board of directors of the Company on April 10, 2011, J.P. Morgan rendered its oral opinion to the board of directors of the Company that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its April 10, 2011 oral opinion by delivering its written opinion to the board of directors of the Company, dated April 10, 2011, that, as of such date, the consideration to be paid to the holders of the Company’s common stock in the proposed merger was fair, from a financial point of view, to such holders. No limitations were imposed by the Company’s board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated April 10, 2011, which sets forth, among other things, the assumptions made, procedures followed, factors and matters considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the board of directors of the Company, was directed only to the consideration to be paid in the merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the special meeting of the Company’s stockholders. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated April 10, 2011 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business, including those summarized below under “— Certain Financial Forecasts”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the Financial Forecasts and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor has J.P. Morgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Endo under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived from such analyses and forecasts (including the Financial Forecasts), J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement did not differ in any material respects from the draft of the merger agreement furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and Endo in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and it relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on the Company or on the holders of the Company’s common stock in the merger.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, April 10, 2011. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company’s common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to, or any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of the Company’s common stock in the merger or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion and contained in a presentation delivered to the AMS board of directors on April 10, 2011. The financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. All market data used by J.P. Morgan in its analyses was as of April 8, 2011.

Public Trading Multiples.  Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan determined to be analogous to the Company. These companies were selected, among other reasons, because they share similar business characteristics to the Company based on operational characteristics and financial metrics. The companies selected by J.P. Morgan were the following:

•	Hologic, Inc.

•	Kinetic Concepts, Inc.

•	ResMed Inc.

•	Sirona Dental Systems, Inc.

•	Integra LifeSciences Holding Corporation

•	Align Technology, Inc.

•	Thoratec Corporation

•	NuVasive, Inc.

None of the companies utilized in the analysis were identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the companies compared to the Company’s and other factors that could affect the public trading value of the companies and the Company.

For this analysis J.P. Morgan used two sets of financial forecasts: (1) the “Street Case,” based on estimates of Wall Street analysts; and (2) the “Management Case,” provided by the Company which are summarized under “— Certain Financial Forecasts.” Using the closing price of the Company’s common stock as of April 8, 2011 and the number of shares of the Company’s common stock then outstanding, J.P. Morgan calculated, for each of the comparable companies and the Company, the ratios of: (1) Firm Value (which is the value of common equity, plus book value of debt, minus cash and cash equivalents) as of April 8, 2011 to estimated revenue for calendar year 2011; (2) Firm Value as of April 8, 2011 to estimated EBITDA (which is earnings before interest, taxes, depreciation and amortization) for calendar year 2011, and (3) closing price as of April 8, 2011 to estimated cash earnings (or net income plus amortization) per share for calendar year 2011. The following table presents the results of the J.P. Morgan calculations:

	Firm Value/		Firm Value/		Cash
	Estimated Revenue		Estimated EBITDA		P/E Multiple

Range	2.05x - 3.60	x	7.6x - 12.8	x	12.2x - 23.6	x
Mean	3.00	x	11.0	x	18.7	x
Median	3.33	x	11.4	x	18.7	x
AMS — “Management Case”	3.48	x	10.5	x	16.9	x
AMS — “Street Case”	3.61	x	10.9	x	16.5	x

J.P. Morgan then calculated the Company’s equity value per share implied by certain reference ranges of multiples, which were based on the ranges of multiples calculated in the chart above for comparable companies but adjusted to take into account differences between the Company and the comparable companies and such other factors as J.P. Morgan deemed appropriate, and noted that, for the Street Case, the implied equity values per share of the Company’s common stock ranged from: (1) $11.50 to $22.25, based on the ratio of Firm Value to estimated revenue, using a reference range of 2.0x to 3.6x; (2) $20.50 to $25.75, based on the ratio of Firm Value to estimated EBITDA, using a reference range of 10.0x to 12.8x; and (3) $20.25 to $27.00, based on the ratio of closing price as of April 8, 2011 to estimated cash earnings per share, using a reference range of 15.0x to 20.0x; and noted that, for the Management Case, the implied equity values per share of the Company’s common stock ranged from: (1) $12.25 to $23.00, based on the ratio of Firm Value to estimated revenue, using a reference range of 2.0x to 3.6x; (2) $21.50 to $27.00, based on the ratio of Firm Value to estimated EBITDA, using a reference range of 10.0x to 12.8x; and (3) $19.75 to $26.50, based on the ratio of closing price as of April 8, 2011 to estimated cash earnings per share, using a reference range of 15.0x to 20.0x.

All values presented were rounded to the nearest $0.25. In each case, J.P. Morgan compared the implied equity values per share to the per share consideration of $30.00 in cash to be paid to the holders of the Company’s common stock in the merger and the $22.33 per share closing price of the Company’s common stock as of April 8, 2011.

Selected Transaction Analysis.  Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan determined to be analogous to the Company’s business. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to the Company based on operational characteristics and financial metrics. The transactions considered and the month and year each transaction was announced are as follows:

Month and
Target	Acquirer	Year Announced

Boston Scientific Neurovascular	Stryker Corporation	October 2010
Advanced Medical Optics, Inc.	Abbott Laboratories	January 2009
Mentor Corporation	Johnson & Johnson	December 2008
Vital Signs, Inc.	General Electric Company	July 2008
Respironics, Inc.	Koninklijke Philips Electronics N.V.	December 2007
DJ Orthopedics	The Blackstone Group L.P.	July 2007
Arrow International, Inc.	Teleflex Incorporated	July 2007
Bausch & Lomb, Inc.	Warburg Pincus LLC	May 2007
VIASYS Healthcare Inc.	Cardinal Health, Inc.	May 2007
Plus Orthopedics Holding AG	Smith & Nephew PLC	March 2007
Sybron Dental Specialties, Inc.	Danaher Corporation	April 2006
CTI Molecular Imaging, Inc.	Siemens AG	March 2005
SOLA International Inc.	Carl Zeiss AG / EQT	December 2004

Using publicly available estimates, J.P. Morgan reviewed the Firm Values implied by the transaction as a multiple of (1) the target company’s revenue for the twelve-month period immediately preceding announcement of the transaction (“LTM Revenue”), which is referred to below as “firm value/LTM Revenue,” (2) the target company’s EBITDA for the twelve-month period immediately preceding announcement of the transaction (“LTM EBITDA”), which is referred to below as “firm value/LTM EBITDA,” and (3) the target company’s EBITDA for the twelve-month period immediately following the announcement of the transaction (“NTM EBITDA”), which is referred to below as “firm value/NTM EBITDA.” For the precedent transactions, J.P. Morgan noted that this analysis showed:

•	a range of firm value/LTM Revenue multiples of 1.6x to 4.5x, with a mean of 2.9x and a median of 3.0x;

•	a range of firm value/LTM EBITDA multiples of 10.8x to 18.7x, with a mean of 14.4x and a median of 14.3x; and

•	a range of firm value/NTM EBITDA multiples of 9.6x to 14.9x, with a mean of 12.5x and a median of 12.4x.

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a firm value/LTM Revenue multiple range of 2.5x to 4.5x to the Company’s LTM Revenue, a firm value/LTM Revenue multiple range of 11.0x to 16.5x to the Company’s LTM EBITDA, and a firm value/NTM EBITDA multiple range of 10.0x to 15.0x to the Company’s NTM EBITDA from the “Management Case” described above. This analysis showed the following:

Multiple	Implied Per Share Value

Firm value/LTM Revenue	$14.50 - $26.25
Firm value/LTM EBITDA	$21.25 - $31.00
Firm value/NTM EBITDA	$21.50 - $31.25

All values presented were rounded to the nearest $0.25. In each case, J.P. Morgan compared the implied equity values per share to the per share consideration of $30.00 in cash to be paid to the holders of the Company’s common stock in the merger and the $22.33 per share closing price of the Company’s common stock as of April 8, 2011.

Discounted Cash Flow Analysis.  J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of the Company’s common stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2011 through 2020, based upon financial projections prepared by the management of the Company which included the Financial Forecasts for the years 2011 to 2015. J.P. Morgan then calculated the terminal value as of December 31, 2020 by applying, based upon J.P. Morgan’s judgment and experience, a range of perpetual growth rates from 2.5% to

3.5%. The unlevered free cash flows from April 8, 2011 through December 31, 2020 and the range of terminal asset values were then discounted to present values using a range of discount rates from 10.0% to 11.0% and added together in order to derive the implied Firm Value of the Company. The discount rate range was chosen by J.P. Morgan based upon an analysis of the weighted-average cost of capital of the Company conducted by J.P. Morgan and applied using the mid-year convention for discounting. In calculating the estimated diluted equity value per share, J.P. Morgan adjusted the firm value for the Company’s excess cash and total debt as of December 31, 2010 and divided by the fully diluted shares outstanding of the Company. Based on the foregoing, the analysis indicated an implied equity value per share of the common stock of $25.00 to $30.75 per share. All values presented were rounded to the nearest $0.25. In each case, J.P. Morgan compared implied equity values per share to the per share consideration of $30.00 in cash to be paid to the holders of the Company’s common stock in the merger and the $22.33 per share closing price of the common stock as of April 8, 2010.

Historical Share Price Analysis.  J.P. Morgan reviewed the price performance of the Company’s common stock during various periods ending on April 8, 2011 on a standalone basis and also in relation to the S&P 500 and a composite index consisting of the publicly traded companies listed under “Public Trading Multiples” above. J.P. Morgan also noted that the merger consideration of $30.00 per share of the Company’s common stock represented:

•	a premium of 34.3% over the closing price per share of the Company’s common stock on April 8, 2011 of $22.33;

•	a premium of 39.9% over the average closing price per share of the Company’s common stock for the 30 trading days ended April 8, 2011;

•	a premium of 46.1% over the average closing price per share of the Company’s common stock for the year ended April 8, 2011; and

•	a premium of 24.4% over the highest closing price per share of the Company’s common stock for the 52 weeks ended April 8, 2011.

J.P. Morgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the merger and to deliver an opinion to the Company’s board of directors with respect to the merger on the basis of such experience and its familiarity with the Company.

Under the terms of a letter agreement dated February 16, 2011, the Company engaged J.P. Morgan as its financial advisor in connection with the proposed merger. Pursuant to the terms of the letter agreement, the Company has agreed to pay J.P. Morgan a transaction fee of 0.86% of the aggregate consideration to be paid in the merger, or approximately $24.5 million, payable upon completion of the merger, of which $1.0 million was earned upon delivery of the opinion. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

J.P. Morgan and its affiliates maintain banking and other business relationships with the Company and its affiliates, for which it receives customary fees. During the two years preceding the date of this letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Endo, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as joint bookrunning manager on Endo’s $400,000,000 senior notes offering in November 2010, acting as joint bookrunners and joint lead arrangers on Endo’s $400,000,000 Term Loan A and $500,000,000 Revolving Credit Facility in November 2010 and acting as joint bookrunner on Endo’s $300,000,000 Senior Secured Revolving Credit Facility in October 2009. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Endo, for which it receives customary compensation or other financial benefits. Since the delivery of the fairness opinion, J.P. Morgan was engaged by the Company to be lead arranger on the Company’s new $250,000,000 Revolving Credit Facility, for which it received customary compensation. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or Endo for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Certain Financial Forecasts

Historically, AMS has prepared and provided public guidance as to certain of AMS’ projected annual financial performance measures with respect to the then current fiscal year in its press release announcing its financial results for the immediately preceding fourth quarter and for the fiscal year then ended, and has publicly updated that guidance from time to time. A press release containing AMS’ most recent public guidance as to financial performance for fiscal year 2011 was furnished to the SEC on Form 8-K on February 15, 2011.

In February 2011, we prepared certain limited financial analyses and forecasts regarding our possible future operations, or the Financial Forecasts. The Financial Forecasts were prepared at the direction of and approved by our board of directors, and were used by it in connection with its deliberations regarding a potential sale of the Company. The Financial Forecasts were also provided to Endo and J.P. Morgan. Bidder A also received summarized portions of the Financial Forecasts. The Financial Forecasts were prepared for use only by our board of directors, J.P. Morgan and potential purchasers and do not, and were not intended to, act as public guidance regarding our future financial performance.

The Financial Forecasts were necessarily based on a variety of assumptions and estimates. The assumptions and estimates underlying the Financial Forecasts may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. The assumptions and estimates used to create the Financial Forecasts involve judgments made with respect to, among other things, future pricing, cost of goods sold, selling and marketing expenses, research and development spending, impending U.S. healthcare tax, our costs of financing, our senior secured credit facility, our convertible notes, prevailing interest rates and income tax rates, all of which are difficult to predict and some of which are outside of our control. The Financial Forecasts also reflect assumptions as to certain business decisions that do not reflect any of the effects of the merger, or any other changes that may in the future affect us or our assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the merger or otherwise. Accordingly, there can be no assurance that the assumptions and estimates used to prepare the Financial Forecasts will prove to be accurate, and actual results may materially differ.

The inclusion of the Financial Forecasts in this proxy statement should not be regarded as an indication that AMS, Endo or any of their respective advisors or representatives considered or consider the Financial Forecasts to be an accurate prediction of future events, and the Financial Forecasts should not be relied upon as such. None of AMS, Endo or any of their respective advisors or representatives has made or makes any representation regarding the information contained in the Financial Forecasts, and except as may be required by applicable securities laws, none of them intend to update or otherwise revise or reconcile the Financial Forecasts to reflect circumstances existing after the date such Financial Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Forecasts are shown to be in error.

AMS’ stockholders are cautioned not to place undue reliance on the Financial Forecasts included in this proxy statement, and such projected financial information should not be regarded as an indication that AMS, our board of directors, J.P. Morgan, Endo or any other person considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

A summary of the material projected financial information that was included in the Financial Forecasts is set forth below. All amounts are expressed in millions of dollars except for earnings per share.

	2011	2012	2013	2014	2015

Total Revenue	$586.9	$645.7	$720.9	$807.4	$907.4
Income from operations	173.0	183.2	206.3	237.3	270.3
Income before Taxes	144.6	163.1	186.1	216.8	248.1
Net income	90.6	105.5	129.0	150.9	174.1
Fully diluted earnings per share	$1.13	$1.25	$1.48	$1.67	$1.85

Although presented with numerical specificity, the Financial Forecasts are not actual facts and reflect numerous assumptions, estimates and judgments as to future events made by AMS’ management, including assumptions, estimates and judgments noted above. Moreover, the Financial Forecasts are based on certain future business decisions that are subject to change. The Financial Forecasts generally take into account estimated taxes. There can be no assurance that the assumptions, estimates and judgments used to prepare the Financial Forecasts will prove to be accurate, and actual results may differ materially from those contained in the Financial Forecasts. The inclusion of the Financial Forecasts in this proxy statement should not be regarded as an indication that such Financial Forecasts will be predictive of actual future results, and the Financial Forecasts should not be relied upon as such. The Financial Forecasts are forward-looking statements.

The Financial Forecasts should be read together with the historical financial statements of AMS, which have been filed with the SEC, and the other information regarding AMS contained elsewhere in this proxy statement. None of the Financial Forecasts were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent auditors, nor any other independent accountants (including, without limitation, Endo’s), have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of AMS’ independent registered public accounting firm included in AMS’ Annual Report on Form 10-K for the year ended January 1, 2011 relates to

AMS’ historical financial information. It does not extend to the Financial Forecasts and should not be read to do so.

Interests of Our Directors and Executive Officers in the Merger

Overview

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, those of our stockholders generally. These interests may present these individuals with certain potential conflicts of interest. Our board of directors was aware of these interests and considered them, along with other matters, as described in “— Recommendation of Our Board of Directors; Our Reasons for the Merger” section of this proxy statement, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

For further information with respect to the arrangements between AMS and its executive officers, directors and affiliates described in this proposal, please also see our proxy statement filed with the SEC on March 30, 2011 under the headings “Director Compensation,” “Compensation Discussion and Analysis,” and “Executive Compensation.”

Beneficial Ownership of our Stock

As of          , 2011, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately           shares of our common stock, or approximately     % of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options which are not entitled to vote at the special meeting but do include restricted shares of our common stock. Our directors and executive officers will receive the same $30.00 per share for their shares of our common stock as our other stockholders. For further information with respect to the ownership of our common stock of our directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management.”

Effect of the Merger on Stock Options

The merger agreement provides that each option to purchase shares of our common stock granted under any of our stock plans, including the American Medical Systems Holdings, Inc. 2000 Equity Incentive Plan, as amended, and the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated, or any other plan, agreement or arrangement, other than the American Medical Systems Holdings, Inc. Employee Stock Purchase Plan, as amended, which is outstanding immediately prior to the completion of the merger and which is vested and exercisable (or per the terms of the applicable award agreement, employment agreement or other agreement providing for vesting and exercisability conditions, would become vested and exercisable as of the completion of the merger) (which we refer to in this proxy statement as a Vested Option), will be cancelled in exchange for the right to receive an amount in cash equal to $30.00 minus the exercise price per share of the Vested Option, multiplied by the number of shares subject to the Vested Option, less any required withholding taxes (which we refer to in this proxy statement as the Vested Option Payment). Each other option to purchase shares of our common stock which is outstanding immediately prior to the completion of the merger (which we refer to in this proxy statement as an Unvested Option), will be converted into an option to acquire Endo common stock (which we refer to in this proxy statement as an Adjusted Endo Option), on the same economic terms and conditions as were applicable to such Unvested Option immediately prior to the completion of the merger, except that (i) the number of shares of Endo common stock subject to each Adjusted Endo Option will be equal to the number of shares of our common stock subject to such Unvested Option immediately prior to the completion of the merger, multiplied by the Equity Exchange Ratio, rounded down to the nearest whole share, and (ii) such Adjusted Endo Option will have an exercise price per share equal to the per share exercise price of such Unvested Option immediately prior to the completion of the merger, divided by the Equity Exchange Ratio, rounded up to the nearest whole cent.

The following table sets forth information regarding the options to purchase shares of our common stock (rounded to the nearest whole number) held by our executive officers and directors as of April 8, 2011 that are vested or are scheduled to be vested by July 15, 2011 (the assumed date the merger is completed for purposes of this table), or would be converted at the completion of the merger into the right to receive a Vested Option Payment options which are scheduled to be unvested on July 15, 2011 and which are subject to accelerated vesting upon (i) completion of the merger or (ii) completion of the merger and a qualifying termination of employment concurrent with the completion of the merger.

							Unvested Options subject to Acceleration
	Vested Options to be Converted into the			Unvested Options subject to Acceleration			upon Completion of the Merger and a
	Vested Option Payment			upon Completion of the Merger			Qualifying Termination of Employment
		Weighted	Aggregate		Weighted			Weighted
		Average	Vested		Average	Total Value of		Average	Total Value of
	Number	Exercise	Option	Number of	Exercise	Accelerated	Number of	Exercise	Accelerated
Executive Officer/Director	of Shares	Price	Payment	Shares	Price	Options(1)	Shares	Price	Options(2)

Anthony P. Bihl, III	584,730	$14.245	$9,212,421	101,563	$12.385	$1,789,032	331,007	$19.402	$3,508,012
Mark A. Heggestad	261,221	17.157	3,354,861	33,750	11.609	620,696	103,289	19.374	1,097,549
Whitney D. Erickson	205,802	17.710	2,683,658	29,375	11.726	536,799	99,163	19.234	1,067,589
Jeanne M. Forneris	31,250	18.380	363,125	0	—	0	102,960	18.935	1,139,252
Joe W. Martin	88,302	12.423	1,552,084	0	—	0	136,038	15.947	1,911,742
Maximillian D. Fiore	74,987	15.539	1,084,387	0	—	0	121,183	17.101	1,563,140
John F. Nealon	159,008	17.139	2,045,002	26,563	11.448	492,797	63,969	19.335	682,229
Thomas K. Rassmussen	148,437	17.256	1,891,681	0	—	0	84,943	16.962	1,107,487
Randall R. Ross	44,987	16.422	610,833	0	—	0	106,183	17.739	1,301,910
Michael E. Ryan	74,374	15.984	1,042,426	0	—	0	66,296	17.438	832,810
Richard B. Emmitt	140,136	16.483	1,894,218	21,428	15.538	309,892	0	—	0
Albert Jay Graf	155,277	16.298	2,127,605	21,428	15.538	309,892	0	—	0
Jane E. Kiernan	120,136	16.631	1,606,098	21,428	15.538	309,892	0	—	0
Robert McLellan	80,136	15.516	1,160,690	21,428	15.538	309,892	0	—	0
Christopher H. Porter	160,136	16.274	2,198,027	21,428	15.538	309,892	0	—	0
D. Verne Sharma	120,136	16.296	1,646,344	21,428	15.538	309,892	0	—	0
Thomas E. Timbie	120,136	16.762	1,590,360	21,428	15.538	309,892	0	—	0

Total	2,569,191	$16.023	$35,909,583	341,247	$13.564	$5,608,736	1,215,031	$18.303	$14,212,218

(1)	The Total Value of Accelerated Options assumes that (i) the merger is completed on July 15, 2011 and (ii) that the accelerated options will be converted into the Vested Option Payment at the completion of the merger. The Total Value of Accelerated Options is calculated by multiplying the number of shares of our common stock underlying the unvested options subject to acceleration upon completion of the merger, by the difference between $30.00 and the weighted average exercise price of such option.

(2)	The Total Value of Accelerated Options assumes that (i) the merger is completed on July 15, 2011, (ii) each executive officer will have a qualifying termination of his or her employment concurrent with the completion of the merger for purposes of determining acceleration of vesting and (iii) that the accelerated options will be converted into the Vested Option Payment at the completion of the merger. The Total Value of Accelerated Options is calculated by multiplying the number of shares of our common stock underlying the vested option subject to acceleration upon completion of the merger and a qualifying termination of employment, by the difference between $30.00 and the weighted average exercise price of such options.

Effect of the Merger on Restricted Stock

The merger agreement provides that each restricted share of our common stock granted under any of our equity plans which was granted prior to April 10, 2011 and which is outstanding immediately prior to the completion of the merger, and which would become vested prior to the one-year anniversary of the completion of the merger per the terms of the applicable award agreement, employment agreement or other agreement providing for vesting conditions will be cancelled in exchange for the right to receive an amount in cash equal to $30.00, less any required withholding taxes. All other restricted shares of our common stock which are outstanding immediately prior to the completion of the merger will be converted into restricted shares of Endo common stock on the same terms and conditions as were applicable to such restricted shares of our common stock immediately prior to the completion of the merger, except that the number of restricted shares of Endo common stock will be equal to the number of restricted shares of our common stock immediately prior to the completion of the merger, multiplied by the Equity Exchange Ratio, rounded down to the nearest whole share.

The following table sets forth information regarding the restricted shares of our common stock held by our executive officers and directors as of April 8, 2011 that are either (i) scheduled to be unvested on July 15, 2011 (the assumed date the merger is completed for purposes of this table) and which would be subject to accelerated vesting upon completion of the merger or (ii) that would be subject to accelerated vesting upon completion of the merger and a qualifying termination of employment (assuming for purposes of this table that the merger is completed on July 15, 2011).

			Unvested Restricted Share Awards to be
	Unvested Restricted Share Awards to be		Accelerated upon Completion of the Merger
	Accelerated upon Completion of the Merger		and a Qualifying Termination of Employment
Executive Officer/Director	Number of Shares	Aggregate Value(1)	Number of Shares	Aggregate Value(1)

Anthony P. Bihl, III	12,190	$365,700	30,460	$913,800
Mark A. Heggestad	3,832	114,960	9,506	285,180
Whitney D. Erickson	2,935	88,050	7,290	218,700
Jeanne M. Forneris	1,060	31,800	3,180	95,400
Joe W. Martin	2,935	88,050	7,290	218,700
Maximillian D. Fiore	2,057	61,710	5,176	155,280
John F. Nealon	2,397	71,910	5,888	176,640
Thomas K. Rassmussen	1,972	59,160	4,888	146,640
Randall R. Ross	2,057	61,710	5,176	155,280
Michael E. Ryan	1,887	56,610	4,633	138,990
Richard B. Emmitt	1,413	42,390	0	0
Albert Jay Graf	1,413	42,390	0	0
Jane E. Kiernan	1,413	42,390	0	0
Robert McLellan	1,413	42,390	0	0
Christopher H. Porter	1,413	42,390	0	0
D. Verne Sharma	1,413	42,390	0	0
Thomas E. Timbie	1,413	42,390	0	0

Total	43,213	$1,296,390	83,487	$2,504,610

(1)	The Aggregate Value is calculated by multiplying the number of unvested restricted share awards set forth in each column by $30.00.

Employment Agreements

We are a party to amended and restated employment agreements with each of Anthony P. Bihl, III, President and Chief Executive Officer (as described further below, Mr. Bihl has entered into a new employment agreement which will, upon the completion of the merger, supersede the one described in this section), Mark A. Heggestad, Executive Vice President and Chief Financial Officer, Joe W. Martin, Senior Vice President and General Manager, BPH Therapies, and Maximillian D. Fiore, Senior Vice President and Chief Technology Officer, each dated March 26, 2010, and employment agreements with each of Whitney D. Erickson, Senior Vice President and General Manager, Men’s Health, dated December 27, 2006, Jeanne M. Forneris, Senior Vice President and General Counsel, dated February 1, 2010, Thomas K. Rassmussen, Vice President of Minnetonka Operations and Supply Chain, dated September 19, 2007, John F. Nealon, Senior

Vice President and General Manager, Women’s Health, dated December 26, 2001, Randall R. Ross, Senior Vice President, Human Resources, dated June 8, 2009, and Michael E. Ryan, Vice President and General Manager, Asia Pacific/Latin America Region, dated September 29, 1986.

The employment agreements with Mr. Bihl, Mr. Heggestad, Mr. Martin and Mr. Fiore provide for at-will employment and annual base salaries as adjusted of $551,200 for Mr. Bihl, $323,600 for Mr. Heggestad, $322,300 for Mr. Martin and $304,400 for Mr. Fiore. The employment agreement with Mr. Ryan provides for one-year employment terms renewing on each anniversary of September 27, subject to termination by either party by notice, and an annual base salary as adjusted of $225,900. In addition, the employment agreements provide that each executive will be eligible to participate in our Executive Variable Incentive Awards Plan with a target bonus equal to the following percentage of base salary, based on the achievement of performance objectives under the plan: 100% for Mr. Bihl, 60% for Mr. Heggestad, 50% for Mr. Martin and 40% for Mr. Fiore. The employment agreements also entitle the executives to participate in our other standard benefit programs and contain customary confidentiality, non-solicitation and non-competition provisions. The employment agreements with Ms. Erickson, Ms. Forneris, Mr. Nealon, Mr. Rassmussen and Mr. Ross provide for at-will employment and do not contain specific compensation or benefits provisions. All of the agreements contain customary confidentiality, non-solicitation and non-competition provisions (one year for Messrs. Bihl, Heggestad and Martin and two years for Mses. Erickson and Forneris and Messrs. Nealon, Rassmussen and Ross).

Change in Control Severance Agreements

Our executive officers, as well as our senior management officers, are each party to a standard change in control severance agreement with us. As described below, Mr. Bihl has entered into a new employment agreement which will, upon the completion of the merger, supersede his change in control severance agreement. These change in control severance agreements provide that if we terminate the executive’s employment without “cause,” or if the executive leaves voluntarily for “good reason,” during the 12-month period after a “change in control” (each as defined in the change in control severance agreements), or prior to a change in control if the termination was a condition of the change in control or at the request or insistence of a person related to the change in control or for Messrs. Bihl, Heggestad and Nealon and Ms. Erickson, if the executive leaves voluntarily during the one month period following the one-year anniversary of the change in control, we (or our successor) would be required to provide the executive with the following benefits:

•	The executive will receive a lump sum cash payment equal to, (1) in the case of Mr. Bihl, two times the sum of Mr. Bihl’s annual salary and target bonus for the year during which the change in control occurs, (2) in the case of Mr. Heggestad, one and one-half times the sum of his annual salary and target bonus for the year during which the change in control occurs, and (3) in the case of the remaining executive officers, the sum of his or her annual salary and target bonus for the year during which the change in control occurs;

•	If the executive elects COBRA coverage under our group health and dental plans, we will pay the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for coverage under our group health and dental plans for up to 12 months;

•	The executive may elect health and dental continuation coverage for up to an additional 12 months after the expiration of the 18-month COBRA period at the executive’s cost;

•	The executive will receive continued life insurance coverage for up to 12 months at a cost no more than the executive paid as an active employee and the company will reimburse the executive quarterly for any amounts that exceed such cost;

•	In the case of Mr. Bihl, Mr. Heggestad, Mr. Nealon and Ms. Erickson, if the executive incurs a tax liability in connection with payments for executive’s continued coverage under our group health and dental plans described above that the executive would not have incurred if the executive had been an active employee, we will make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any taxes on the gross-up payment, the executive would retain an amount of the gross-up payment equal to the initial tax liability in connection with the benefit; and

•	In the case of Mr. Bihl, Mr. Heggestad, Mr. Nealon and Ms. Erickson, if any payments (including the acceleration of pre-2010 stock options) made by us to the executive in connection with a change in control were subject to excise tax imposed by Section 4999 of the Internal Revenue Code, or the Code, on excess parachute payments under Section 280G of the Code, we would be required to make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive would retain an amount of the gross-up payment equal to the excise tax.

In March 2009, the compensation committee determined that any future change in control severance agreements would not provide (i) for the acceleration of outstanding options and equity awards upon completion of a change in control, (ii) for excise tax gross-up payments, (iii) an executive with the ability to terminate his or her employment for any reason during the first full calendar month following the first anniversary date of the change in control and (iv) for a cash “gross-up payment” related to continued coverage under our group health and dental plans.

Because Mr. Bihl, Mr. Heggestad, Mr. Nealon and Ms. Erickson have pre-March 2009 change in control severance agreements, all unvested stock options held by Mr. Bihl, Mr. Heggestad, Mr. Nealon and Ms. Erickson and granted prior to fiscal 2010 would immediately vest in full and become exercisable upon a change in control, whether or not the acquiring entity or successor assumes or replaces the equity awards and whether or not the executive continues to be employed by us (or the successor) after the change in control. Because they have post-March 2009 change in control severance agreements, there is no acceleration of unvested options or restricted share awards for the remaining executive officers in their change in control severance agreements upon completion of a change in control, in the absence of a termination of employment without cause or for good reason within 12 months after the change in control. In February 2010, new forms of equity award agreements were adopted that do not provide for the acceleration of stock options and restricted stock solely upon completion of a change in control, but provide for acceleration of vesting upon both a change in control and a termination of employment without cause or for good reason within 12 months after the change in control. Further, such award agreements provide that the terms of the award agreements supersede the acceleration provisions that may be contained in the change in control severance agreements of the recipient. As such, the vesting of awards granted in 2010 and thereafter to Mr. Bihl, Mr. Heggestad, Mr. Nealon and Ms. Erickson are not automatically accelerated upon completion of a change in control in the absence of a termination of employment without cause or for good reason within 12 months after the change in control as was provided in their change in control severance agreements (although, as previously described, certain of their restricted share awards will vest at the time the merger is completed under the terms of the merger agreement).

The completion of the merger will constitute a change in control under the change in control severance agreements.

Retention Bonus Plan

On April 10, 2011, we adopted the American Medical Systems Holdings, Inc. Retention Bonus Plan for purposes of providing certain key employees with a cash bonus in connection with continued employment with us following the merger. The retention bonus plan will be administered by the compensation committee of our board of directors until the completion of the merger, and thereafter by a committee consisting of our President, our Senior Vice President of Human Resources and the Senior Vice President of Human Resources of Endo. Mr. Heggestad, Ms. Erickson, Mr. Martin, Mr. Fiore, Mr. Rassmussen, Mr. Ross, Mr. Ryan, Mr. Nealon and Ms. Forneris were selected by the compensation committee to participate in the retention bonus plan (Mr. Bihl was not selected to participate).

Under the retention bonus plan each participant is eligible to receive a retention bonus, as determined by the compensation committee, to be paid in a single lump sum no later than 30 days after the retention date or dates established by the compensation committee for such participant, provided the participant remains continuously employed by us through the retention date. If a participant’s employment is terminated without “cause” (as defined in the retention bonus plan) prior to the retention date, subject to the execution and non-revocation of a general release of claims, the participant will be eligible to receive a retention bonus, as determined by the compensation committee, to be paid in a single lump sum on the 60th day after the date on which the participant’s employment is terminated. The total amount that may be payable under the retention bonus plan to all eligible participants, as determined by the compensation committee, is $11.5 million. The amounts that may be payable to each of the following executive officers under the retention bonus plan, as determined by the compensation committee, are $323,600 to Mr. Heggestad, $298,200 to Ms. Erickson, $322,300 to Mr. Martin, $304,400 to Mr. Fiore, $254,700 to Mr. Rassmussen, $270,800 to Mr. Ross, $225,900 to Mr. Ryan, $285,500 to Mr. Nealon and $310,800 to Ms. Forneris. Each such bonus is payable to the executive in two equal installments, with the first installment to be paid on the 6-month anniversary of the completion of the merger, subject to the executive’s continued employment with us through such date, and the second installment to be paid on the 12-month anniversary of the completion of the merger, subject to the executive’s continued employment with us through such date, provided, that if the executive’s employment is terminated without cause prior to the 12-month anniversary of the completion of the merger, then the executive will receive payment of any unpaid installment, subject to the executive’s execution and non-revocation of a general release of claims.

If the merger agreement terminates in accordance with its terms prior to the completion of the merger, the retention bonus plan will terminate and no participant will have any right to any bonus under the retention bonus plan.

Under the retention bonus plan, if it is determined that any retention bonus, when taken together with any other payment or benefit received by the participant in connection with the merger or the termination of the participant’s employment would constitute a parachute payment under Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits under the plan will be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the participant will exceed the net after-tax benefit received by such participant if no such reduction was made. The compensation committee has determined that this provision does not apply to certain participants that are a party to an agreement with us that provides for a gross-up payment in connection with excise tax imposed on the participant under Section 4999 of the Code, including Mr. Heggestad, Mr. Nealon and Ms. Erickson.

Endo Employment Agreement with Anthony P. Bihl, III

On April 10, 2011, Endo and Mr. Bihl entered into an employment agreement which will become effective upon the completion of the merger and, upon its effectiveness, will supersede Mr. Bihl’s amended and restated employment agreement and change in control severance agreement with us. The employment agreement has a term commencing on the date of completion of the merger and ending on the thirteen-month anniversary thereof, subject to automatic one-year extensions thereafter, unless either party provides advance notice of non-renewal. Mr. Bihl is currently employed by us on an “at-will” basis.

The employment agreement does not change Mr. Bihl’s annual base salary, which will remain at $551,200, subject to increase in the discretion of Endo’s Chief Executive Officer. Mr. Bihl will continue to participate in our annual incentive plan for fiscal year 2011, be eligible to participate in Endo’s annual bonus plan for fiscal year 2012, with a target annual bonus equal to 100% of base salary (which is the same target as under his employment agreement with us), and be eligible for a bonus opportunity determined in the discretion of Endo’s Chief Executive Officer beginning with fiscal year 2013. In addition, within 30 days following each of the first and second anniversaries of the date of completion of the merger, Endo will pay Mr. Bihl a cash retention bonus equal to $275,600, provided that he is employed with Endo on the applicable anniversary date. The employment agreement allows Mr. Bihl to participate in Endo’s employee benefit plans generally applicable to employees of Endo following his transition from our benefit plans.

Pursuant to the employment agreement, Mr. Bihl will be eligible to receive equity-based compensation, beginning with grants made in fiscal year 2012, in a targeted amount equal to 200%, and a maximum amount equal to 300%, of his base salary for the fiscal year. On the date of completion of the merger, Endo will grant

Mr. Bihl stock options to purchase Endo common stock valued at $551,200 and a number of restricted stock units valued at $551,200. The stock options will vest with respect to 25% of the shares subject thereto on each of the first, second, third and fourth anniversaries of the date of grant, provided that Mr. Bihl is employed on such dates by Endo. The restricted stock units will vest with respect to 50% of the shares subject thereto on the second anniversary of the date of grant and with respect to 25% of the shares subject thereto on each of the third and fourth anniversaries of the date of grant, provided that Mr. Bihl is employed on such dates by Endo. The stock options and restricted stock units will be subject to the terms and conditions set forth in the applicable plan and award agreement.

The employment agreement provides that if Mr. Bihl’s employment is terminated by Endo without “cause” (other than due to death or disability) or by Mr. Bihl for “good reason” (each as defined in the employment agreement), and subject to his execution and non-revocation of a general release of claims, Mr. Bihl will be entitled to the following: (i) a payment equal to two times the sum of his base salary and his target annual bonus as in effect immediately prior to such termination, (ii) if his employment is terminated prior to the payment of the retention bonus (A) by Endo without cause, a payment of all unpaid portions of the retention bonus, or (B) by Mr. Bihl for good reason, a pro-rata payment of the retention bonus based on his period of employment with Endo, (iii) continued healthcare coverage for one year following such termination on terms no less favorable than those in effect immediately prior to the termination and (iv) fully accelerated vesting of any equity-based awards held by Mr. Bihl prior to the completion of the merger (provided that a termination in connection with a non-renewal of the employment agreement by Endo will constitute a termination without cause for purposes of this clause (iv) only).

If any payments and benefits provided under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of the occurrence of the merger, Endo will make an additional cash “gross-up payment” to him in an amount such that the net amount retained by him after payment of all taxes, including any taxes on the gross-up payment, will be equal to such payments and benefits. Other than this gross-up payment that Mr. Bihl was already entitled to under his current employment agreement with us, Endo did not provide Mr. Bihl any excise tax gross-up in this new employment agreement. Accordingly, if any other payments and benefits provided under Mr. Bihl’s new employment agreement would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be reduced to the extent necessary so that no portion thereof will be subject to such excise tax.

The employment agreement contains non-solicitation and non-competition provisions that each apply during the term of the agreement and for a 12-month period thereafter.

Summary of Potential Payments

The table below contains a summary of the value of certain material payments and benefits payable to our executive officers and directors described in this section under the heading “— Interests of Our Directors and Executive Officers in the Merger.” Amounts shown in the table are estimates and among other things, assume that the merger will be completed on July 15, 2011 and that each executive officer will have a qualifying termination of his or her employment concurrent with the completion of the merger. These estimates will not be used to determine actual benefits paid, which will be calculated in accordance with terms of the related agreement, plan or arrangement and may materially differ from these estimates.

The table does not include the payments and benefits that are not enhanced by the merger, which include:

•	payment for outstanding shares of our common stock pursuant to the merger, including restricted shares of our common stock scheduled to vest prior to July 15, 2011 irrespective of the merger;

•	Option Payments for options to purchase shares of our common stock vested or scheduled to vest prior to July 15, 2011 irrespective of the merger;

•	benefits accrued under our tax-qualified 401(k) plan in which all employees participate;

•	accrued vacation pay, health and life insurance plan continuation, and post-retirement health coverage under our retiree health plan and other similar amounts payable when employment terminates under programs generally applicable to our salaried employees;

•	benefits accrued under our Non-Funded Deferred Compensation and Supplemental Savings Plan; and

•	second quarter fiscal 2011 bonus payments under our 2011 Executive Variable Incentive Awards Plan that are paid in accordance with our plan and are not enhanced by a termination of employment or change in control.

						Total Value of
						Accelerated
			Retention	Tax	Total Value of	Restricted	Total
	Severance	Health	Bonus	Gross-Up/	Accelerated	Share	Potential
Executive Officer/Director	Payments(1)	Benefits(2)	Payments(3)	(Scaleback)(4)	Options(5)	Awards(6)	Payments

Anthony P. Bihl, III	$2,204,800	$20,693	$0	$3,402,706	$5,297,044	$1,279,500	$12,204,743
Mark A. Heggestad	776,640	30,064	323,600	594,450	1,718,245	400,140	3,843,139
Whitney D. Erickson	447,300	20,517	298,200	0	1,604,388	306,750	2,677,155
Jeanne M. Forneris	435,120	4,514	310,800	0	1,139,252	127,200	2,016,886
Joe W. Martin	483,450	600	322,300	0	1,911,742	306,750	3,024,842
Maximillian D. Fiore	426,160	17,137	304,400	0	1,563,140	216,990	2,527,827
John F. Nealon	428,250	30,578	285,500	0	1,175,026	248,550	2,167,904
Thomas K. Rassmussen	343,845	17,137	254,700	(77,910)	1,107,487	205,800	1,851,059
Randall R. Ross	379,120	17,137	270,800	0	1,301,910	216,990	2,185,957
Michael E. Ryan	361,440	17,137	225,900	0	832,810	195,600	1,632,887
Richard B. Emmitt	—	—	—	—	309,892	42,390	352,282
Albert Jay Graf	—	—	—	—	309,892	42,390	352,282
Jane E. Kiernan	—	—	—	—	309,892	42,390	352,282
Robert McLellan	—	—	—	—	309,892	42,390	352,282
Christopher H. Porter	—	—	—	—	309,892	42,390	352,282
D. Verne Sharma	—	—	—	—	309,892	42,390	352,282
Thomas E. Timbie	$—	$—	$—	$—	$309,892	$42,390	$352,282

(1)	This represents the estimated amount of severance payments that may become payable pursuant to the executive officer’s change in control severance agreement as described above under “ — Change in Control Severance Agreements.” The actual benefits paid may differ from these estimates.

(2)	This represents the estimated cost of continued health benefits that may be provided to the executive officer pursuant to the executive officer’s change in control severance agreement, as described above under “ — Change in Control Severance Agreements.” The actual cost of benefits provided may differ from these estimates.

(3)	This represents the estimated amount of retention bonus that may become payable to the executive officer pursuant to the retention bonus plan, as described above under “— Interests of Our Directors and Executive Officers in the Merger — Retention Bonus Plan.” The actual benefits paid may differ from these estimates.

(4)	For Mr. Bihl, Mr. Heggestad, Mr. Nealon and Ms. Erickson, this represents the estimated excise tax gross-up payment that may be paid to the executive officer under his or her respective change in control severance agreement, as described above under “— Interests of Our Directors and Executive Officers in the Merger — Change in Control Severance Agreements.” The actual benefits paid may differ from these estimates.

(5)	See the calculation described in footnotes (1) and (2) to the table above under “— Effect of the Merger on Stock Options.”

(6)	See the calculation described in footnote (1) to the table above under “— Effect of the Merger on Restricted Stock.”

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of our common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. We have not requested a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences described in this proxy statement. The statements in this discussion are not binding on the Internal Revenue Service or any court and, accordingly, we cannot assure you that the tax consequences described in this discussion will not be challenged by the Internal Revenue Service, or if challenged, will be sustained by a court.

This summary is limited to U.S. Holders that hold shares of our common stock as capital assets within the meaning of section 1221 of the Code. In addition, this summary does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	non-U.S. holders (as defined below);

•	brokers or dealers in securities or foreign currencies;

•	tax-qualified retirement plans;

•	passive foreign investment companies and controlled foreign corporations;

•	traders in securities that elect mark-to-market;

•	U.S. expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons that are partnerships for U.S. federal tax purposes, partners in such partnerships, S-corporations for U.S. federal tax purposes, stockholders in such S-corporations or any other pass-through entities;

•	regulated investment companies and real estate investment trusts;

•	persons that hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

•	persons that have a functional currency other than the U.S. dollar; and

•	persons that acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this summary does not address any U.S. federal estate or gift tax consequences; any state, local or foreign tax consequences of the merger; or the tax consequences to holders of our common stock that exercise appraisal rights under Delaware law.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME

TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” means a holder of our common stock that is:

•	an individual citizen or resident of the U.S.;

•	a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons are authorized to control all of its substantial decisions, or (b) it has a valid election in effect to be a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of our common stock (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the particular U.S. federal income tax consequences to them of the merger.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged for cash in the merger. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of our common stock exceeds one year. Long-term capital gains of noncorporate taxpayers are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate taxpayers are taxable at the regular income tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to certain U.S. holders in the merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Certain holders are not subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Internal Revenue Service Form W-9 that each holder will receive with the letter of transmittal following completion of the merger. The Internal Revenue Service Form W-9 will require a U.S. Holder to provide, among other things, the U.S. Holder’s taxpayer identification number and a certification that such holder is a U.S. person, the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. A U.S. Holder that fails to provide its correct taxpayer identification number or falsely certifies that it is not subject to backup withholding may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, if the U.S. Holder timely provides the required information to the IRS.

Regulatory Matters

Antitrust

Under the HSR Act, we cannot complete the merger until we and Endo have filed Notification and Report Forms with the Antitrust Division and the FTC and the applicable waiting period is terminated or expires. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. We and Endo filed Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on April 22, 2011. The initial waiting period under the HSR Act will expire at 11:59 p.m. on May 23, 2011, the 30th calendar day following the filing, unless the FTC terminates the waiting period prior to that time, or the Antitrust Division or the FTC extends the waiting period by requesting additional information or documentary material relevant to the merger. If the Antitrust Division or the FTC makes such a request, the waiting period will be extended until 11:59 p.m. on the 30th calendar day following the date of the parties’ substantial compliance with the request. Thereafter, the waiting period can be extended only by court order or with the parties’ consent.

Under the merger control rules of jurisdictions outside the United States where the parties conduct business, filings may be required and it may be necessary to observe waiting periods and/or obtain approvals prior to completing the merger. The period for review of the merger will vary from jurisdiction to jurisdiction and may be affected by a variety of factors. The review powers vested in foreign competition authorities include the ability to challenge the legality of the merger on the basis of its effects on competition or otherwise on the public interest. At any time before (and in some cases after) the completion of the merger, foreign competition authorities may seek to enjoin the completion of the merger or to impose conditions or remedies, including the divestiture of assets.

Commitment to Obtain Approvals

We, Endo and Merger Sub have agreed to use reasonable best efforts to take, or cause to be taken, and to do, or cause to be done, all actions that are necessary, proper or advisable under applicable laws and regulations to complete the merger.

Appraisal Rights

Holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand.  Any holder of our common stock wishing to exercise appraisal rights must deliver to AMS, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. The demand must reasonably inform AMS of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to AMS at 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to AMS, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation.  Within ten days after the effective date of the merger, the surviving corporation must notify each holder of our common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective.

Filing a Petition for Appraisal.  Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from AMS the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value.  After the Delaware Court of Chancery determines the holders of our common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Endo nor AMS anticipate offering more than the applicable merger consideration to any of our stockholders exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the General Corporation Law will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Financing of the Merger

In connection with the entry into the merger agreement, Endo received a debt commitment letter, dated April 10, 2011, from Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce Fenner & Smith Incorporated and Bank of America, N.A., which are collectively referred to herein as the debt financing sources. The debt commitment letter provides for (a) borrowings under senior secured credit facilities (comprised of a term loan “A” facility of $1.5 billion, a term loan “B” facility of $900 million and a revolving credit facility of $500 million) and (b) $700 million in senior unsecured bridge loans.

The facilities contemplated by the debt commitment letter are subject to satisfaction of certain conditions precedent, including, without limitation:

•	there not having been since January 1, 2011, with certain exceptions, a “material adverse effect” (as defined in the merger agreement) that would have given Endo (or its affiliates) the right to terminate the merger agreement in accordance with its terms, or since April 10, 2011, a “material adverse effect” (as defined in the merger agreement) that is continuing at the initial funding of the debt financing;

•	satisfaction by the debt financing sources that prior to the initial funding of the debt financing, there shall have been no competing offering, placement or arrangement of any debt facilities or bank financing that could materially and adversely disrupt the syndication of the debt financing, with certain exceptions set forth in the debt commitment letter;

•	the negotiation, execution and delivery of definitive financing documentation;

•	the lead arrangers having been afforded a period of 15 consecutive business days (provided that such period shall end before August 22, 2011 or commence after September 6, 2011) from the date of commencement of syndication to syndicate the debt financing (such commencement to occur on the date the final information materials referred to in the debt commitment letter are delivered by Endo to the lead arrangers); and

•	the satisfaction or waiver by the debt financing sources of certain other conditions precedent set forth in the debt commitment letter.

The debt commitment letter terminates on the earliest of (i) October 10, 2011, (ii) the closing of the merger without the use of the debt financing and (iii) the termination of the merger agreement prior to the closing of the merger in accordance with its terms.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This description in this section and elsewhere in this proxy statement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger that is important to you. Stockholders should carefully read the merger agreement in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about AMS. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time

The merger agreement provides that Merger Sub, a Delaware corporation and a wholly owned indirect subsidiary of Endo, will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly owned indirect subsidiary of Endo.

The merger will be completed on the second business day after the satisfaction or waiver of all conditions described under “— Conditions to the Merger” or on such other day as the parties to the merger agreement may mutually agree. We anticipate that the merger will be completed in the third calendar quarter of 2011. However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied. We refer to the closing of the merger in this proxy statement as the completion of the merger.

The completion of the merger will be effective when we and Merger Sub file a certificate of merger with the Secretary of State of the State of Delaware, as required by applicable law, or at such later time as specified in the certificate of merger. We expect to make these filings at the time of the completion of the merger.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the completion of the merger (other than shares held by Endo, us or either of our respective subsidiaries or by holders properly exercising appraisal rights under the General Corporation Law) will be converted at the completion of the merger into the right to receive $30.00 in cash, without interest and less any applicable withholding tax.

If any of our stockholders perfect appraisal rights with respect to any of our shares, then we will treat those shares as described under “The Merger — Appraisal Rights.”

Treatment of Stock Options and Restricted Share Awards

At the completion of the merger, stock options and restricted share awards will be treated as described below:

•	Vested Options. Each vested and exercisable option to acquire common stock that is outstanding immediately prior to the merger will be cancelled and terminated and the holder will be entitled to receive a cash payment at the time of cancellation, without interest and less any applicable withholding tax, equal to the product of (i) the excess, if any, of $30.00 minus the applicable per share exercise price, and (ii) the number of shares subject to the option.

•	Unvested Options. Each other option will convert into an option to acquire the number of shares of Endo common stock (rounded down to the nearest whole share) equal to (i) the number of shares of our common stock subject to the option immediately prior to the completion of the merger, multiplied by (ii) an Equity Exchange Ratio (as defined below). The exercise price per share of any such adjusted option will be an amount (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the option immediately prior to the completion of the merger divided by (B) the Equity

Exchange Ratio. All other terms and conditions of the converted option will be the same as the terms and conditions in effect immediately prior to the completion of the merger.

•	Restricted Share Awards Vesting within One Year of the Merger. All restricted share awards outstanding at the time of the merger and granted prior to entering into the merger agreement which would become vested within one year of the completion of the merger, will be cancelled and the holder will be entitled to receive a cash payment equal to the product of (i) $30.00 and (ii) the number of shares subject to the applicable agreement or stock award.

•	Restricted Share Awards Vesting more than One Year after the Merger. Each other award of restricted AMS common stock will convert into a restricted share award payable in Endo common stock with the same terms and conditions as were applicable to such restricted share award immediately prior to the completion of the merger, except that the number of restricted shares of Endo common stock will be equal to (i) the number of restricted shares of our common stock subject to such restricted share award immediately prior to the completion of the merger, multiplied by (ii) the Equity Exchange Ratio (rounded down to the nearest whole share).

The “Equity Exchange Ratio” is equal to (x) $30.00 divided by (y) the average of the closing prices of Endo common stock on the NASDAQ Global Select Market for the ten trading days ending on (and inclusive of) the trading day that is two trading days prior to the completion of the merger (subject to adjustment to reflect any recapitalization or other similar transaction effected or declared).

Surrender of Stock Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates

Endo has designated           as paying agent under the merger agreement, and at or prior to the completion of the merger, Endo or Merger Sub will deposit (or cause to be deposited) funds with the paying agent in amounts as necessary for the payment of the merger consideration.

As soon as reasonably practicable after the completion of the merger, the paying agent will mail to each person who was a holder of record of our common stock immediately prior to the completion of the merger (other than holders who properly exercise their appraisal rights) a letter of transmittal containing instructions for surrendering certificates representing shares of our common stock or non-certificated shares formerly represented by book-entry. After the completion of the merger, each holder of a certificate representing shares of our common stock or book-entry shares of our common stock immediately prior to the merger will, upon surrender thereof to the paying agent, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $30.00 in cash, less any withholding taxes, for each share of our common stock represented by such certificate or book-entry shares.

No interest will be paid or will accrue on the cash payable upon surrender of any certificate or book-entry. The cash paid upon conversion of our common stock will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock.

If any certificate representing our common stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as surviving corporation may direct as indemnity against any claim that may be made with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately before the completion of the merger and the officers of AMS immediately before the completion of the merger will be the directors and officers of the surviving corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and Endo and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by us to Endo and Merger Sub in connection with signing the merger agreement. While we do not believe that this disclosure letter contains information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, Endo or Merger Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Endo and Merger Sub and are modified in important part by the confidential disclosure letter.

We have made a number of representations and warranties to Endo and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing, qualification to do business and similar corporate matters;

•	our and our subsidiaries’ capital structure as well as the ownership of, and rights and obligations pertaining to, the capital stock, voting securities or other ownership interests in our subsidiaries;

•	our corporate power and authority to enter into the merger agreement and complete the merger, the enforceability of the merger agreement against us, and the due execution and delivery of the merger agreement;

•	the authorization and approval of the merger agreement and the merger by our board of directors and the inapplicability of certain anti-takeover laws to the merger;

•	the absence of violations and breaches of, or conflicts with, our charter documents, certain contracts, or any order or law caused by entering into the merger agreement and completing the merger;

•	consents, approvals, authorizations, permits and filings required from governmental entities to entering into the merger agreement and completing the merger;

•	liens on any of our assets or losses of any of our intellectual property caused by entering into the merger agreement and completing the merger;

•	our filings with the SEC and compliance with federal securities laws, rules and regulations;

•	the preparation of our financial reports in compliance with U.S. generally accepted accounting principles, or GAAP;

•	the maintenance of accounting and disclosure controls and procedures to ensure timely and adequate reporting and compliance with securities laws;

•	the absence of off-balance sheet arrangements or material undisclosed liabilities;

•	the absence of any events that would reasonably be expected to have a material adverse effect on us since January 1, 2011;

•	the operation of our business and our subsidiaries’ businesses in the ordinary course of business since January 1, 2011;

•	the accuracy of the information supplied in connection with this proxy statement;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors;

•	employment and labor matters affecting us or our subsidiaries including our benefits plans;

•	our material compliance with employment laws and the absence of employment litigation;

•	the absence of litigation or administrative proceedings pending or threatened against us and the absence of certain orders against us;

•	our material compliance with tax laws and other tax matters;

•	product liability matters and the absence of product liability litigation;

•	our compliance with applicable laws, agreements to which we or our subsidiaries are a party and permit requirements;

•	environmental matters;

•	our intellectual property;

•	our owned and leased real estate;

•	the validity of, and our compliance with, our material contracts;

•	our compliance with regulatory requirements and healthcare laws;

•	our insurance policies;

•	the absence of unlawful or corrupt payments and bribes;

•	our related party transactions;

•	our receipt of a fairness opinion from J.P. Morgan regarding the fairness, from a financial point of view, of the consideration to be paid to holders of our common stock;

•	the stockholder approval required to complete the merger;

•	the applicability of anti-takeover laws to the merger agreement and the absence of any “poison pill”;

•	our major customers and suppliers; and

•	our compliance with U.S. export and import laws.

Some of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any occurrence, change, event, effect or circumstance that, individually or in the aggregate,

•	is or would reasonably be expected to be materially adverse to our and our subsidiaries’ properties, assets, liabilities, results of operations or financial condition other than:

–	any changes after the date of the merger agreement in general economic conditions or financial markets that do not disproportionately affect us compared to other companies in the medical device industry,

–	any changes after the date of the merger agreement in laws, rules or regulations or GAAP that do not disproportionately affect us compared to other companies in the medical device industry.

–	any general changes after the date of the merger agreement in the medical device industry that do not disproportionately affect us compared to other companies in the medical device industry,

–	conditions arising from war, acts of terrorism, political conditions, weather conditions or other natural disasters,

–	actions taken or not taken (other than actions taken or failures to act, as required by the merger agreement) to which Endo or Merger Sub has expressly consented or requested after April 10, 2011,

–	our failure to meet projections of earnings, revenues or other financial measures (whether such projections were made by AMS or independent third parties) in and of itself (provided that the underlying causes of the such failure, unless otherwise excepted, may be considered in determining whether a material adverse effect has occurred),

–	any change in our stock price or trading volume, in and of itself (provided that the underlying causes of such change, unless otherwise excepted, may be considered in determining whether a material adverse effect has occurred),

–	a determination by, or the delay of a determination by, the U.S. Food and Drug Administration, or the FDA, or other governmental entity, in each case after the date of the merger agreement, related to the approval or non-approval of any of our or our subsidiaries’ products which have not, as of the date of the merger agreement, been approved or cleared by the FDA or another governmental entity, or

–	any legal proceedings made or brought by any of our stockholders related to the merger agreement or the merger; or

•	would prevent or impair our ability to close the merger by October 10, 2011.

Endo and Merger Sub have also made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization and good standing;

•	their corporate power and authority to enter into the merger agreement and complete the merger, their due execution and delivery of the merger agreement and the enforceability of the merger agreement against them;

•	the accuracy of the information supplied by Endo and its subsidiaries in connection with this proxy statement;

•	violations and breaches of, or conflicts with, their respective charter documents, certain contracts, or any order or law caused by entering into the merger agreement and completing the merger;

•	consents, approvals, authorizations, permits and filings required from governmental entities to enter into the merger agreement and complete the merger;

•	the absence of litigation or legal proceedings against Endo or its subsidiaries that would reasonably be expected to materially impede or delay their obligations under the merger agreement or prevent the completion of the merger;

•	that neither Endo or Merger Sub or their affiliates is or has been, during the three year period prior to the date of the merger agreement, an “interested stockholder” as defined in the General Corporation Law;

•	sufficiency of funds to complete the merger;

•	fees to brokers, finders, financial advisors and investment bankers in connection with the transactions described in the merger agreement based on arrangements made by Endo or Merger Sub; and

•	the solvency of the surviving corporation at the completion of the merger, assuming certain conditions in the merger agreement are satisfied or waived and our representations and warranties are accurate.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger or the termination of the merger agreement.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed, except as set forth in our disclosure letter, that until the merger is complete, we will:

•	conduct our business in the ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact our present business organizations;

•	use commercially reasonable efforts to keep available the services of our current officers and employees; and

•	use commercially reasonable efforts to preserve existing relationships with those that have significant business relationships with us or our subsidiaries.

In addition, subject to certain specified exceptions, we have agreed not to do any of the following:

•	issue, sell, grant options or rights to purchase or pledge any of our or our subsidiaries’ equity securities, other than in connection with (1) the exercise of options outstanding on the date of the merger agreement, (2) the issuance of shares under our stock purchase plans in effect on the date of the merger agreement in accordance with existing terms, and (3) issuances upon the conversion of our convertible notes;

•	repurchase, acquire or redeem, directly or indirectly, or amend any of our equity securities, other than (1) the forfeiture or expiration of our options, and (2) the withholding of our stock to pay taxes after the exercise of our options;

•	subdivide, split, combine, exchange, recapitalize or reclassify our equity securities or declare, set aside or pay any dividend or distribution on any of our capital stock;

•	acquire any material assets or any business or equity interest or sell, lease, encumber or dispose of our or our subsidiaries’ assets or securities to a third party, in each case involving the payment of, or the disposition of assets with a fair market value of, $1 million or more, except for raw materials or inventory in the ordinary course of business and consistent with past practice;

•	adopt a plan of liquidation, dissolution, recapitalization or restructuring;

•	enter into, materially amend or adopt any material contract or grant any release of any material rights under any material contract;

•	enter into or modify any material lease of real property;

•	incur or become responsible for any debt, except for ordinary course short-term debt to fund working capital requirements of less than $5 million;

•	repay, redeem or repurchase any debt owed by us or cancel any material debt or claim owed to us;

•	become liable or responsible for the obligations of any third person;

•	make any loan or advance to, or contribute capital to, or investments in, any third person;

•	change any financial accounting methods, principles or significant practices used by it, except as required by GAAP or applicable law;

•	make or change any tax election, extend the statute of limitations or file any extension request relating to material taxes, amend any material tax return, or settle or compromise any material income tax liability;

•	amend our or any of our subsidiaries’ governing documents;

•	grant severance or termination pay, other than pursuant to one of our benefit plans or arrangements, which will become due on or after the completion of the merger, or grant any increases in the compensation or benefits payable to our employees at or above the vice-president level or to our directors;

•	adopt, enter into, amend or terminate any collective bargaining agreement or any agreement with a works council;

•	adopt, enter into, amend or terminate any of our benefit plans or arrangements;

•	incur any material unbudgeted capital expenditure;

•	hire or terminate any employee, other than an employee below the vice-president level in the ordinary course of business;

•	form any business or business entity or enter into any new line of business that is material to us and our subsidiaries;

•	enter into any material contract or other material transaction between us and our subsidiaries, on the one hand, and any of our “affiliates” or “associates” (which have the meanings given to such terms in Rule 12b-2 under the Exchange Act of 1934) on the other hand, other than in the ordinary course of business and on arms’ length terms;

•	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement outside of the ordinary course with, any of our officers or directors or their affiliates or associates;

•	pay, settle or satisfy any action, investigation or other liability other than (i) liabilities reflected in our most recent consolidated financial statements, (ii) liabilities incurred in the ordinary course of business or (iii) the settlement of any action for only monetary damages of less than $500,000 individually or $1 million in the aggregate;

•	except in the ordinary course of business, fail to take any action necessary or advisable to protect or maintain our or our subsidiaries’ material intellectual property; or

•	offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Acquisition Proposals and Standstill Waivers

Under the terms of the merger agreement, we agreed to immediately cease any existing activities, discussions or negotiations with any person other than Endo and Merger Sub conducted before April 10, 2011 relating to, or that would reasonably be expected to lead to, any acquisition proposal (as defined below). We further agreed to request the return or destruction of any nonpublic information provided to any person in connection with such activities, discussions or negotiations and that, we and our subsidiaries will not, and we will cause each of our respective representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage, enter into or otherwise participate in any discussions or negotiations regarding, any acquisition proposal; or

•	provide any information to any person regarding, or afford any person any access to, our properties and books or records, or otherwise take any action to assist or knowingly facilitate, or that would be reasonably expected to assist or facilitate, any person or group with respect to an acquisition proposal.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our stockholders, furnish information to, and engage in discussions or negotiations with, a person that has made an unsolicited bona fide, written acquisition proposal, if:

•	the potential acquirer has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and Endo (including the standstill provisions thereof) and does not prohibit AMS from complying with its non-solicitation obligations;

•	the acquisition proposal did not result from a breach of our non-solicitation obligations described above;

•	a majority of our board of directors determines in good faith (after consultation with a financial advisor and outside legal counsel) that the acquisition proposal is, or would reasonably be expected to result in, a superior proposal; and

•	our board of directors determines in good faith (after consultation with a financial advisor and outside legal counsel) that such actions are necessary in order to comply with its fiduciary duties to our stockholders under applicable law.

We have also agreed to notify Endo promptly (and in any event within 24 hours) (i) if we receive a request for any information relating to us or any negotiations or discussions regarding an acquisition proposal are sought to be initiated and (ii) of the material terms of, and the identity of any person making, such a request or acquisition proposal. Additionally, we are obligated to keep Endo reasonably informed of the status and material details of, and any modifications made to, any acquisition proposal and provide Endo promptly after we receive them, copies of all correspondence or other materials sent or provided to us or our representatives that describes any of the terms. We must also notify Endo if we begin providing information to any third party related to an acquisition proposal.

We have also agreed not to terminate, amend, modify or waive any confidentiality or standstill agreement signed prior to the date of the merger agreement; however, if the majority of our board of directors determines it is necessary in order to comply with the board’s fiduciary duties to our stockholders to permit a third party to commence a tender or exchange offer, then we may waive any standstill provision entered into after April 10, 2011 with such third party if:

•	the tender or exchange offer is for all of our outstanding voting securities; and

•	the board of directors has in accordance with the terms of the merger agreement withdrawn, modified or qualified (or publicly proposed to do so) its recommendation that our stockholders vote in favor of the adoption of the merger agreement, or has approved or recommended, or publicly proposed to approve or recommend, an acquisition proposal.

Board Recommendation

Subject to the exceptions discussed below, under the terms of the merger agreement, we and our board of directors cannot:

•	withdraw, modify or qualify (or publicly propose to do so), in a manner adverse to Endo or Merger Sub, the recommendation of our board of directors that our stockholders vote in favor of the adoption of the merger agreement;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than the merger with Endo; or

•	adopt, approve or recommend or enter into any agreement reasonably expected to lead to an acquisition proposal.

Notwithstanding the foregoing, before our stockholders adopt the merger agreement, our board of directors may withdraw, modify or qualify (or publicly propose to do so) its recommendation that our stockholders vote in favor of the adoption of the merger agreement or approve or recommend, or publicly propose to approve or recommend, an acquisition proposal if:

•	a development or a change in circumstances occurs or arises after April 10, 2011 that was not known by our board of directors as of April 10, 2011, and a majority of the members of our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to change its recommendation that our stockholders vote in favor of the adoption of the merger agreement, would reasonably be likely to constitute a breach of its fiduciary duties to our stockholders under applicable law; or

•	each of the following occur:

–	we have received a bona fide acquisition proposal that did not result from a breach of our non-solicitation obligations,

–	a majority of the members of our board of directors determines in good faith, after consultation with a financial advisor and outside legal counsel, that the acquisition proposal constitutes a superior proposal and that it intends to accept or recommend the acquisition proposal as a superior proposal,

–	a majority of the our board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to our stockholders under applicable law,

–	we provide Endo prior written notice of our board of directors’ intent to change its recommendation at least five days prior to taking such action, including all of the terms and conditions of the acquisition proposal,

–	during such five day period, we negotiate in good faith with Endo to enable Endo to make an offer that is at least as favorable to our stockholders as the acquisition proposal,

–	Endo does not, within the five-day period, make an offer that a majority of our board of directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, to be an offer such that the acquisition proposal no longer constitutes a superior proposal (as long as, in the event of any amendment to the financial or other material terms of the acquisition proposal, a new five-day period is commenced), and

–	our board of directors, after taking into account any modifications to the terms of the merger agreement proposed by Endo, continues to believe that the acquisition proposal constitutes a superior proposal.

Throughout this proxy statement, an “acquisition proposal” means any inquiry, proposal or offer from any person relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase of any assets or businesses that constitute 15% or more of: our revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization), our and our subsidiaries’ assets, any class of our equity securities, or any merger, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving our or our subsidiaries under which any person or its stockholders would own ten percent or more of any class of our or our subsidiaries equity securities or any resulting parent of us, other than this merger with Endo.

Throughout this proxy statement, a “superior proposal” means any bona fide acquisition proposal which:

•	if consummated, would result in the third party making the proposal acquiring beneficial ownership of a majority of our outstanding equity securities or all or substantially all of our and our subsidiaries, combined assets; and

•	our board of directors has determined in its good faith (after consultation with a financial advisor and outside legal counsel) is more favorable from a financial point of view to our stockholders than the merger with Endo, taking into account all relevant factors and is reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of such proposal.

Benefits and Other Employee Matters

From the completion of the merger through December 31, 2012, Endo is required to provide each of our employees who continues to be employed by us following the merger, the same level of base salary or hourly wage, as the case may be, and incentive compensation targets that were provided to such employee immediately prior to the merger, and provide our employees with benefits that are at least as favorable in the aggregate as those provided to such employee immediately prior to the merger.

Endo will provide, or will cause the surviving corporation or our subsidiaries to provide, that periods of employment with us or our subsidiaries prior to the merger will be taken into account for purposes of determining the eligibility for participation and vesting of our continuing employees under all employee benefit plans of Endo or its affiliates, to the same extent taken into account by us under an analogous employee benefit plan immediately prior to the merger. Crediting of service is not required to be given for benefit accrual purposes under any defined benefit pension plan or to the extent that it would result in duplication of benefits over the same period of service.

Special Meeting

Under the merger agreement, we have agreed to convene and hold a special meeting as promptly as reasonably practicable after April 10, 2011 for purposes of considering and voting upon the adoption of the merger agreement by our stockholders.

Efforts to Consummate the Merger; Regulatory Matters

We, Endo and Merger Sub have each agreed to use reasonable best efforts to do all things necessary, proper or advisable under applicable laws to consummate the merger as soon as practicable and no later than October 10, 2011, including:

•	obtaining all necessary consents, licenses, permits, waivers, clearances, approvals, authorizations or orders from governmental entities (including in connection with the HSR Act and under foreign antitrust laws); and

•	providing any notices to third parties and obtaining any third party consents necessary, proper or advisable to consummate the merger.

In connection with its use of reasonable best efforts, Endo is not obligated to sell, divest, hold separate, license or agree to any structural or conduct remedy with respect to operations, divisions, businesses, product lines or assets that would represent an amount of annual revenues of more than $50 million.

Conditions to the Merger

Our, Endo’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the absence of any law, rule, regulation, order or injunction preventing the completion of the merger;

•	the absence of any pending or threatened proceeding by any governmental entity challenging the merger; and

•	any applicable waiting or review period under the HSR Act and applicable foreign antitrust laws has expired or terminated and any required approvals, clearances and waivers have been obtained.

Endo’s and Merger Sub’s obligations to complete the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•	certain specified representations and warranties relating to our organization and capitalization made by us in the merger agreement must be true and correct in all material respects as of April 10, 2011 and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•	all other representations and warranties made by us in the merger agreement must be true and correct as of April 10, 2011 and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in “— Representations and Warranties”) on us;

•	the performance by us in all material respects of our obligations and covenants under the merger agreement;

•	the receipt by Endo of a certificate signed on behalf of us by our chief executive officer or chief financial officer certifying the satisfaction of the foregoing conditions;

•	no material adverse effect on our business has occurred since April 10, 2011 that is continuing; and

•	no law or order may be and remain in effect and no governmental litigation may be pending or threatened which seeks to place material limitations on Endo’s ownership of us or our subsidiaries or requires that Endo divest, hold separate, license or agree to any structural or conduct remedy with respect to operations or assets that would represent an amount of annual revenues of more than $50 million.

Our obligation to complete the merger is also subject to the satisfaction by Endo and Merger Sub or waiver by us of the following conditions:

•	certain specified representations and warranties relating to Endo’s and Merger Sub’s organization and brokers used in the transaction made by Endo and Merger Sub in the merger agreement must be true and correct in all material respects as of April 10, 2011 and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date);

•	all other representations and warranties made by Endo and Merger Sub in the merger agreement must be true and correct as of April 10, 2011 and as of the completion of the merger (except for those representations and warranties that expressly relate to an earlier date which only need to be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to prevent, materially impede or materially delay the transactions contemplated by the merger agreement;

•	the performance by each of Endo and Merger Sub in all material respects of their obligations and covenants under the merger agreement; and

•	our receipt of a certificate signed by an executive officer of Endo certifying the satisfaction of the foregoing conditions.

Termination

The merger agreement may be terminated only if both we and Endo mutually agree to terminate it, or as follows:

•	by either Endo or us if:

–	a court or other governmental entity has permanently restrained, enjoined or otherwise prohibited the merger and the terminating party is in material compliance with its obligations related to reasonable best efforts to obtain antitrust approvals,

–	the merger has not been completed by October 10, 2011 and such delay was not caused by a breach of the merger agreement by the terminating party (provided that Endo may not terminate the merger agreement for this reason if (i) a court or other governmental entity has permanently restrained, enjoined or otherwise prohibited the merger, (ii) the primary cause of such restraint, injunction or other prohibition is securityholder litigation relating to the merger and (iii) Endo was provided an opportunity to consent to settle such securityholder litigation and did not provide such consent),

–	a majority of the outstanding shares of our common stock do not vote to adopt the merger agreement at the special meeting or at any adjournment or postponement thereof (provided that AMS may not terminate the merger agreement for this reason if it is in material breach of its non-solicitation obligations or its obligations relating to the special meeting); or

–	the other party has breached the merger agreement in a manner that results in the failure of certain conditions and such breach is not cured within 30 days following written notice to the party committing such breach or by its nature is not capable of being cured; or

•	by Endo if:

–	our board of directors withdraws, modifies or qualifies (or publicly proposes to do so), in a manner adverse to Endo, its recommendation that our stockholders vote in favor of the adoption of the merger agreement,

–	we fail to include our board of directors’ recommendation that our stockholders adopt the merger agreement in this proxy statement,

–	our board of directors fails to reject (or if requested by Endo, publicly recommend against) any acquisition proposal within ten business days after it is publicly known,

–	we fail to send our stockholders, within ten business days after a tender or exchange offer has commenced by a third party, a statement that our board of directors recommends rejection of the tender or exchange offer,

–	we or our board of directors fail to hold a stockholders meeting for the purpose of voting on the merger agreement with Endo in breach of our obligation to do so (and the principal reason for the failure is not Endo’s material breach of its obligations under the merger agreement),

–	our board of directors fails to publicly reaffirm its recommendation that our stockholders adopt this agreement within seven days of Endo’s request to do so (subject to certain exceptions and limitations),

–	we materially breach our covenants relating to non-solicitation or waiver of standstills described in “— Covenants — No Solicitation of Acquisition Proposals and Standstill Waivers,” or

–	a material adverse effect exists and is continuing; or

•	by us if:

–	(i) we determine that a bona fide, unsolicited, written acquisition proposal constitutes a superior proposal,

–	(ii) our board of directors, after taking into account any modifications to the terms of the Endo merger agreement properly submitted by Endo, believes that the acquisition proposal constitutes a superior proposal after following certain procedures and is permitted to change its recommendation with respect to the merger according to the terms of the merger agreement, and

–	(iii) we pay Endo a termination fee of $90 million.

Expenses and Termination Fees

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is completed. However:

•	If (A) the merger agreement is terminated because (i) the merger has not occurred by October 10, 2011, (ii) our stockholders have not approved the merger agreement at our special meeting, or (iii) we have materially breached our non-solicitation covenant described in “The Merger Agreement — Covenants— No Solicitation of Acquisition Proposals and Standstill Waivers,” (B) a bona fide acquisition proposal has been made public prior to October 10, 2011 in the case of clause (i) above, or prior to the special meeting in the case of clause (ii) above, or prior to the termination of the merger agreement in the case of clause (iii) above, and (C) within twelve months of termination, we complete an alternative transaction or enter into an agreement to do so, then we must pay Endo (x) up to

$45 million of its reasonable and documented transaction costs upon the termination of the merger agreement and (y) an amount equal to $90 million minus what we previously paid to Endo in clause (x) on the date we enter into an agreement with respect to, or complete, an alternative transaction.

•	We must pay Endo a termination fee of $90 million if Endo terminates the merger agreement because:

–	our board of directors withdraws, modifies or qualifies (or publicly proposes to do so), in a manner adverse to Endo, its recommendation that our stockholders vote in favor of the adoption of the merger agreement;

–	we fail to include our board of directors’ recommendation that our stockholders adopt the merger agreement in the proxy statement;

–	our board of directors fails to reject (or if requested by Endo, publicly recommend against) any acquisition proposal within ten business days after it is publicly known;

–	we fail to send our stockholders within ten business days after a tender or exchange offer has commenced by a third party, a statement that our board of directors recommends rejection of the tender or exchange offer;

–	we or our board of directors fails to hold a stockholders meeting for the purpose of voting on the merger agreement with Endo in breach of our obligation to do so (and the principal reason for the failure is not Endo’s material breach of its obligations under the merger agreement); or

–	our board of directors fails to publicly reaffirm its recommendation that our stockholders adopt this agreement within seven days of Endo’s request to do so (subject to certain limitations).

•	We must also pay Endo a termination fee of $90 million if (i) we determine that a bona fide, unsolicited, written acquisition proposal constitutes a superior proposal, (ii) our board of directors, after taking into account any modifications to the terms of the Endo merger agreement properly submitted by Endo, believes that the acquisition proposal constitutes a superior proposal after following certain procedures and is permitted to change its recommendation with respect to the merger according to the terms of the merger agreement and (iii) we terminate the merger agreement.

Indemnification and Insurance

Endo has agreed to honor all indemnification obligations existing in favor of our current or former directors, officers, employees and agents as provided in our organizational documents, material contracts or under any agreement filed with the SEC since January 1, 2008, in effect as of April 10, 2011 with respect to matters occurring prior to or at the completion of the merger, for a period of six years following the completion of the merger and until the final disposition of any action, suit or proceeding commenced during such period.

From and after the completion of the merger, Endo has agreed to maintain in effect for a period of six years, for acts or omissions occurring prior to or at the completion of the merger, policies of directors’ and officers’ liability insurance covering the persons currently covered by our existing directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as our existing policies, so long as the surviving corporation is not required to pay an annual premium for such policies in excess of 200% of the last annual premium paid by us. Prior to the completion of the merger and in lieu of the foregoing coverage, we may purchase a six-year “tail” prepaid policy on our directors’ and officers’ liability insurance policies on terms and conditions no less advantageous than our directors’ and officers’ liability insurance policies, provided that the amount we pay for the “tail” policy may not exceed $1,200,000.

The indemnification and insurance provisions of the merger agreement are intended to benefit, and are enforceable by, the indemnified persons and their respective heirs and legal representatives.

Endo’s Financing of the Merger

Under the merger agreement, Endo has agreed to use reasonable best efforts to do all things necessary, proper or advisable to consummate financing of the transactions contemplated in the merger agreement at or prior to the completion of the merger. Upon our reasonable request, Endo has also agreed to keep us fully informed of material developments regarding the financing process. Endo has the right to make changes to its financing commitment papers so long as the change does not (i) change any of the financing conditions in a manner adverse to us or Endo, (ii) cause or would not reasonably be expected to cause a delay in the ability of Endo to consummate the merger or enforce its rights against the debt financing sources with respect to the debt financing, (iii) reduce the aggregate amount of the debt financing or (iv) release or otherwise result in the termination of the obligations of the debt financing sources (with certain exceptions as set forth in the merger agreement). If, notwithstanding the use of reasonable best efforts by Endo to satisfy its financing obligations under the merger agreement, any portion of the debt financing expires or is terminated prior to the completion of the merger or shall otherwise become unavailable, Endo has agreed to (i) promptly notify us of the expiration, termination or other event relating to the debt financing and the reasons therefor, (ii) use reasonable best efforts to arrange for alternative financing on terms and conditions that are no less favorable to Endo in the aggregate than the terms and conditions in the original financing commitment papers and which does not include any conditions that are in addition to, or in the aggregate more onerous than, the original financing conditions to replace the debt financing and (iii) use reasonable best efforts to obtain a new financing commitment that provides for such alternative financing.

Endo has agreed to notify us within three business days, if at any time (i) any of the financing commitments expire, be withdrawn or be terminated for any reason, (ii) any debt financing source party to any of the financing commitment papers notifies Endo that it no longer intends to provide financing on the terms therein or (iii) to the knowledge of Endo, any party to any of the financing commitment papers is or is alleged to be in breach or default thereunder. Until the completion of the merger, upon the reasonable request of Endo, we have agreed to use reasonable best efforts to cooperate with Endo in obtaining financing for the transactions contemplated in the merger agreement. The completion of the merger is not conditioned upon Endo’s receipt of financing.

Additional Agreements

We and Endo have agreed that neither of us will issue without the other party’s prior written consent any public release or announcement with respect to the merger or the merger agreement, except as such release or announcement may be required by law or the rules or regulations of any applicable stock listing exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party reasonable time to comment on, the final form and content of such release or announcement in advance of its issuance.

We have agreed to file this preliminary proxy statement with the SEC as promptly as reasonably practicable following the signing of the merger agreement. We have also agreed to provide Endo with, and consult with Endo regarding, any comments that may be received from the SEC or its staff with respect to the preliminary proxy statement, respond promptly to any such comments made by the SEC or its staff, mail the proxy statement to our stockholders at the earliest reasonably practicable date and use reasonable best efforts to obtain stockholder approval of the merger. Prior to the special meeting, both we and Endo have agreed to promptly notify the other party, amend or supplement the proxy statement and disseminate it to our stockholders, if we discover the proxy statement contains any untrue statement of a material fact or omits to state any material fact required to be included or necessary in order to make the disclosures in the proxy statement, in light of the circumstances under which they are made, not misleading. We have also agreed to give Endo reasonable opportunity to review and comment on the preliminary proxy statement, the proxy statement and any amendment or supplement thereto, and we have agreed to give due consideration to any of Endo’s comments thereto.

We have agreed, as promptly as reasonably practicable following the date of the merger agreement, to establish a record date for, duly call, give notice of, convene and hold the special meeting of our stockholders for the purpose of obtaining the stockholder approval of the merger agreement. Except as specifically permitted by the merger agreement, our board of directors has agreed to continue to recommend that our stockholders vote in favor of the adoption of the merger agreement and that we use reasonable best efforts to obtain stockholder approval, including the solicitation of proxies. Unless the agreement has been terminated, we have agreed to submit the merger agreement to our stockholders for a vote regardless of (i) the commencement, disclosure, announcement or submission of any other acquisition proposal or (ii) a change in our board of directors’ recommendation to adopt the merger agreement. We may adjourn, postpone or cancel the special meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the proxy statement is provided to our stockholders in advance of a vote on the merger agreement or (ii) to the extent necessary to obtain approval of the merger agreement, if, as of the time for which the special meeting is originally scheduled, there are insufficient shares represented to constitute a quorum necessary to conduct the business of the special meeting or there are insufficient votes to approve the adoption of the merger agreement.

We have agreed, subject to our confidentiality agreement with Endo and applicable laws, to (i) give Endo reasonable access to our employees, offices and other facilities at reasonable times and to our books, contracts, commitments and records, (ii) permit Endo to make inspections, (iii) furnish Endo with our financial and operating data and other information with respect to our business, properties, litigation matters, personnel and environmental compliance and (iv) furnish Endo with all filings we make pursuant to securities laws. We have also agreed to (i) keep Endo informed of (A) any material communication with or from the FDA and any other regulatory authority and (B) any material communications received from any person challenging the validity or ownership of our intellectual property and (ii) not make any written submissions relating to product approvals or any other material submissions to the FDA or any other regulatory authority without prior disclosure to Endo.

We have agreed to promptly notify Endo of any securityholder litigation against our or our directors relating to the merger and to keep Endo informed on a current basis with respect to such litigation. We have further agreed to provide Endo an opportunity to participate in (subject to a customary joint defense agreement), but not control, such litigation; provided, that we may not settle any such litigation without Endo’s prior written consent, which consent may not be unreasonably withheld except that Endo may not be required to consent to any settlement which does not fully release Endo and its affiliates or imposes equitable relief upon Endo or any of its affiliates.

Amendment; Extension; Waiver and Specific Performance

At any time prior to the completion of the merger, any provision of the merger agreement may, to the extent allowed by law, be amended, modified or supplemented by the written agreement signed by us, Endo and Merger Sub, whether or not our stockholders have adopted the merger agreement. However, once our stockholders have adopted the merger agreement, no amendment for which further stockholder approval is legally required will be made without obtaining such further approval. The merger agreement also provides that, at any time prior to the completion of the merger, we, Endo or Merger Sub may extend the time for performance of any obligations or waive any inaccuracies in representations and warranties or compliance with any agreements or conditions contained in the merger agreement. Such extensions and waivers must be in writing and signed by the waiving party.

Except in circumstances in which we or Endo have exercised our termination right in accordance with the provisions in the merger agreement and the termination fee has been paid to Endo, we, Endo and Merger Sub have agreed that we, Endo and Merger Sub will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which we, Endo or Merger Sub are entitled at law or in equity.

PROPOSAL 2 — AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, our board of directors determines it is necessary or appropriate to adjourn the special meeting, we intend to move to adjourn the special meeting. For example, our board of directors may make such a determination if the number of shares of our common stock represented and voting in favor of adoption of the merger agreement at the special meeting is insufficient to adopt that proposal under the General Corporation Law, in order to enable our board of directors to solicit additional proxies in respect of such proposal. If our board of directors determines that it is necessary or appropriate, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjournment of the special meeting to another time and place. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting will be approved if a majority of the shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE

Our common stock is traded on the NASDAQ Global Select Market under the symbol “AMMD.” The table below shows, for the periods indicated, the range of high and low sales prices for our common stock as quoted on the NASDAQ Global Select Market.

	High		Low

Year ended January 2, 2010:
First Quarter		$11.92		$8.90
Second Quarter		$16.40		$11.06
Third Quarter		$17.10		$14.23
Fourth Quarter		$19.49		$15.27
Year ended January 1, 2011:
First Quarter		$20.77		$18.12
Second Quarter		$23.74		$17.46
Third Quarter		$24.12		$18.23
Fourth Quarter		$20.90		$17.93
Year ended December 31, 2011:
First Quarter		$22.41		$18.35
Second Quarter (through , 2011)	$		$

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Select Market on April 8, 2011, the last full trading day before the public announcement of the proposed merger, and on          ,2011, the latest practicable trading day before the printing of this proxy statement:

American Medical Systems Holdings, Inc.
Common Stock Closing Price

April 8, 2011	$22.33
, 2011	$

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the outstanding shares of our common stock, as of April 8, 2011 which, according to the information supplied to us, are beneficially owned by (i) each person known to us to own more than 5% of the our outstanding common stock, (ii) each person who is currently a director of AMS, (iii) each of our named executive officers, determined in accordance with Item 402 of Regulation S-K of the Securities Act of 1933, as amended and (iv) all of our current directors and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable and their address is c/o American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343.

	Common Stock
	Beneficially		Shares of Common Stock
	Owned	Shares Subject to	Beneficially Owned (Including Options Vesting
	(Excluding	Options Vesting	Within 60 Days)(1)(2)
Name of Beneficial Owner	Options)	Within 60 Days(3)	Amount(4)	Percent of Class

BlackRock, Inc.(5)		—	8,126,694	10.5%
Neuberger Berman Group LLC(6)		—	7,835,639	10.2%
FMR Corp.(7)		—	4,575,463	5.9%
Kornitzer Capital Management, Inc.(8)		—	3,836,456	5.0%
The Vanguard Group, Inc.(9)		—	3,828,466	5.0%
Anthony P. Bihl, III	56,762	549,035	605,797	*
Richard B. Emmitt	2,120	140,136	142,256	*
A. Jay Graf	2,120	155,277	157,397	*
Jane E. Kiernan	2,120	120,136	122,256	*
Robert McLellan, M.D.	2,120	80,136	82,256	*
Christopher H. Porter, Ph.D.	87,120	160,136	247,256	*
D. Verne Sharma	2,120	120,136	122,256	*
Thomas E. Timbie	32,120	120,136	152,346	*
Mark A. Heggestad	22,178	250,977	273,155	*
Whitney D. Erickson	17,426	197,142	214,568	*
Joe W. Martin	11,244	77,142	88,386	*
Jeanne M. Forneris	6,351	25,000	31,351	*
All directors and executive officers as a group (17 persons) (10)	306,844	2,453,013	2,759,857	3.5%

*	Less than one percent of the issued and outstanding shares

(1)	Based on 77,195,674 shares of common stock issued and outstanding on April 8, 2011. Shares not issued and outstanding, but considered beneficially owned because of the right of a person or member of a group to purchase them within 60 days from April 8, 2011, are treated as issued and outstanding only when calculating the amount and percent owned by such person or group.

(2)	The shares of common stock include the following numbers of shares subject to restricted stock grants which vest over time and are subject to forfeiture until vested: Mr. Bihl — 42,650 shares; Mr. Heggestad — 13,338 shares; Ms. Erickson — 10,225 shares; Mr. Martin — 10,225 shares; Ms. Forneris — 4,240 shares; and 2,120 shares for each non-employee director.

(3)	All amounts in this column reflect shares subject to options that are vested or that will vest within 60 days of April 8, 2011.

(4)	Numbers are rounded to the nearest whole number.

(5)	On March 11, 2011, BlackRock, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of February 28, 2011, 8,126,694 shares are beneficially owned by the company, of which they have sole voting power and sole dispositive power. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	On February 14, 2011, Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds jointly reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2010, Neuberger Berman Group LLC is the sole parent of both Neuberger Berman LLC and Neuberger Berman Management LLC. Neuberger Berman LLC is deemed the beneficial owner of the shares, which are owned by many unrelated clients, since it has shared dispositive power for 7,835,639 shares and shared voting power with respect to 6,892,255 shares. Neuberger Berman Management LLC beneficially owns 6,320,165 of the shares with Neuberger Berman LLC since it also has shared voting and dispositive power with respect to those securities. Neuberger Berman Equity Funds beneficially owns 6,293,365 of the shares since it has shared voting and dispositive power with respect to those securities. Neuberger Berman LLC and Neuberger Berman Management LLC serve as a sub-adviser and investment manager, respectively, of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. The address of Neuberger Berman LLC is 605 Third Ave, New York, New York 10158.

(7)	On April 8, 2011, FMR LLC reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of April 6, 2011, 4,575,463 shares are beneficially owned by the company, of which they have 319,118 shares of sole voting power and 4,575,463 shares of sole dispositive power. The address of FMR LLC is 82 Devonshire St, Boston, Massachusetts 02109.

(8)	On January 21, 2011, Kornitzer Capital Management, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2010, 3,836,456 shares are beneficially owned by the company, of which they have 3,836,456 shares of sole voting power and 3,730,615 shares of sole dispositive power and 105,841 shares of shared dispositive power. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, Kansas, 66205.

(9)	On February 10, 2011, The Vanguard Group, Inc. reported in a Schedule 13G/A filed with the Securities and Exchange Commission that as of December 31, 2010, 3,828,466 shares are beneficially owned by the company, of which they have 98,311 shares of sole voting power and shared dispositive power and 3,730,155 share of sole dispositive power. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, Pennsylvania, 19355.

(10)	The number of shares beneficially owned includes 63,043 shares and 457,624 shares issuable upon exercise of options beneficially owned by our executive officers other than our named executive officers that are included separately in this table.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

We will hold our 2012 annual meeting of stockholders only if the merger is not completed because following the merger our common stock will be delisted from the NASDAQ Global Select Market, our common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer be a publicly-held company. If the 2012 annual meeting is held, the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for that annual meeting is December 1, 2011. Any such stockholders proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Stockholders who wish to make a stockholder proposal or a nomination for director that is not included in the proxy statement and form of proxy for our annual meeting must deliver or mail notice of such nomination or proposal to our offices at 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Corporate Secretary and General Counsel. Such notice must be received at that address by February 14, 2012. Notice of any such nomination or proposal must comply with our bylaws, as amended. We will publicly notify you of the expected date that we plan to print and mail our 2012 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not completed. If we make a public announcement of the date of our 2012 annual meeting of stockholders fewer than seventy days prior to the date of such annual meeting, nominations for director and stockholder proposals that will be brought before the meeting, but will not be included in the proxy statement and proxy, must be delivered or received no later than the close of business on the tenth day following the day on which we first make such public announcement. Our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2012 annual meeting proxy solicitation materials.

If you wish to submit a proposal for consideration at our next annual general meeting of stockholders but that is not to be included in our proxy statement, you must deliver the proposal in writing (and otherwise comply with the requirements in our by-laws relating to the submission of proposals) to: American Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Corporate Secretary and General Counsel.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

If you have questions about the special meeting or the merger with Endo after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact our proxy solicitor at:

Call Collect:
Toll Free:
Email to:

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED          . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
AMONG
ENDO PHARMACEUTICALS HOLDINGS INC.,
NIKA MERGER SUB, INC.
and
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
Dated as of April 10, 2011

A-i

A-ii

A-iii

Glossary of Defined Terms

Defined Terms	Defined in Section

2036 Notes	3.02(a)
2041 Notes	3.02(a)
Acquisition Proposal	5.02(h)
Adjusted Option	2.04(b)
Adjusted Share Award	2.04(d)
Affiliate	8.11(a)
Agreement	Preamble
Alternative Financing	5.13(c)
Alternative Transaction	7.03(b)(iii)
Associate	8.11(a)
Beneficial Ownership	8.11(b)
Book-Entry Shares	2.02(b)
Business Day	8.11(c)
Certificates	2.02(b)
Chancery Court	8.04
Closing	1.02
Code	1.08
Company	Preamble
Company Adverse Recommendation Change	5.02(d)
Company Benefit Agreements	3.09(a)
Company Benefit Plans	3.09(a)
Company Board Recommendation	3.03(b)
Company Financial Advisor	3.08
Company Option	2.04(a)
Company Participant	3.09(h)
Company Pension Plan	3.09(a)
Company Pension Plans	3.09(a)
Company Registered Intellectual Property	3.15(b)
Company SEC Reports	3.05(a)
Company Securities	3.02(a)
Company Stock Plans	2.04(a)
Company Stockholder Approval	3.23
Company Welfare Plan	3.09(a)
Company Welfare Plans	3.09(a)
Confidentiality Agreement	8.11(d)
Continuing Employee	5.07(b)
Contract	8.11(e)
Convertible Notes	3.02(a)
Copyrights	3.15(a)
Corporation Law	Recitals
Credit Agreement	8.11(f)
Credit Agreement Agent	5.14(a)

A-iv

Defined Terms	Defined in Section

Debt Financing Source	8.11(g)
Disclosure Letter	Article III
Dissenting Shares	2.01
Domain Names	3.15(a)
Effective Time	1.02
Environmental Claim	8.11(h)
Environmental Laws	8.11(i)
Environmental Permits	8.11(j)
Equity Exchange Ratio	8.11(k)
ERISA	3.09(a)
ERISA Affiliate	3.09(a)
ESPP	2.04(a)
Exchange Act	3.04
Existing Credit Agreement	8.11(f)
FDA	3.18(a)
FDA Fraud Policy	3.18(h)
FDA Permits	3.18(b)
FDCA	3.18(a)
Fee	8.11(l)
Financing	4.07(b)
Financing Commitments	4.07(b)
Financing Conditions	4.07(b)
Foreign Antitrust Laws	3.04
Foreign Benefit Plan	3.09(j)
GAAP	3.05(b)
Governmental Entity	3.04
Hazardous Substances	8.11(m)
Health Care Laws	3.18(a)
HSR Act	3.04
Indemnified Person	5.06(a)
Intellectual Property	3.15(a)
IP Contracts	3.17(a)(vi)
Knowledge	8.11(n)
Laws	3.13
Liability	3.05(e)
Liens	3.04
Litigation	3.10
Major Customers	3.25(a)
Material Adverse Effect	8.11(o)
Material Contract	3.17(a)
Maximum Premium	5.06(b)
Merger	1.01
Merger Consideration	1.06

A-v

Defined Terms	Defined in Section

Merger Sub	Preamble
Multiemployer Plan	3.09(d)
Notice of Superior Proposal	5.02(e)
Order	8.11(p)
Outside Date	8.11(q)
Owned Real Properties	3.16(a)
Parent	Preamble
Parent Benefit Plans	5.07(c)
Parent Closing Obligation	8.03(b)
Parent Common Stock	2.04(b)
Parent Disclosure Letter	Article IV
Patents	3.15(a)
Paying Agent	2.02(a)
Payment Fund	2.02(a)
Payoff Amount	5.14(b)
Payoff Letter	5.14(b)
Permits	3.13
Person	8.11(r)
Preliminary Proxy Statement	5.09
Proxy Statement	3.07
Real Property Leases	3.16(b)
Regulatory Authority	8.11(s)
Release	8.11(s)
Representatives	8.11(u)
Restraint	5.05(f)
Restricted Share Awards	2.04(c)
Safety Notice	3.18(e)
Sarbanes-Oxley Act	3.05(a)
SEC	3.05(a)
Securities Act	3.02(a)
Share	1.06
Software	3.15(a)
Solvent	4.09
Special Meeting	5.04
Subsidiary	8.11(v)
Subsidiary Securities	3.02(b)
Superior Proposal	5.02(h)
Surviving Corporation	1.01
Takeover Laws	3.03(b)
Tax Return	3.11(f)
Taxes	3.11(f)
Trade Secrets	3.15(a)

A-vi

Defined Terms	Defined in Section

Trademarks	3.15(a)
Transaction Costs	7.03(a)
U.S. Export Control and Import Laws	3.26(a)
Unvested Share Award	2.04(d)
Unvested Stock Option	2.04(b)
Vested Share Award	2.04(c)
Vested Stock Option	2.04(a)
WARN Act	3.09(p)
willful and material	7.02

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 10, 2011, among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Parent”), NIKA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions (i) approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and declaring advisable and recommending that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “Corporation Law”) and (ii) rendering inapplicable the restrictions of Section 203 of the Corporation Law or any other Takeover Law to the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved, and the Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its stockholder;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into an Employment Agreement with Anthony P. Bihl, III in order to provide for the continued service and employment of Mr. Bihl;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the Corporation Law, Merger Sub shall be merged with and into the Company (the “Merger”) on the second Business Day (as defined below) following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, if permissible, waiver, at the Closing) or on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “American Medical Systems Holdings, Inc.” and shall continue its existence under the Laws (as defined below) of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

Section 1.02  Consummation of the Merger.  On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger, as required by the Corporation Law, which may specify a later date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. Prior to the filing referred to in this Section 1.02, a closing (the “Closing”) will be held at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the ‘‘Effective Time.”

Section 1.03  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

Section 1.04  Certificate of Incorporation and Bylaws.  Subject to Section 5.06(a), the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time, be amended and restated in its entirety to read as set forth on Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law and this Agreement. Subject to Section 5.06(a), the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger and at the Effective Time, be amended in their entirety to read as set forth on Exhibit B hereto and, as so amended shall be the Bylaws of the Surviving Corporation until thereafter amended as permitted by Law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws.

Section 1.05  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.06  Conversion of Shares.  Each share of common stock of the Company, par value $0.01 per share (each, a “Share”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares (as defined below), which shall have only those rights set forth in Section 2.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax) equal to $30.00, without interest (the “Merger Consideration”), upon the surrender of the certificate, if any, representing such Shares in accordance with Article II. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 1.07  Conversion of Common Stock of Merger Sub.  Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock, $0.01 par value, of the Surviving Corporation.

Section 1.08  Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Company Options or Restricted Share Awards, pursuant to this Agreement, or otherwise, such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the ‘‘Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 1.09  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

Section 2.01  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders properly demanding appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be determined to be due to the holders of such Dissenting Shares pursuant to Section 262 of the Corporation Law, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be deemed to have converted into, as of the Effective Time, and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights provided in Section 262 of the Corporation Law and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.02  Payment for Shares.

(a) At or prior to the Effective Time, Parent will, or will cause the Surviving Corporation to deposit, or cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. Such funds may be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares, and following any losses or events that result in the Payment Fund becoming not immediately available or that result in the amount of funds in the Payment Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares to the extent of such insufficiency and (ii) such investments shall be in obligations of or guaranteed by the United States of America or in commercial paper obligations rated A1 or P1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as reasonably practicable and in any event within five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the right to receive Merger Consideration pursuant to Section 1.06: (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares formerly represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration multiplied by the number of Shares evidenced by such Certificate or Book-Entry Shares, as applicable. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax) equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, and such Certificate or Book-Entry Shares shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate and Book-Entry Share shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or Book-Entry Shares, without any interest thereon.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such customary and reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such one-year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

Section 2.03  Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

Section 2.04  Company Options and Restricted Share Awards.

(a) Each option to purchase Shares (a “Company Option”) granted under any stock option plan of the Company, including the American Medical Systems Holdings, Inc. 2000 Equity Incentive Plan, as amended, and the American Medical Systems Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated, or any other plan, agreement or arrangement (together, the “Company Stock Plans”) other than the American Medical Systems Holdings, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”) which is outstanding immediately prior to the Effective Time and which is vested and exercisable (or per the terms of the applicable award agreement, employment agreement or other agreement providing for vesting and exercisability conditions, would become vested and exercisable as of the Effective Time) (each, a “Vested Stock Option”) shall be canceled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash payable at the time of cancellation of such Company Option equal to the product of (i) the excess, if any, of (A) the Merger Consideration minus (B) the per share exercise price of such Company Option, multiplied by (ii) the number of Shares subject to such Company Option (less any income tax or employment tax withholding required under the Code in accordance with Section 1.08).

(b) Each Company Option which is outstanding immediately prior to the Effective Time that is not a Vested Stock Option (each, an “Unvested Stock Option”) shall be adjusted as necessary to provide that, as of the Effective Time, each Unvested Stock Option shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Unvested Stock Option immediately prior to the Effective Time, the number of shares of Common Stock, par value $0.01, of Parent (the “Parent Common Stock”) (rounded down to the nearest whole share) equal to (i) the number of Shares subject to such Unvested Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio. The exercise price per share of any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Unvested Stock Option immediately prior to the Effective Time divided by (B) the Equity Exchange Ratio.

(c) Each outstanding Share subject to vesting conditions or other restrictions as of the Effective Time (collectively, the “Restricted Share Awards”) granted under any Company Stock Plan which is outstanding immediately prior to the Effective Time, and which would become vested prior to the one year anniversary of the Effective Time (determined as of the Effective Time) per the terms of the applicable award agreement, employment agreement or other agreement providing for vesting conditions (each, a “Vested Share Award”), shall be canceled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash payable at the time of cancellation of such Vested Share Award equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to the Vested Share Award (less any income tax or employment tax withholding required under the Code in accordance with Section 1.08).

(d) Each Restricted Share Award that is not a Vested Share Award outstanding immediately prior to the Effective Time (each, an “Unvested Share Award”) shall be adjusted as necessary to provide that, as of the Effective Time, each Unvested Share Award shall be converted into a restricted share award (each, an “Adjusted Share Award”), as applicable, payable in Parent Common Stock, on the same terms and conditions as were applicable to such Unvested Share Award immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to the Adjusted Share Award shall equal (i) the number of shares of Company Common Stock subject to the Unvested Share Award immediately prior to the Effective Time multiplied by (ii) the Equity Exchange Ratio (rounded down to the nearest whole share).

(e) Prior to the Effective Time, the Company shall take all corporate actions necessary to effectuate the treatment of Company Options and Restricted Share Awards contemplated by this Section 2.04, (including, without limitation, the adoption of any required plan amendments, obtaining any required approval of the Board of Directors of the Company or a committee thereof, and/or obtaining any required employee consents) and to ensure that neither any holder of Company Options and Restricted Share Awards, nor any other participant in any Company Stock Plan shall, from and after the Effective Time, have any right thereunder to acquire any securities of the Company, the Surviving Corporation, or Parent, or any of their respective Subsidiaries or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plans, except as provided in this Section 2.04. All amounts payable pursuant to this Section 2.04 shall be paid without interest.

Section 2.05  Company Employee Stock Purchase Plan.  Unless this Agreement is terminated in accordance with Section 7.01, after the date hereof, no future offering periods shall be commenced under the ESPP. The current offering period in effect on the date hereof under the ESPP will continue in accordance with its terms, and options under the current offering period will be exercisable at the normally scheduled time in accordance with the terms of the ESPP; provided, however, that in all events the expiration of such offering period and the final exercise under the ESPP shall occur no later than the last Business Day prior to the Effective Time, and the Company shall take all actions necessary to amend the ESPP to so provide. The Company shall terminate the ESPP effective as of immediately prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 or in any Company SEC Report filed subsequent to such Form 10-K but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature, or (ii) as set forth in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically corresponds to such Section (or in any other section of the Disclosure Letter if the applicability of such disclosure to such Section is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub that the following are true and correct:

Section 3.01  Organization and Qualification.  The Company and each of its Subsidiaries is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted, except for such failures to be so qualified, in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as in effect on the date hereof for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

Section 3.02  Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Shares, par value $0.01 per share. At the close of business on April 8, 2011: (i) 77,195,674 Shares were issued and outstanding, (including 404,470 Restricted Share Awards); (ii) no Shares were held by the Company in its treasury; (iii) an aggregate 7,191,968 Shares were reserved for issuance pursuant to outstanding awards and rights under the Company Stock Plans and the ESPP, of which (A) 6,787,498 Shares were underlying outstanding and unexercised Company Options, (B) 404,470 Shares were subject to outstanding Restricted Share Awards, and (C) no Shares were issuable pursuant to outstanding payroll deductions under the Company’s ESPP; (iv) 940,199 Shares were subject to issuance upon conversion of the Company’s 3 1/4% Convertible Senior Subordinated Notes due 2036 (the “2036 Notes”), and assuming that the Merger is consummated in accordance with the terms of this Agreement on July 1, 2011, 1,148,487 Shares would be subject to issuance upon conversion of the 2036 Notes and (v) 3,792,041 Shares were subject to issuance upon conversion of the Company’s 4% Convertible Senior Subordinated Notes due 2041 (the “2041 Notes,” together with the 2036 Notes, the “Convertible Notes”), and assuming that the Merger is consummated in accordance with the terms of this Agreement on July 1, 2011, 5,779,910 Shares would be subject to issuance upon conversion of the 2041 Notes. Since such date, the Company has not issued any Shares, has not granted any options, restricted stock, stock appreciation rights, warrants or rights or entered into any other agreements or commitments to issue any Shares, or granted any other awards in respect of any Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter sets forth a true, complete and correct list, as of the close of business on April 8, 2011, of (i) all Company Options, the number of Shares subject thereto, the grant dates, expiration dates, the exercise or base prices and the names of the holders thereof, and (ii) all outstanding Restricted Share Awards under the Company Stock Plans, the number of Shares subject thereto, the holders thereof and the vesting schedules thereof. Each outstanding Company Option and Restricted Share Award shall be treated immediately prior to the Effective Time as set forth in Section 2.04.  Each ESPP right shall be treated immediately prior to the Effective Time as set forth in Section 2.04.  Except for the Company Options, the Restricted Share Awards, the Convertible Notes and rights to acquire shares under the ESPP, there are on the date hereof no outstanding (A) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (B) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (C) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as ‘‘Company Securities”) or (D) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities laws, including the Securities Act of 1933, as amended (the “Securities Act”) and “blue sky” laws.

(b) The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

Section 3.03  Authority for this Agreement; Board Action.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the holders of a majority of the outstanding Shares, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The Company’s Board of Directors (at a meeting or meetings duly called and held) has (i) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable this Agreement, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) subject to Section 5.02 resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”), (iv) assuming the accuracy of Parent’s representations in Section 4.06, taken all necessary steps to render the restrictions on “business combinations” set forth in Section 203 of the Corporation Law inapplicable to the Merger and (v) adopted a resolution resolving to elect that any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that purports to be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement shall not be applicable to the Company, Parent, Merger Sub, the Merger or this Agreement.

Section 3.04  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority (including the FDA), agency, commission, tribunal or body (a “Governmental Entity”) except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law or (iv) the applicable requirements of the Nasdaq Global Select Market, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (collectively, “Liens”) on any asset of the Company or any of its Subsidiaries (other than one created by Parent or Merger Sub), (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, or (f) result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s or any Subsidiary’s right to own, use, or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of business of the Company or any of its Subsidiaries; except (x) in each of clauses (b) and (d) where any failure to obtain such consents, approvals, authorizations or permits, any failure to make such filings or any such modifications, violations, rights, breaches or defaults would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (y) in each of clauses (c), (e) and (f) where any failure to obtain such consents, approvals, authorizations or permits, any failure to make such filings or any such modifications, violations, rights, breaches or defaults would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.05  Reports; Financial Statements.

(a) Since January 1, 2008, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. None of the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since January 1, 2008 (the “Company SEC Reports”), including any financial statements or schedules included or incorporated by reference therein, at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing made at least two (2) Business Days prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments).

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended January 1, 2011 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 is accurate in all material respects. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

(e) Neither the Company nor any of its Subsidiaries has any Liability (as defined below) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company except for (i) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of the Company as of January 1, 2011 in the Company SEC Reports or disclosed in the notes thereto, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since January 1, 2011, (iii) Liabilities that are incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby and (iv) Liabilities that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown or matured or unmatured, including those arising under any Law and those arising under any Contract.

Section 3.06  Absence of Certain Changes.  Since January 1, 2011, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that is reasonably likely to have a Material Adverse Effect with respect to the Company, and (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

Section 3.07  Proxy Statement.  The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the ‘‘Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.08  Brokers; Certain Expenses.  No broker, finder, investment banker or financial advisor (other than J.P. Morgan Securities LLC (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

Section 3.09  Employee Benefit Matters/Employees.

(a) Section 3.09(a)(i) of the Disclosure Letter sets forth a list, as of the date hereof, of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to individually as a ‘‘Company Pension Plan” and collectively as the “Company Pension Plans”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (sometimes referred to individually as a “Company Welfare Plan” and collectively as the “Company Welfare Plans”), and each material vacation or paid time off, severance, termination, retention, bonus, change in control, employment, incentive compensation, performance, profit sharing, stock-based, stock-related, stock option, fringe benefit, perquisite, stock purchase, stock ownership, phantom stock and deferred compensation plan, arrangement, agreement and understanding and other compensation, benefit and fringe benefit plans, arrangements, agreements and understandings, sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to, by the Company, or any ERISA Affiliate, in each case, providing benefits to any Company Participant, but not including the Company Benefit Agreements (all such plans, arrangements, agreements and understandings, including any such plan, arrangement, agreement or understanding entered into or adopted on or after the date of this Agreement, collectively, “Company Benefit Plans”). Section 3.09(a)(ii) of the Disclosure Letter sets forth a list, as of the date hereof, of each material employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification or similar agreement that is currently in effect between the Company or any of its Subsidiaries, on the one hand, and any Company Participant, on the other hand (all such Contracts, including any Contract which is entered into on or after the date of this Agreement, collectively, “Company Benefit Agreements”). For purposes of this Section 3.09, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a favorable determination letter or favorable prototype opinion letter from the Internal Revenue Service or an application therefor as to its qualified status and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked or, to the Knowledge of the Company, threatened to be revoked, and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or prototype opinion letter or application therefor relating to any such Company Pension Plan that is reasonably expected to affect the qualification of such Company Pension Plan adversely. Except as would not, individually or in the aggregate, reasonably be expected to result in any material Liabilities to the Company or its Subsidiaries, each Company Benefit Plan and Company Benefit Agreement has been administered in accordance with its terms and with all applicable Laws, including ERISA and the Code.

(c) The Company has made available to Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.

(d) No Company Pension Plan is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(e) Except as set forth in Section 3.09(e) of the Disclosure Letter, no Company Welfare Plan or Company Benefit Agreement provides health or life insurance benefits in any material respect to, or on behalf of, any former employee after the termination of employment except where the benefit is required by Section 4980B of the Code or any similar state Law.

(f) Except as otherwise set forth in Section 3.09(f) of the Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Company Participant who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g) The Company has made available to Parent true and complete copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a written summary of the material provisions of such plan or agreement) in effect on the date hereof, (ii) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan in effect on the date hereof, to the extent any such report was required by applicable Law, (iii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable Law and (iv) each currently effective trust agreement or other funding vehicle relating to any Company Benefit Plan or Company Benefit Agreement.

(h) Neither the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby (either alone or in conjunction with any other event) will, except as expressly contemplated by this Agreement, (i) entitle any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries (each, a ‘‘Company Participant”) to enhanced severance or termination pay, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan or Company Benefit Agreement or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

(i) No payment pursuant to any Company Benefit Plan or Company Benefit Agreement or other arrangement with any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) has been documented or operated in a manner that would subject any Company Participant to any material Tax pursuant to Section 409A of the Code.

(j) Except as would not, individually or in the aggregate, reasonably be expected to result in Liability material to the Company or any of its Subsidiaries taken as a whole, with respect to each Company Benefit Plan and Company Benefit Agreement that is subject to the Law of any jurisdiction outside the United States (each, a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been timely made, or, if applicable, accrued, in accordance with applicable accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance, or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable governmental authorities.

(k) Each individual who is classified by the Company or any of its Subsidiaries as an “employee,” an “independent contractor” or “exempt” from wage and hour Laws is properly so classified, except for any misclassification as would not, individually or in the aggregate, be expected to result in material liability to the Company or any of its Subsidiaries.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, agreement with any works council or other agreement with any labor organization, and there are no labor unions, works councils or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout or other material labor dispute with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past five (5) years.

(m) The Company and each of its Subsidiaries is in material compliance with all applicable Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages. There is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied Contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) To the Knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to the knowledge or use of trade secrets or proprietary information.

(o) There are no pending or, to the Knowledge of the Company, threatened material investigations, audits, complaints or proceedings against the Company or any of its Subsidiaries by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing, including, without limitation:

(i) the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency with authority to investigate claims or charges of employment discrimination in the workplace;

(ii) the United States Department of Labor or any other federal, state, local or foreign agency with authority to investigate claims or charges in any way relating to hours of employment or wages;

(iii) the Occupational Safety and Health Administration or any other federal, state, local or foreign authority with authority to investigate claims or charges in any way relating to the safety and health of employees; and

(iv) the Office of Federal Contract Compliance or any corresponding state, local or foreign agency.

(p) In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 3.10  Litigation.  There is no claim, action, suit, litigation, proceeding or governmental or administrative investigation, arbitration, inquiry or action (“Litigation”) pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.11  Tax Matters.

(a) Each of the Company and its Subsidiaries has duly filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and its Subsidiaries has paid (or there has been paid on its behalf) (i) all material Taxes due and payable by it, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements included in the Company SEC Reports in accordance with GAAP. There are no Liens for any Taxes upon the assets of the Company or any of its Subsidiaries other than (A) statutory Liens for Taxes not yet due and payable and (B) Liens for Taxes contested in good faith by appropriate proceedings.

(b) There is no audit, examination, deficiency, refund Litigation, proposed adjustment or matter in controversy currently in existence with respect to any material Taxes or material Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice of any claim made by a Governmental Entity in a jurisdiction where the Company or its applicable Subsidiary does not file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(d) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract or otherwise, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has since December 31, 2007 through the date hereof (A) changed an annual accounting period or changed any accounting method, (B) settled any Tax claim or assessment in excess of $1 million, or (C) received a Tax ruling or entered into a closing agreement with any taxing authority that resulted in any Tax liability in excess of $1 million.

(g) For purposes of this Agreement, (i) “Taxes” shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties and; and (ii) “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 3.12  Product Liability.  Neither the Company nor any of its Subsidiaries has received notice of, nor is there ongoing, any material product liability Litigation involving the Company or any of its Subsidiaries. To the Knowledge of the Company, Section 3.12 of the Disclosure Letter contains a list of all such material product liability Litigation that has been threatened against the Company or any of its Subsidiaries and which remained unresolved on December 29, 2007, January 3, 2009, January 2, 2010 or January 1, 2011, in each case relating to any of the Company’s products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries. To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there does not exist any state of facts or circumstances that would reasonably be expected to give rise to any product liability Litigation. There is no decree, judgment, injunction, temporary restraining order or any other order outstanding against the Company or any of its Subsidiaries relating to any material product liability Litigation.

Section 3.13  Compliance with Law; No Default; Permits.  Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of its

Subsidiaries is, or has been since January 1, 2008, in conflict with, in default with respect to or in violation of, (i) any statute, law, ordinance, rule, regulation, or requirement of a Governmental Entity (“Laws”) or any Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected and (b) the Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted and to own, operate or lease their respective properties (“Permits”) and such Permits are valid and in full force and effect. No revocation or cancellation of any Permit is pending, and since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company oral, notice from any Governmental Entity (x) threatening to revoke or cancel any Permit or threatening any adverse action with respect to any Permit or (y) alleging that the Company or any of its Subsidiaries is not in compliance with any Law or Order, except in each case for revocations, cancellations, adverse actions or failures to be in compliance which have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of each Permit.

Section 3.14  Environmental Matters.

(a) Each of the Company and its Subsidiaries has been at all times and is in compliance with all applicable Environmental Laws, including possessing all Environmental Permits required for its operations under applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice from any Person, including any Governmental Entity, alleging that the Company or such Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, except with respect to matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the extent that any applicable Environmental Law requires the Company or any of its Subsidiaries to have filed applications to renew any such Environmental Permits, the Company and each such Subsidiary has filed such applications in accordance with the time periods set forth in such Environmental Law in order to allow continued operation in accordance with the terms of such Environmental Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) There is no pending or, to the Knowledge of the Company, threatened Environmental Claim against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any person whose Liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of Hazardous Substances, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, or otherwise would reasonably be expected to result in any cleanup, costs or liabilities under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has provided or made available to Parent all material assessments, reports, data, results of investigations or audits, and other material information produced since January 1, 2008, that is in the possession of or reasonably available to the Company or any of its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company or any of its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is required by any Environmental Law or by virtue of the Merger or the other transactions contemplated hereby, or as a condition to the effectiveness of the Merger or any of the other transactions contemplated hereby, (i) to perform a site assessment or investigation for Hazardous

Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Entity, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining in any way to environmental matters.

Section 3.15  Intellectual Property.

(a) ‘‘Intellectual Property” shall mean any intellectual property of any type or nature in any jurisdiction throughout the world, including without limitation: (i) trademarks, service marks, corporate names, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); (ii) industrial designs, patents and patent applications (including divisions, continuations, continuations-in-part, reexaminations, and renewals), and any renewals, extensions, supplementary protection certificates or reissues thereof (“Patents”); (iii) rights in computer programs (whether in source code, object code or other forms), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentations including user manuals and training materials, related to any of the foregoing (“Software”); (iv) works of authorship and other copyright rights, including rights in Software, whether registered or not, and all applications and registrations for the foregoing, and any renewals or extensions thereof (“Copyrights”); (v) trade secrets, non-public information, and all other confidential or proprietary information and materials, including, discoveries, research and development, ideas, know-how, inventions, proprietary processes, designs, procedures, laboratory notes, technical information, formulae, biological materials, models and methodologies, in each case whether patentable or not, and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (vi) all registered domain names (“Domain Names”); and (vii) the right to sue for past infringement, misappropriation, or other violation of any of the foregoing.

(b) Section 3.15(b) of the Disclosure Letter sets forth a true and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and Trademark applications, (iii) Copyright registrations and Copyright applications, and (iv) Domain Names, in each of the foregoing clauses (i), (ii), (iii) and (iv), that is owned by the Company or its Subsidiaries in any jurisdiction throughout the world (“Company Registered Intellectual Property”), together with: the name of the current owner(s) of record; the applicable jurisdiction; and the application or registration number. Except as otherwise indicated, the Company or a Subsidiary of the Company is the sole and exclusive beneficial and record owner of all such Company Registered Intellectual Property, free and clear of any Liens.

(c) All Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable. Since January 1, 2008, except as set forth in Section 3.15(c) of the Disclosure Letter, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability, registrability, maintenance or ownership of any Intellectual Property owned by the Company, or any Intellectual Property used but not owned by the Company or its Subsidiaries, nor is the Company or its Subsidiaries a party of any proceeding relating to any such challenge.

(d) The Company or a Subsidiary of the Company owns or is licensed or otherwise has the right to use all Intellectual Property used in or held for use for the conduct of its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the operation of the business of Company and each of its Subsidiaries as currently conducted, and as conducted since January 1, 2008, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party. Since January 1, 2008, neither Company nor any of its Subsidiaries have received any written notice from any third party and, to the Knowledge of Company, there is no other assertion or threat from any third party or a valid basis for any claim (i) that the operation of the business of Company or any of its Subsidiaries, or any of their products or services, infringes, misappropriates or violates the Intellectual Property of any third party, (ii) challenging the ownership, validity, or enforceability of any Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries, (iii) alleging that the use by the Company or any of its Subsidiaries of Intellectual Property licensed to the Company or any of its Subsidiaries is in breach of any applicable agreement pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property, or (iv) alleging misuse or antitrust violations arising from the use or other exploitation by the Company or any of its Subsidiaries of any Intellectual Property.

(e) To the Knowledge of the Company, (i) no third party is misappropriating, infringing or violating, either directly or indirectly, any Intellectual Property owned or used by the Company or any of its Subsidiaries in the conduct of the business, (ii) since January 1, 2008, no Person has misappropriated, infringed or violated, either directly or indirectly, any Intellectual Property owned or used by the Company or any of its Subsidiaries, and (iii) since January 1, 2008, no Litigation has been brought or threatened against any third party by the Company or any of its Subsidiaries, with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the IP Contracts (other than as ancillary to a sale of products to customers), and to the Knowledge of the Company, no royalties, honoraria or other fees are payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property rights, except pursuant to the IP Contracts. Neither the Company nor any of its Subsidiaries has granted any third party any right to control the prosecution or registration of any material Intellectual Property or to bring, defend or otherwise control any Litigation with respect to any material Intellectual Property owned by the Company or any of its Subsidiaries, except as expressly permitted under an IP Contract. Neither the Company nor any of its Subsidiaries has entered into nor is subject to any orders, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes, litigation or adversarial proceedings that (A) restricts the Company or any Subsidiaries with respect to any material Intellectual Property, (B) restricts the Company’s or any of its Subsidiaries’ businesses in any material manner in order to accommodate any third party’s Intellectual Property, or (C) permits any third party to use any material Intellectual Property, in each case except as expressly permitted under an IP Contract.

(g) The Company and each of its Subsidiaries has implemented reasonable measures to maintain the confidentiality of the Trade Secrets. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, (i) each current or former employee of the Company and its Subsidiaries has executed an agreement protecting the confidentiality of the Trade Secrets and assigning rights to the Company or a Subsidiary of the Company in any Intellectual Property developed while working on behalf of the Company or such Subsidiary and (ii) each contractor that was engaged to develop any material Intellectual Property for the Company or its Subsidiaries or that has had access to any material Trade Secrets has executed an agreement protecting the confidentiality of the Trade Secrets and assigning rights to the Company or a Subsidiary of the Company in any Intellectual Property developed while working on behalf of the Company or such Subsidiary. To the Knowledge of the Company, there has not been any disclosure of any material confidential information of the Company or any of its Subsidiaries (including any confidential information of any other third party disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted or is likely to result in the loss of rights in and to such confidential information. Since January 1, 2008, no Litigation has been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any third party’s confidential information, privacy or personal information or data rights, and the Company and its Subsidiaries have complied in all material respects with all applicable Laws, as well as its own publicized rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personally identifiable information.

(h) To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property rights owned, used, or held for use by the Company or any of its Subsidiaries.

(i) No current or former partner, director, officer, contractor or employee of the Company or any of its Subsidiaries will, as a result of the transactions contemplated hereby, own or retain any rights to use any of the Intellectual Property owned, used, or held for use by the Company or any Subsidiary.

(j) With respect to the use of Software that is material to the conduct of the business, (i) no material capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or any of its Subsidiaries or capital expenditures which are contemplated by the capital expenditure budget provided or made available to Parent prior to the date of this Agreement, and (ii) the Company or Subsidiaries have not experienced any material defect in such Software which was internally developed by the Company or its Subsidiaries and included on Section 3.15(j) of the Disclosure Letter, including any material error or omission in the processing of any transactions, other than defects which have been corrected.

Section 3.16  Real Property.

(a) Section 3.16(a) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company (the “Owned Real Properties”). The Company or one of its Subsidiaries has good and marketable title to each of the Owned Real Properties, free and clear of all Liens other than Liens (i) reflected on the financial statements of the Company, (ii) for current Taxes not yet past due and payable or delinquent, (iii) which are disclosed on the title insurance policies issued to the Company, true, correct and complete copies of which have been delivered to Parent, or (iv) which do not materially interfere with the Company’s use and enjoyment of the Owned Real Properties or materially detract from or diminish the value thereof. There are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation or similar proceeding with respect to any of the Owned Real Properties. The Company has heretofore delivered to Parent true, correct and complete copies of all material leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property to a third party. To the Knowledge of Company, each such lease is valid, binding and in full force and effect, all rent and other sums and charges payable to the Company or its Subsidiaries as landlords thereunder are current in all material respects. To the Knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or the tenant thereunder exists under any such lease.

(b) Section 3.16(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the ‘‘Real Property Leases”). The Company has heretofore delivered to Parent true, correct and complete copies of all material Real Property Leases (including all material modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is, to the Knowledge of the Company, valid and binding and is in full force and effect, enforceable against the Company or one of its Subsidiaries that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity), and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current in all material respects. To the Knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or the landlord thereunder exists under any Real Property Lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens except (i) those reflected or reserved against in the balance sheet of the Company as of January 1, 2011, and included in the Company SEC Reports, (ii) Taxes and general and special assessments not yet past due and payable or delinquent, (iii) any Liens solely affecting the fee interest in such parcel and with respect to which either (A) the Company’s or its Subsidiary’s rights are superior to such Liens, or (B) there is a valid and enforceable subordination and non-disturbance agreement pursuant to which the rights and interests of the Company or its Subsidiary, as applicable, will not be disturbed if the landlord thereunder defaults under such Lien and (iv) other Liens which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof. No brokerage commissions, fees or similar costs or expenses are owed by the Company or any of its Subsidiaries with respect to any Real Property Leases. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation or similar proceeding with respect to any property leased pursuant to any of the Real Property leases.

Section 3.17  Material Contracts.

(a) Section 3.17(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub true, correct and complete (subject to any necessary redactions of price and counterparty)

copies (or written summaries for any unwritten Contracts) of, all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contain covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Parent or any of their Affiliates): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, or (C) to enforce its rights under any Contract or applicable Law, including any covenant not to sue;

(iii) is an employment, severance or change in control agreement that provides aggregate future benefits, including severance, to an employee or former employee, officer or director of the Company or any of its Subsidiaries in excess of $150,000 in any twelve (12) month period (other than any unwritten Contract for the employment of any such employee or former employee implied at law);

(iv) requires future payments by or to the Company or any of its Subsidiaries in excess of $1,500,000 per annum and contains “change of control” or similar provisions (other than provisions requiring only notice of a change of control and provisions which are not triggered by the Merger), except for Contracts terminable by either party upon notice of 60 days or less;

(v) provide for or governs the formation, creation, operation, management or control of any partnership or joint venture arrangement with any Person other than the Company or its wholly-owned Subsidiaries;

(vi) involve (A) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property owned by a third party (other than off the shelf or commercially available Software); (B) the joint development of products or technology with a third party; (C) the grant to a third party by the Company or any of its Subsidiaries of the right to use, enforce or register any of its material Intellectual Property (other than as ancillary to a sale of products to customers); (D) any coexistence agreement or covenant not to sue; or (E) a restriction in the Company’s or a Subsidiary’s right to use or register any material Intellectual Property (collectively, “IP Contracts”);

(vii) that require aggregate future payments in excess of $500,000 for capital expenditures or for the acquisition or construction of fixed assets, other than Contracts (including any replacement Contracts) that are contemplated by the capital expenditure budget provided or made available to Parent prior to the date of this Agreement;

(viii) are the largest Contract (by dollar value based on the fiscal year ended January 1, 2011) with (A) each Major Customer, (B) each Major Supplier, and (C) each of the fifteen (15) largest distributors of products of the Company and its Subsidiaries for the fiscal year ended January 1, 2011;

(ix) pursuant to which the Company or any of its Subsidiaries has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party;

(x) involve any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract;

(xi) other than solely among wholly owned Subsidiaries of the Company, relate to (A) indebtedness having an outstanding principal amount in excess of $2,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual contingent obligations of the Company and its Subsidiaries under such Contract are greater than $2,000,000;

(xii) involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated;

(xiii) which are (A) not otherwise required to be disclosed by another clause of this Section 3.17(a), (B) not a Contract with customer, supplier or distributor of the Company, and (C) by its terms calls for future aggregate payments by the Company and its Subsidiaries or for the Company or any of its Subsidiaries under such Contract of more than $1,500,000 in any one year (including by means of royalty payments);

(xiv) require future payments or expenditures and relate to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

(xv) are leases or sub-leases of any equipment, machinery, vehicle or other tangible personal property which require future annual payments in excess of $500,000;

(xvi) is a lease or sub-lease of real property;

(xvii) is between the Company and any of its Subsidiaries, other than any Contract relating to the operation of the Company and its Subsidiaries in the ordinary course consistent with past practice;

(xviii) contains a right of first refusal, first offer or first negotiation;

(xix) required during the last twelve (12) months, or is reasonably expected to require in the future, payments from the Company or any of its Subsidiaries to any person or organization who, to the Knowledge of the Company, has made referrals to the Company or any of its Subsidiaries;

(xx) contains covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is in the ordinary course of business consistent with past practice or reasonably expected to be less than $500,000 (excluding attorneys’ fees); or

(xxi) relates to an acquisition and provides that the Company or any of its Subsidiaries has any “earn-out” or other contingent payment obligations.

Each Contract of the type described in this Section 3.17(a) is referred to herein as a ‘‘Material Contract”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and (ii) the Company and its Subsidiaries have and, to the Knowledge of the Company each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or to the Knowledge of the Company, by any other party thereto, except for those defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.18  Regulatory Compliance.

(a) The Company and its Subsidiaries are, and since January 1, 2008 have been, in compliance with all health care laws applicable to the Company and its Subsidiaries, or by which any property, business product or other asset of the Company and its Subsidiaries is bound or affected, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Stark law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (the “FDCA”), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), any comparable foreign, federal or state laws, and the regulations promulgated pursuant to such laws (collectively, “Health

Care Laws”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity, including, without limitation, the United States Food and Drug Administration (“FDA”), the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, alleging potential or actual non-compliance by, or liability of, the Company under any Health Care Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company and its Subsidiaries hold such Permits of the FDA required for the conduct of their respective businesses as currently conducted (collectively, the “FDA Permits”) and all such FDA Permits are in full force and effect, except where the failure to hold an FDA Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have fulfilled and performed all of their material obligations with respect to the FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any FDA Permit, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any material written information from the FDA or any other Governmental Entity with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or such other Governmental Entity, other than routine regulatory comments.

(c) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by the Company and its Subsidiaries have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) To the Knowledge of the Company, the design, manufacture, testing and distribution of products by or on behalf of the Company and its Subsidiaries is being, and since January 1, 2008 has been, conducted in compliance in all material respects with all applicable Health Care Laws, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products sold in the United States, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Since January 1, 2008, the Company and its Subsidiaries have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of the Company and its Subsidiaries (each, a “Safety Notice”). To the Knowledge of the Company, as of the date hereof, there are no facts which are reasonably likely to cause a Safety Notice. Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any product or product candidate, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or product candidate or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product or product candidate produced at any facility where any product or product candidate is manufactured, tested, processed, packaged or held for sale.

(f) To the Knowledge of the Company, the clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company and its Subsidiaries or their products or product candidates have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812, 814 and 820, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Governmental Entity since January 1, 2008 requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries, or in which the Company or the any of its Subsidiaries have participated.

(g) Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from the FDA or any other Regulatory Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any Regulatory Authority, contesting the investigational device exemption, premarket clearance or approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company or Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (collectively, “FDA Fraud Policy”), or otherwise. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any its Subsidiaries, has made an untrue statement of a material fact to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke the FDA Fraud Policy or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

(i) As of the date hereof, no product manufactured and/or commercially distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law) or (iii) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or any similar Law), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

Section 3.19  Insurance.  Section 3.19 of the Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.20  Questionable Payments.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (nor any of their respective Representatives) has, in connection with the operation of their respective businesses, (a) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, or (b) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 3.21  Related Party Transactions.  No current director, officer, Affiliate or Associate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract with the Company or any of its Subsidiaries of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22  Opinion of Financial Advisors of the Company.  Prior to the execution of this Agreement, the Company has received an opinion from the Company Financial Advisor to the effect that, on the basis of and subject to the matters set forth therein, as of the date thereof, the Merger Consideration to be paid to the holders of common stock of the Company in the Merger is fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified

Section 3.23  Required Vote of Company Stockholders.  The only vote of the stockholders of the Company required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement in accordance with the Corporation Law (the “Company Stockholder Approval”). No other vote of the stockholders of the Company is required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt this Agreement and approve the Merger.

Section 3.24  State Takeover Statutes Inapplicable; Rights Agreement.  The Board of Directors of the Company has taken all action necessary so that (assuming Section 4.06 is correct) the restrictions on “business combinations” set forth in Section 203 of the Corporation Law are inapplicable to, and to the Knowledge of the Company no other Takeover Law is applicable to, the Merger and the other transactions contemplated hereby. The Company does not have in effect any “poison pill” or stockholder rights plan.

Section 3.25  Commercial Relationships.

(a) Section 3.25(a) of the Disclosure Letter sets forth the fifteen (15) largest customers of the Company and its Subsidiaries for the fiscal year ended January 1, 2011 (“Major Customers”), as measured by the dollar amount of payments made by such customers. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notification that any such customer intends to terminate or adversely change its relationship with the Company or any of its Subsidiaries in any material respect.

(b) Section 3.25(b) of the Disclosure Letter sets forth the fifteen (15) largest suppliers of parts, inventory, components or other materials used in the products of the Company and its Subsidiaries for the fiscal year ended January 1, 2011 (“Major Suppliers”), as measured by the dollar amount of payments made to such suppliers. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notification that any such supplier intends to terminate or adversely change its relationship with the Company or any of its Subsidiaries in any material respect.

Section 3.26  U.S. Export and Import Controls.

(a) The Company and each of its Subsidiaries are, and since January 1, 2008 have been, in material compliance with applicable United States export control and import laws, and with United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq. ), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, the “U.S. Export Control and Import Laws”).

(b) Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries or any agent or employee thereof has had a material violation of, is not in material compliance with, or has any material liability under, any U.S. Export Control and Import Laws.

(c) Since January 1, 2008, neither the Company nor any of its Subsidiaries has made or intends to make any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any U.S. Export Control and Import Laws.

(d) To the Knowledge of the Company, since January 1, 2008, there have been no investigations or administrative enforcement actions, pending or closed by any Governmental Entity with respect to any potential material violation or liability of the Company or any of its Subsidiaries arising under or relating to any U.S. Export Control and Import Laws.

Section 3.27  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or in any other reports, schedules, forms, statements and other documents filed by Parent with the SEC subsequent to such Form 10-K but prior to the date of this Agreement, but excluding any disclosures set forth in any risk factor section and any general statements which, in each case, are cautionary, predictive or forward-looking in nature, or (ii) as set forth in the section of the Parent disclosure letter dated the date hereof and delivered by Parent to the Company with respect to this Agreement prior to the date hereof (the “Parent Disclosure Letter”) that specifically corresponds to such Section (or in any other section of the Parent Disclosure Letter if the applicability of such disclosure to such Section is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01  Organization and Qualification.  Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder, each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.02  Authority for this Agreement.  Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, the Board of Directors of Parent and the Board of Directors of Merger Sub have each declared the advisability of and approved this Agreement and the Merger at meetings duly called and held (or by unanimous written consent).

Section 4.03  Proxy Statement.  None of the information supplied by Parent, Merger Sub or any Affiliate or Representatives of Parent or Merger Sub in writing, expressly for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.04  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound, except that in each of clauses (b), (c) or (d) where any failure to obtain such consents, approvals, authorizations or permits, any failure to make such filings or any such violations, conflicts, breaches or defaults would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder.

Section 4.05  Litigation.  There is no Litigation pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder. Neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder.

Section 4.06  Interested Stockholder.  Neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the Corporation Law.

Section 4.07  Sufficient Funds.

(a) The aggregate proceeds from the Financing, together with Parent’s current cash on hand, will provide Parent with sufficient funds at the Effective Time to consummate the Merger and to pay all costs, fees and expenses incurred by Parent, Merger Sub and the Company in connection with this Agreement and the transactions contemplated by this Agreement (including any refinancing or repayment of indebtedness of Parent, Merger Sub or the Company required in connection therewith).

(b) Parent has delivered to the Company true, complete and correct copies of executed commitment letters, dated as of the date hereof, from Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. (the “Financing Commitments”), pursuant to which the Debt Financing Sources parties thereto have agreed, subject only to the conditions precedent set forth in the fourteenth paragraph of the Financing Commitment letter; the Certain Funds Provision (as defined in the Financing Commitments) therein and, solely with respect to the senior secured facilities described in the Financing Commitments, the other conditions set forth in Part IV of the Senior Term Sheet (as defined in the Financing Commitments) under the heading “Initial Conditions” and the conditions set forth in clause (a) of Part IV of the Senior Term Sheet under the heading “Ongoing

Conditions”; and, solely with respect to the bridge facility described in the Financing Commitments, the other conditions set forth in Section 4 of the Bridge Term Sheet (as defined in the Financing Commitments) under the heading “Initial Conditions” (collectively, the “Financing Conditions”), to provide the debt financing set forth therein for the purposes of financing the transactions contemplated hereby (the ‘‘Financing”). The Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, none of the Financing Commitments has been amended, supplemented or modified in any respect, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated, repudiated or rescinded in any respect. None of the Financing Commitments will be amended, supplemented, modified or waived in any respect at any time thereafter except as expressly permitted by Section 5.13(b).  As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term, or a failure of any condition, of any Financing Commitment and neither Parent nor Merger Sub has any reason to believe that (i) it or any other party thereto will be unable to satisfy on a timely basis any term of, or condition set forth in, the Financing Commitments on or prior to the Closing or (ii) the Financing will not be made available to Parent and Merger Sub on the Closing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than the Financing Conditions, and the only conditions precedent or other contingencies relating to the funding of the Financing on the Closing that will be included in the definitive documentation with respect to the Financing shall be the Financing Conditions. There are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing or the financing of any of the transactions contemplated by this Agreement other than as expressly set forth in the Financing Commitments, the fee letters, dated as of the date hereof, from Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. relating to the Financing Commitments, a true, complete and correct copy of which Parent has delivered to the Company in a redacted form removing only the fees payable on the Closing to the Debt Financing Sources party thereto, and the engagement letter, dated as of the date hereof, from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated relating to the Financing, a true, complete and correct copy of which Parent has delivered to the Company in a redacted form removing only the fees payable on the Closing. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing, and Parent represents that any other fees that are due under the Financing Commitments are required to be paid no earlier than the Closing.

Section 4.08  Brokers.  The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

Section 4.09  Solvency.  As of the Effective Time, assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing and the payment of the aggregate Merger Consideration and the consideration in respect of the Company Options, Company Stock Awards and awards issued pursuant to the ESPP pursuant to Section 2.04 and any other repayment or refinancing of debt that may be contemplated in the Debt Commitment Letters or otherwise, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.09, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (y) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.10  Disclaimer of Other Representations and Warranties.  Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger, (b) Parent and Merger Sub are not relying on any other representations or warranties, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

COVENANTS

Section 5.01  Conduct of Business of the Company.  Except as described in Section 5.01 of the Disclosure Letter or as expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided for by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent (including by electronic mail), (provided, that Parent shall use its reasonable best efforts to provide a response within five (5) Business Days following the applicable request for consent, which requests shall be made solely by the person designated on Section 5.01 of the Disclosure Letter) the Company shall not and shall not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than in connection with (1) the exercise of Company Options that are outstanding on the date of this Agreement in accordance with their present terms, (2) the issuance of shares upon the exercise of any options granted under the ESPP pursuant to any purchase period in effect on the date of this Agreement in accordance with existing terms and payroll elections, and (3) issuances upon the conversion of the Convertible Notes;

(b) repurchase, acquire or redeem, directly or indirectly, or amend any Company Securities, other than in connection with (1) the forfeiture or expiration of outstanding Company Options, and (2) the withholding of shares of Company common stock to satisfy Tax obligations with respect to the exercise of Company Options pursuant to any obligations contained in the Company Stock Plans;

(c) subdivide, split, combine, exchange, recapitalize, reclassify or enter into any similar transaction with respect to any of its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(d) (i) make (x) any acquisition or cause any acquisition to be made, by means of a merger, consolidation, recapitalization, joint venture or otherwise, of any material assets or any business or equity interest of any Person or (y) any sale, lease, encumbrance or other disposition of assets or securities of the Company any of its Subsidiaries or any third party, in each case involving the payment of consideration (including consideration in the form of assumption of liabilities) of $1 million or more or the disposition of assets or securities with a fair market value in excess of $1 million, except for purchases or sales of raw materials or inventory made in the ordinary course of business and consistent with past practice, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, (iii) enter into any Material Contract or amend any Material Contract in any material respect or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract or (iv) enter into, modify, supplement or amend any material lease or sublease of any real property;

(e) (i) incur, assume or otherwise become liable or responsible for any long term debt or short term debt, except for short-term debt incurred in the ordinary course of business consistent with past practice to fund working capital requirements in an amount not to exceed $5,000,000 at any time, (ii) repay, redeem or repurchase any long-term or short-term debt or (iii) cancel any material debt or claim owed to the Company or any of its Subsidiaries;

(f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(h) change in any respect, any financial accounting methods, principles or significant practices used by it, except as required by GAAP or applicable law;

(i) make or change any Tax election, extend the statute of limitations or file any extension request (except for any such actions which do not require the approval of an officer of the Company pursuant to Law) relating to material Taxes with any Governmental Entity, amend any material Tax Return, or settle or compromise any material income Tax liability;

(j) adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents);

(k) grant any severance or termination pay (other than pursuant to a Company Benefit Plan or Company Benefit Arrangement) which will become due and payable on or after the Effective Time (other than as required by applicable Law), or grant any increases in the compensation or benefits payable to its employees at the vice-president level and above or its board of directors;

(l) adopt, enter into, amend or terminate any collective bargaining or similar labor agreement or any agreement with a works council;

(m) adopt, enter into, amend or terminate any Company Benefit Plan or Company Benefit Arrangement (other than as required by applicable Law or to reflect changes in plan administration);

(n) incur any material capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;

(o) hire any person to be employed by the Company or any of its Subsidiaries or terminate the employment of any employee of the Company or any of its Subsidiaries, other than the hiring or firing of an employee below the vice-president level in the ordinary course of business consistent with past practice;

(p) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business that is material to Company and its Subsidiaries, taken as a whole;

(q) enter into any material Contract or other material transaction between the Company or any of its Subsidiaries, on the one hand, and any Affiliate or Associate of the Company or any of its Subsidiaries on the other hand, other than in the ordinary course of business on terms no less favorable to the Company or its Subsidiary, as applicable, than the terms governing such transactions with third parties;

(r) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement outside of the ordinary course with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors;

(s) pay, discharge, settle or satisfy any suit, action, claim, proceeding, investigation or other liability (whether contingent, absolute, accrued, unaccrued, asserted, unasserted or otherwise) other than (i) liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) disclosed in the Company SEC Reports filed prior to the date hereof, (ii) liabilities incurred in the ordinary course of business, consistent with past practice or (iii) the settlement of any suit, action, claim, proceeding or investigation solely for monetary damages (without any admission of liability or other adverse consequences or restrictions on the Company, Parent, Merger Sub or the Surviving Corporation) not in excess of $500,000 individually or $1,000,000 in the aggregate;

(t) except in the ordinary course of business consistent with past practice, fail to take any action necessary or advisable to protect or maintain the Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted and planned by the Company or any of its Subsidiaries to be conducted, including the prosecution of pending applications for Patents and Trademarks, the filing of documents or other information or the payment of any maintenance or other fees related thereto; or

(u) offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Prior to the Closing, the Company shall, at Company’s expense, use commercially reasonable efforts to effect any necessary corrective change of ownership and recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where, to the Knowledge of the Company, Intellectual Property owned by the Company or any of its Subsidiaries is recorded in the name of one or more legal predecessors of the Company or any of its Subsidiaries or any Person other than the Company or any of its Subsidiaries, provided that Parent notifies the Company of such Intellectual Property.

Section 5.02  No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage, enter into, continue or otherwise participate in any discussions or negotiations with respect to, any Acquisition Proposal (as defined below), or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any action (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the Corporation Law) to assist or knowingly facilitate, or that would reasonably be expected to assist or facilitate, any Person or group in respect of, any Acquisition Proposal, or propose, agree or publicly announce an intention to take any of the foregoing actions or any other action which would reasonably be expected to lead to an Acquisition Proposal. Notwithstanding the foregoing and subject to the prior execution by such Person or group of a confidentiality agreement with terms at least as restrictive in all material respects on such Person or group as the Confidentiality Agreement is on Parent (including the “standstill” provisions thereof), which confidentiality agreement shall not prohibit the Company from complying with the terms of this Section 5.02, the Company may, at any time prior to the adoption of this Agreement by the requisite vote of the holders of Shares, furnish information (so long as all such information has previously been made available to Parent or Merger Sub or is made available to Parent or Merger Sub prior to or concurrently with the time such information is made available to such Person or group) to or enter into discussions or negotiations with any Person or group that has made an unsolicited bona fide written Acquisition Proposal after the date hereof and not resulting from a breach of this Section 5.02 if, and only if, a majority of the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that (i) such unsolicited bona fide Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, and (ii) it is necessary for the Board of Directors of the Company to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02 by any Representative or Affiliate of the Company or any Subsidiary of the Company shall be deemed to be a breach of this Section 5.02 by the Company.

(b) The Company will promptly (and in any event within twenty-four (24) hours after the Company has Knowledge thereof) (i) notify Parent in writing if any such information referred to in Section 5.02(a) is requested or any such negotiations or discussions referred to in Section 5.02(a) are sought to be initiated, and (ii) communicate the material terms of, and the identity of the Person making, such request, inquiry or Acquisition Proposal. The Company will keep Parent promptly informed of the status and material details of any such request, inquiry or Acquisition Proposal (including any modifications to the financial or other material terms of any request, inquiry or Acquisition Proposal) and will provide to Parent promptly after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries or any of their respective Representatives from any Person that describes any of the terms or conditions of any inquiry, request or Acquisition Proposal. Without limiting the generality of the foregoing, the Company shall promptly notify Parent if the Company determines to begin providing information to any third party related to an Acquisition Proposal or determines to begin discussions with a third party related to an Acquisition Proposal. In addition, during the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement entered into by the Company or any of its Subsidiaries prior to the date of this Agreement. Without derogating from the preceding sentence, if a majority of the Company’s Board of Directors determines that it is necessary, in order to comply with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under applicable Law, to permit a third party to commence a tender or exchange offer, then the Company may waive any “standstill” provision applicable to such third party contained in a confidentiality agreement entered into in accordance with Section 5.02(a) after the date of this Agreement to permit the commencement of such tender or exchange offer if and only if such tender or exchange offer (i) is for all of the outstanding voting securities of the Company and (ii) in connection therewith the Board of Directors of the Company or any committee thereof shall have made a Company Adverse Recommendation Change. Subject to the preceding sentence, during the period from the date of this Agreement through the Effective Time, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any and all confidentiality, “standstill” or similar agreements to which it is a party, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

(c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees to, immediately cease, and the Company will use reasonable best efforts to cause its Representatives and Affiliates to cease, any existing activities, discussions, or negotiations with any Persons other than Parent and Merger Sub conducted prior to the date hereof with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal and shall request the prompt return or destruction of any nonpublic information provided to any such Person in connection with any such activities, discussions or negotiations.

(d) Except as permitted by Section 5.02(e), neither the Company, nor the Board of Directors of the Company, nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement, the agreement of merger contained herein or the Merger or its recommendation that the Company’s stockholders adopt this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (any action described in the foregoing clauses (i) and (ii), a “Company Adverse Recommendation Change”) or (iii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company or any Subsidiary of the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.02(a) pursuant to and in accordance with the limitations set forth therein).

(e) Notwithstanding the foregoing, the Board of Directors of the Company, or any committee thereof, may make a Company Adverse Recommendation Change (i) if a development or a change in circumstances occurs or arises after the date of this Agreement that was not known by the Company Board as of the date of this Agreement and a majority of the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, or (ii) if (A) the Company has received a bona fide written Acquisition Proposal that did not result from a violation of this Section 5.02, (B) a majority of the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such bona fide written Acquisition Proposal constitutes a Superior Proposal and that it intends to accept or recommend such Acquisition Proposal as a Superior Proposal, (C) a majority of the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, (D) the Company provides Parent prior written notice of its intent to make any such Company Adverse Recommendation Change at least five (5) days prior to taking such action, including all of the terms and conditions of such Acquisition Proposal, (a “Notice of Superior Proposal”), (E) during such five (5) day period, the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an offer that is at least as favorable to the stockholders of the Company as such Acquisition Proposal, (F) Parent does not, within such five (5) day period, make an offer that a majority of the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel, to be an offer such that the Acquisition Proposal no longer constitutes a Superior Proposal; provided, that, in the event of any amendment to the financial (including form of consideration) or other material terms of such Acquisition Proposal, the Company shall deliver to Parent a new written Notice of Superior Proposal and shall comply with the requirements of this Section 5.02(e) with respect to such new Notice of Superior Proposal, and (G) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub after receipt of such notice, continues to believe that such Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel) failure to do so would reasonably be likely to constitute a breach of its fiduciary duties to stockholders under applicable Law, or otherwise violate its obligations under applicable Law; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(d) or Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).

(g) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided, however, that no such action or disclosure may have any of the effects set forth in Section 5.02(d) or Section 5.02(e) unless the Company shall have first complied with its obligations in Section 5.02(e).

(h) For purposes of this Agreement: “Acquisition Proposal” means any inquiry, proposal or offer (whether in writing or otherwise) from any Person (other than Parent or Merger Sub) relating to, or that is reasonably expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 15% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and the Company’s Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Subsidiary of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any Subsidiary of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Subsidiary of the Company pursuant to which any Person or the stockholders of any Person would own 10% or more of any class of equity securities of the Company or any Subsidiary of the Company or of any resulting parent company of the Company, other than the Merger or any of the other transactions contemplated by this Agreement; and “Superior Proposal” means a bona fide proposal or offer constituting a Acquisition Proposal that, if consummated, would result in the Person making such proposal or offer acquiring, directly or indirectly, a majority of the Company’s outstanding equity securities (or a majority of the outstanding equity securities of the surviving entity in a merger of the Company or the direct or indirect parent of the surviving entity in such a merger), or all or substantially all of the assets of the Company and the Company’s Subsidiaries, taken as a whole, which the Company’s Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (A) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.03  Access to Information.

(a) Subject to the Confidentiality Agreement and applicable Law, the Company shall (i) give Parent and Merger Sub and their Representatives reasonable access (during regular business hours upon reasonable notice) to such employees, plants, offices, warehouses and other facilities at reasonable times and to such books, contracts, commitments and records (including Tax Returns) of the Company and its Subsidiaries as Parent may reasonably request and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties, litigation matters, personnel and environmental compliance of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request (including any final revenue summary and final summary monthly financial reporting package that is provided to the Company’s senior executive managers and a monthly discussion of such materials with the Company’s senior executive managers), and (iv) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws. The Company shall: (i) keep Parent promptly informed of (A) any material communication (written or oral) with or from the FDA and any other Regulatory Authority and (B) any material communications (written or oral) received from any Person challenging the validity or ownership the Intellectual Property of the Company and (ii) not make any written submissions relating to product approvals or any other material submissions to the FDA or any other Regulatory Authority without prior disclosure to Parent of the details of such submissions. Notwithstanding the foregoing, the Company shall not be obligated to provide such access, inspections, data or other information to the extent that to do so (x) may cause a waiver of an attorney-client privilege, loss of attorney work product protection or loss or waiver of any other legal privilege, or (y) would violate a confidentiality or other contractual obligation to any Person; provided, however, that the Company shall use its reasonable best efforts to obtain any required consents to provide such access, inspections, data or other information and take such other action (such as the redaction of identifying or confidential information, entry into a joint defense agreement or other agreement or by providing such access, inspections, data or other information solely to outside counsel to avoid the loss of attorney client privilege) as is necessary to provide such access, inspections, data or other information to Parent and Merger Sub in compliance with applicable Law. In addition, the Company and its officers and employees shall reasonably cooperate with Parent in Parent’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. No review pursuant to this Section 5.03(a) shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

Section 5.04  Stockholder Approval(a).  The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) for the purpose of obtaining the Company Stockholder Approval, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by paragraphs (d) and (e) of Section 5.02, the Board of Directors of the Company shall continue to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the Company shall use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval, including the solicitation of proxies in compliance with applicable Law, the applicable rules of the Nasdaq Global Select Market and the Company Certificate of Incorporation and Bylaws. Unless this Agreement shall have been earlier terminated in accordance with Section 7.01 (including, for the avoidance of doubt, Section 7.01(g)), the Company shall submit this Agreement to its stockholders for adoption without regard to (i) the making, commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal or (ii) any Company Adverse Recommendation Change. The Company may adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Special Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on this Agreement or (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Special Meeting or there are insufficient votes to approve the adoption of this Agreement, but in the case of this clause (ii), only to the extent necessary to obtain the requisite approval of this Agreement by the Company’s stockholders.

Section 5.05  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 5.05(d), each of the Company, Parent and Merger Sub shall use its reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable on the terms and subject to the conditions hereof. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its reasonable best efforts: (A) to file promptly, and in no event later than ten (10) Business Days after the date of this Agreement, a Notification and Report Form under the HSR Act, (B) to promptly make any required submissions under Foreign Antitrust Laws that are set forth on Section 6.01(c) of the Disclosure Letter, (C) to furnish information required in connection with such submissions under the HSR Act or any Foreign Antitrust Law, (D) to keep the other parties reasonably informed with respect to the status of any such filings or submissions under the HSR Act or any Foreign Antitrust Law, including with respect to: (1) the receipt of any non-action, action, clearance, consent, approval or waiver, (2) the expiration or termination of any waiting period, (3) the commencement or proposed or threatened commencement of any Litigation or other proceeding under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law and (4) the nature and status of any objections raised or proposed or threatened to be raised under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law with respect to this Agreement, the Merger or the other transactions contemplated hereby and (E) to obtain all necessary waiting period expirations or terminations, actions or non-actions, waivers, consents, clearances and approvals from any Governmental Entity; and (ii) Parent, Merger Sub and the Company shall cooperate with one another: (A) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any supranational, national, federal, state, foreign or local Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other Contracts or instruments material to the Company’s business in connection with this Agreement, the Merger or the consummation of the other transactions contemplated hereby and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely the expiration or termination of any waiting period and any required consents, permits, authorizations, approvals or waivers.

(b) Each of the Company, Parent and Merger Sub shall: (i) promptly notify the others of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Entity and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Entity and (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, submissions, investigation, or inquiry concerning the Merger.

(c) Subject to Section 5.05(f), in furtherance and not in limitation of the foregoing, each of the Company, Parent and Merger Sub agree to use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under the HSR Act, FTC Act, Clayton Act, Sherman Act or any Foreign Antitrust Law that may be required to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable and no later than the Outside Date, including committing to or effecting by consent decree, hold separate order, trust, or otherwise the sale or disposition of assets or businesses, and agreeing to operational, conduct, financial and ownership restrictions, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order, decree or ruling that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure the absence of any (x) requirement for any non-action, consent or approval of any state attorney general or other Governmental Entity, (y) decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) other matter relating to any antitrust or competition Law which would preclude consummation of the Merger by the Outside Date; provided, however, that Parent shall not be required to take any action set forth in this paragraph that would result in a Restraint.

(d) In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging any of the transactions contemplated hereby, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement by the Outside Date.

(e) Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets (except in each case pursuant to any agreement in effect on the date hereof), if the entering into of a definitive agreement relating to or the consummation of such acquisition, would reasonably be likely to materially increase the risk of delaying, impeding or not obtaining by the Outside Date any applicable waiting period termination or expiration, clearance, approval or waiver under the HSR Act or any Foreign Antitrust Law with respect to the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary in this Section 5.05, Parent shall not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to any Subsidiary, operation, division, business, product line, customer, asset or relationship of Parent or Company or any of their Affiliates or Subsidiaries other than such sale, divestiture, hold separate, license or structural or conduct remedy with respect to operations, divisions, businesses, product lines or assets that would represent an amount of annual revenues of $50,000,000 or less (any such action that is not required to be taken pursuant to this subsection (f) a “Restraint”).

Section 5.06  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers, employees and agents of the Company or any of its Subsidiaries and any other Persons serving at the request of the Company in such capacity or any other capacity with another corporation, partnership, joint venture, trust or other enterprise (each an “Indemnified Person”) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries, or under any agreement filed as an exhibit to a Company SEC Document filed at least two (2) Business Days prior to the date hereof or listed on Section 3.17 of the Disclosure Letter, as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six (6) years following the Effective Time and until the final disposition of any action, suit or proceeding commenced during such period.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect for a period of six (6) years after the Effective Time, in respect of acts or omissions occurring prior to or at the Effective Time, policies of directors’ and officers’ liability insurance (which may take the form of an extended reporting period, endorsement or policy) covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such policies in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the “Maximum Premium”). If the Surviving Corporation’s existing directors’ and officers’ insurance policy expires or is cancelled prior to the sixth anniversary of the Effective Time or if the premium for such policies exceeds the Maximum Premium, then the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance coverage as can be obtained for the remainder of such six-year period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less favorable to the Indemnified Persons as the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, and in lieu of the foregoing coverage, the Company may purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance policies on terms and conditions no less advantageous than the directors’ and officers’ liability insurance policies, provided that the amount paid by the

Company for such “tail” policy shall not exceed $1,200,000. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.06(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives.

(e) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers of conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.06.

Section 5.07  Employee Matters.

(a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation (or any Subsidiary thereof) to, honor all Company Benefit Agreements, in accordance with the terms of such agreements, including without limitation any provision providing for the termination or expiration of such agreements following a “change in control” (as such term is defined therein) or otherwise providing for termination or amendment. From the Effective Time through December 31, 2012, officers and employees of the Company or any of its Subsidiaries shall remain eligible to participate in the Company’s severance plan, as set forth in Section 5.07(a) of the Disclosure Letter. From and after December 31, 2012, such officers and employees of the Company or any of its Subsidiaries shall become eligible to participate in Parent’s then-current severance policy (if any), as may be in effect from time to time, to the same extent as similarly situated officers and employees of Parent. In addition, Parent agrees to cause the Surviving Corporation to maintain, without amendment, any bonus plans that are in effect at the Effective Time until the last day of the calendar year in which the Effective Time occurs; provided, that the foregoing shall not prevent adjustments to financial performance metrics applicable under any such plan to reflect the effect of the Merger on the financial performance of the Company as long as such adjustments are not materially disadvantageous to the employees of the Company.

(b) Parent hereby agrees that, from the Effective Time through December 31, 2012, it shall, or it shall cause the Surviving Corporation (or any Subsidiary thereof) to, (i) provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or the Surviving Corporation (or any Subsidiary thereof) as of the Effective Time (each, a “Continuing Employee”) with at least the same level of base salary or hourly wage, as the case may be, and incentive compensation targets that were provided to such Continuing Employee immediately prior to the Effective Time, and (ii) provide the Continuing Employee with employee benefits, perquisites and fringe benefits that are no less favorable in the aggregate than, those provided to such Continuing Employee immediately prior to the Effective Time, in each case, subject to Section 5.07(a).

(c) Parent will, and will cause the Surviving Corporation (or any Subsidiary thereof) to, cause service rendered by each Continuing Employee to the Company or its predecessors prior to the Effective Time to be credited for all purposes (other than for purposes of determining an accrued benefit under any defined benefit pension plan) under the employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation or any Subsidiary thereof (collectively, the “Parent Benefit Plans”), to the same extent as such service was taken into account under a corresponding Company Benefit Plan as of the Effective Time; provided, however, that no such credit shall be required to the extent that it would result in a duplication of benefits for the same period of service.

(d) Parent will, or will cause the Surviving Corporation or any Subsidiary thereof (or use its reasonable best efforts to cause its insurance carriers) to cause the group health plan maintained by Parent or the Surviving Corporation (or any Subsidiary thereof), to the extent such group health plan is made available to the Continuing Employees after the Effective Time, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to the Continuing Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the applicable Company Benefit Plan prior to the Effective Time) and (ii) provide the Continuing Employees with credit, for the calendar year in which the Effective Time occurs, for the amount of any out-of pocket expenses and copayments or deductible expenses that were covered by the applicable Company Benefit Plan and are incurred by them during the calendar year in which the Effective Time occurs under a group health plan maintained by Parent or the Surviving Corporation (or any Subsidiary thereof).

(e) Prior to the Closing, the Company and its Subsidiaries, as applicable, shall comply in all material respects with any and all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the transactions contemplated in this Agreement.

(f) Other than Section 5.06, no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any current or former employee, director or other service provider of the Company or any of its Subsidiaries, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Company Benefit Agreement or Parent Benefit Plan or rights to continued employment or service with the Company, the Surviving Corporation, Parent or any Affiliate of any of the foregoing, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Company Benefit Agreement or Parent Benefit Plan, or (iii) limit the ability of the Company, the Surviving Corporation, Parent or any Affiliate of the foregoing to terminate the employment of any Continuing Employee.

Section 5.08  Takeover Laws.  The Company shall take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Merger Sub to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

Section 5.09  Proxy Statement.  The Company shall prepare and file with the SEC as promptly as reasonably practicable after the date hereof, a preliminary Proxy Statement (the ‘‘Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.02) to obtain the necessary approval of the Merger by its stockholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and to the extent required by applicable Law, disseminated to the stockholders of the Company. Except as Section 5.02 expressly permits, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the stockholders adopt the agreement of merger set forth in this Agreement. The Company shall give Parent reasonable opportunity to review and comment upon the

Preliminary Proxy Statement, the Proxy Statement and any amendment or supplement thereon and the Company shall give due consideration to any of Parent’s comments thereto.

Section 5.10  Securityholder Litigation.  In the event that any securityholder Litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought against the Company and/or its directors, the Company shall promptly notify Parent of such Litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate subject to a customary joint defense agreement in, but not control, the defense of any such securityholder Litigation against the Company and/or its directors; provided, however, that no settlement of any such securityholder Litigation shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably conditioned, withheld or delayed, except that Parent shall not be obligated to consent to any settlement which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation).

Section 5.11  Press Releases.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or non-U.S. securities exchange or regulatory or governmental body to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.12  Rule 16b-3.  Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.13  Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing at or prior to the Effective Time, including using reasonable best efforts to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing and Financing Commitments, so that such agreements are in effect as promptly as practicable but in any event no later than the Effective Time, (iii) satisfy on a timely basis all Financing Conditions and (iv) in the event that the Financing Conditions have been, or upon funding would be, satisfied, cause the Debt Financing Sources to fund the full amount of the Financing. Parent and Merger Sub shall deliver to the Company true, complete and correct copies of the Financing Commitments and shall keep the Company fully informed of material developments in respect of the financing process relating thereto as reasonably requested by the Company from time to time. Prior to the Closing, Parent and Merger Sub shall not agree to, or permit, any amendment or modification of, or waiver under, or any supplement, assignment, substitution or replacement of the Financing Commitments or other documentation relating to the Financing, except as expressly permitted under Section 5.13(b) or Section 5.13(c), in each case, without the prior written consent of the Company.

(b) Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or any definitive agreements with respect to the Financing; provided that any such amendment, supplement or other modification to, or waiver of, any provision of or remedy under the Financing Commitments or such definitive agreements shall not (i) include any conditions that are in addition to, or in the aggregate more onerous than, the Financing Conditions or otherwise expand, amend or modify any of the Financing Conditions in a manner adverse to Parent, Merger Sub or the Company, (ii) cause or be reasonably expected to cause a delay in the ability of, or hinder or prevent or adversely impact the ability of, Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or enforce its rights against the Debt Financing Sources with respect to the Financing Commitments, (iii) reduce the aggregate amount of the Financing or (iv) release, repudiate, withdraw, consent to or otherwise result in the termination of the obligations of the Debt Financing Sources under the Financing Commitments (except for the replacement of the lenders in respect of the bridge facility described therein for up to 20% of the aggregate commitments in respect thereof as expressly contemplated by the Financing Commitments). In such event, the new commitment letters entered into in accordance with this Section 5.13(b) shall be deemed to be a part of the “Financing” and the commitment with respect thereto shall be deemed to be a part of the “Financing Commitments” for all purposes of this Agreement).

(c) If, notwithstanding the use of reasonable best efforts by Parent and Merger Sub to satisfy its obligations under Section 5.13(a), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, or all or any portion of the Financing shall otherwise become unavailable (or it shall become reasonably foreseeable that all or any portion of the Financing shall otherwise become available, including as a result of a breach or repudiation, or threatened or anticipated breach or repudiation, by any party to the Financing Commitments) Parent and Merger Sub shall (i) promptly notify the Company of such expiration, termination or other event and the reasons therefor, (ii) use reasonable best efforts to arrange for alternative financing (an “Alternative Financing”) on terms and conditions that are not less favorable to Parent and Merger Sub in the aggregate than the terms and conditions set forth in the Financing Commitments (which, together with other financial resources available to the Company, shall be in an amount sufficient to pay for the consummation of the transactions contemplated by this Agreement (including any refinancing or repayment of indebtedness of Parent, Merger Sub or the Company required in connection therewith) and which does not include any conditions that are in addition to, or in the aggregate more onerous than, the Financing Conditions) to replace the financing contemplated by such original commitments or agreements and (iii) use reasonable best efforts to obtain a new financing commitment that provides for such Alternative Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the commitment letter and fee letter (in redacted form removing only the fees payable on the Closing to a financing source) and related definitive financing documents related to such Alternative Financing relating to such commitment, in each case, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing). Upon obtaining any commitment for any such Alternative Financing, such financing shall be deemed to be a part of the “Financing” and the commitment with respect thereto shall be deemed to be a part of the “Financing Commitments” for all purposes of this Agreement. Parent and Merger Sub shall provide the Company with prompt notice of any breach by any party to the Financing Commitments of which Parent or Merger Sub becomes aware or any withdrawal, repudiation or termination of the Financing Commitments and, at the Company’s request, keep the Company informed on a current basis of the status of their efforts to obtain any Alternative Financing. Without limiting the foregoing, Parent and Merger Sub agree to notify the Company promptly, and in any event within three (3) Business Days, if at any time (A) any of the Financing Commitments shall expire, be withdrawn or be terminated for any reason, (B) any Debt Financing Source party to any of the Financing Commitments notifies Parent or Merger Sub that it no longer intends to provide financing on the terms set forth therein or (C) to the knowledge of Parent or Merger Sub, any party to any of the Financing Commitments is or is alleged to be in breach or default thereunder.

(d) [INTENTIONALLY OMITTED]

(e) In the period between the date hereof and the Closing, upon reasonable request of Parent and Merger Sub, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries, Affiliates and Representatives to, reasonably cooperate with Parent and Merger Sub in connection with the Financing (for purposes of this Section 5.13(e), the “Financing” shall include any financing to be issued or incurred in lieu of the debt facilities described in the Financing Commitments and any registration by the Parent and/or its Subsidiaries under the Securities Act effected pursuant to the registration rights agreement, dated November 23, 2010, by and among Parent, certain Subsidiaries of Parent as guarantors, and J.P. Morgan Securities LLC, as representative of the Initial Purchasers (as defined therein)), including without limitation, in each case, at the reasonable request of Parent and Merger Sub, (i) preparation of all required financial statements relating to the Company and its Subsidiaries and provision of data relating to the Company and its Subsidiaries to allow Parent to prepare any required pro forma financial information in connection with the Financing; (ii) reasonably cooperating with the marketing efforts related to the Financing, including using reasonable best efforts to cause its Representatives to be available, during normal working hours and upon reasonable notice, to meet with the lender parties to the Financing Commitments and other prospective lenders and/or underwriters in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies; (iii) the provision of pertinent information relating to the Company and its Subsidiaries relevant to the Financing reasonably requested by Parent and Merger Sub; (iv) reasonably assisting in the preparation of (A) customary offering documents, bank information memoranda, prospectuses and similar marketing documents, which contain all financial statements and other data relating to the Company and its Subsidiaries required to be included therein (which, in the case of financial information relating to the Company and its Subsidiaries, if required by applicable rules or regulations of the SEC or by the underwriters for any securities offering, shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial information of the Company and its Subsidiaries (which pro forma financial statements shall be prepared by Parent or its Representatives) in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act, and all other data (including selected financial data) relating to the Company and its Subsidiaries that the SEC would require in a registered debt offering on Form S-1 under the Securities Act or that would be necessary for an investment bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with a registered debt offering on Form S-1 under the Securities Act and (B) materials for rating agency presentations; (v) using commercially reasonable efforts to cause its independent accountants, consistent with their customary practice, to provide reasonable assistance and cooperation to Parent, including accounting due diligence sessions, and providing consent to Parent to use their audit reports relating to the Company and reasonable assistance in facilitating the provision of customary “comfort” (including “negative assurance” comfort) by such independent accountants, in each case on customary terms and consistent with their customary practice in connection with financings similar to the Financing; (vi) reasonably cooperating with Parent and Merger Sub in providing customary information with respect to its property and assets reasonably required in connection with the Financing Conditions and reasonably facilitating the pledging of collateral and providing of guarantees with respect to the Financing Commitments upon Closing consistent with the terms of this Agreement and, subject to the occurrence of the Closing, taking corporate actions necessary to permit the consummation of the Financing; (vii) assisting Parent as requested thereby in seeking to obtain ratings from Moody’s Investors Service, Inc. and Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., with respect to the borrower of the Financing and the senior secured facilities described in the Financing Commitments to be provided in connection therewith; and (viii) delivering to Parent for further distribution to the lenders under the Financing Commitments all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2011)). Parent and Merger Sub shall promptly, upon request by the Company, reimburse the Company for all documented out-of-pocket expenses incurred by the Company, its affiliates or its representatives in connection with such cooperation. The effectiveness of any definitive financing documentation executed by the Company, its affiliates or its representatives in connection with such cooperation shall be subject to the consummation of the Closing.

(f) Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Closing, have any responsibility for, or incur any liability to any Person under, the Financing, any Alternative Financing or any other financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 5.13.  Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with any Transaction Financing or other securities offering of Parent and/or its Subsidiaries or any assistance or activities provided in connection therewith; provided, however, that the foregoing shall not apply in the Company’s or its Subsidiaries’ or other representatives’ willful misconduct or gross negligence.

Section 5.14  Payoff Letter.

(a) If there are any amounts then outstanding under the Credit Agreement, at least three (3) Business Days prior to the Closing, the Company shall deliver a notice of prepayment in accordance with the prepayment provisions of the Credit Agreement to the administrative agent (or similar person) under the Credit Agreement (the “Credit Agreement Agent”).

(b) If there are any amounts then outstanding under the Credit Agreement, at least one (1) Business Day prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent a payoff letter in customary and substantially final form (the “Payoff Letter”) from the lenders, or the Credit Agreement Agent on behalf of the lenders, under the Credit Agreement which (i) confirms the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Obligations (as defined in the Credit Agreement) under the Credit Agreement as of the anticipated Closing (and the daily accrual of interest thereafter) (the “Payoff Amount”) and (ii) provides for the release of Liens and guarantees granted in connection with the Credit Agreement. The Company shall use its reasonable best efforts to (i) obtain customary documents, terminations and releases (including with respect to outstanding mortgages), as are reasonably necessary to release all Liens and all guarantees granted in connection with the Credit Agreement substantially concurrently with the Closing, subject to the receipt by such lenders of the applicable Payoff Amount and the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit of the Company under the Credit Agreement, and (ii) terminate the Credit Documents or Loan Documents, as applicable (as defined in the Credit Agreement) and all other related agreements and instruments in accordance with and to the extent allowed by their terms.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality.  No applicable Law or Order shall be and remain in effect which has the effect of prohibiting the consummation of the Merger. There shall not be pending or threatened any action, suit or proceeding by any Governmental Entity which challenges or seeks to enjoin the Merger.

(c) Required Clearances.  Any applicable waiting or review periods (or extension thereof) relating to the Merger under the HSR Act and the Foreign Antitrust Laws set forth on Section 6.01(c) of the Disclosure Letter shall have expired or been terminated and any approvals, clearances or waivers required thereunder shall have been obtained.

Section 6.02  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in the first two sentences of Section 3.01 and the first two sentences of Section 3.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); and (ii) each of the representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (other than those referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d) No Restraint.  No applicable Law or Order shall be and remain in effect which imposes, and no suit, action, claim, proceeding or investigation shall be pending or threatened by any Governmental Entity which seeks to impose, any material limitations on Parent’s ownership of the Company or any Subsidiary of the Company or any requirement that Parent or the Company or any of their respective Subsidiaries agree to or implement any Restraint.

Section 6.03  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.01, and Section 4.08 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date); and (ii) each of the representations and warranties of Parent and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by the Parent or Merger Sub pursuant hereto (other than those referred to in the foregoing clause (i)) shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.01  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (except as otherwise provided below, whether before or after adoption of this Agreement by the holders of Shares of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any party which has failed to fulfill any covenant or agreement contained in Section 5.05 in all material respects;

(c) by either the Company or Parent, if the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to any party whose failure to fulfill in any material respect any covenants and agreements of such party set forth in this Agreement has caused or resulted in a failure of the Effective Time to occur on or before the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to Parent if (i) any court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such issuance or injunction is the primary cause of the Effective Time not occurring prior to the Outside Date; (ii) the actions in clause (i) were related to securityholder Litigation related to this Agreement, the Merger or the other transactions contemplated hereby; and (iii) Parent was provided an opportunity to consent to an offer of settlement of such securityholder Litigation which would have avoided the actions in clause (i), but Parent did not provide such consent;

(d) by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.02 or Section 5.04) or Parent, if the Company Stockholder Approval shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a quorum is present and a vote on such adoption was taken;

(e) by either Parent or the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in the failure of the conditions set forth in Section 6.02 or Section 6.03, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured;

(f) by Parent:

(i) if the Board of Directors of the Company shall have made a Company Adverse Recommendation Change;

(ii) if the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that the Company’s stockholders adopt this Agreement;

(iii) if the Board of Directors of the Company (or any committee thereof) shall have failed to reject (and, if requested by Parent, publicly recommend against) any Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is publicly announced or otherwise becomes publicly known;

(iv) if a tender or exchange offer relating to equity securities of Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;

(v) if the Company or the Board of Directors of the Company, as applicable, shall have failed to hold the Special Meeting, and such failure shall have been a material breach of Section 5.04; provided, that the right to terminate this Agreement pursuant to this Section 7.01(f)(v) shall not be available to Parent if the principal cause of the failure of the Special Meeting to occur is Parent’s material breach of its obligations under this Agreement;

(vi) if the Board of Directors of the Company fails to reaffirm publicly its recommendation that the Company’s stockholders adopt this Agreement within seven (7) days of Parent’s written request for such reaffirmation; provided, that (A) such reaffirmation may include such additional disclosures as are necessary to satisfy the fiduciary duties of the Board of Directors of the Company and (B) Parent shall be entitled to make such a written request for reaffirmation only (x) once for each Acquisition Proposal and (y) without limiting the foregoing clause (x), once during each of the ten (10) day periods prior to the Outside Date and the Special Meeting;

(g) by the Company at any time prior to the adoption of the Agreement by the requisite vote of the holders of Shares if, (i) the Company has determined that a bona fide, unsolicited, written Acquisition Proposal constitutes a Superior Proposal and (ii) the Company’s Board of Directors, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub following receipt of a Notice of Superior Proposal, continues to believe that such Acquisition Proposal constitutes a Superior Proposal and is permitted to make a Company Adverse Recommendation Change pursuant to Section 5.02(e); provided, that the termination described in this Section 7.01(g) shall not be effective unless and until the Company shall have paid to Parent the Fee described in Section 7.03(b)(iii);

(h) by Parent if the Company shall have materially breached any provision of Section 5.02; or

(i) by Parent prior to the Closing, if the condition set forth in Section 6.02(c) is no longer capable of being satisfied.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.02  Effect of Termination.  If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 7.02, 7.03 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 7.02 shall relieve any party to this Agreement of liability for any willful and material breach of this Agreement occurring prior to such termination. For purposes of this agreement, “willful and material” breach shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching party with the intent of causing a breach of this Agreement.

Section 7.03  Fees and Expenses.

(a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (“Transaction Costs”) shall be paid by the party incurring such expenses.

(b) The Company shall pay to Parent the Fee (or such lesser amount as specified below) by wire transfer of same-day funds if this Agreement is terminated as follows:

(i) if (A) either party shall terminate this Agreement pursuant to Section 7.01(c), Section 7.01(d), or Section 7.01(h), (B) prior to the Outside Date (in the case of termination pursuant to Section 7.01(c)), prior to the Stockholder’s Meeting (in the case of a termination pursuant to Section 7.01(d)) or prior to the termination of this Agreement (in the case of a termination pursuant to Section 7.01(h)) a bona fide Acquisition Proposal shall have been made public, and (C) within twelve (12) months after the date of such termination, an Alternative Transaction is consummated, or an agreement in principle, letter of intent, acquisition agreement or other similar agreement with respect to an Alternative Transaction is entered into, then the Company shall pay Parent (x) up to $45 million of Parent’s reasonable and documented Transaction Costs upon such termination and (y) the Fee less any amount paid under the immediately preceding clause (x) on the date of entry into such agreement or, if earlier, consummation of such Alternative Transaction;

(ii) if this Agreement is terminated by Parent pursuant to Section 7.01(f), then the Company shall pay the Fee on the Business Day immediately following such termination; or

(iii) if this Agreement is terminated by the Company pursuant to Section 7.01(g), then the Company shall pay the Fee prior to or simultaneously with the termination.

For purposes of this Section 7.03(b), (i) an “Alternative Transaction” means any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses that constitute 50% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and the Company’s Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any Subsidiary of the Company pursuant to which any Person or the stockholders of any Person would own 50% or more of any class of equity securities of the Company or of any resulting parent company of the Company, other than the Merger or any of the other transactions contemplated by this Agreement.

(c) The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay the Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Fee from the Company shall, solely in circumstances where the Fee has been paid, be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, and upon payment of the Fee, none of the Company, its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 7.04  Amendment.  To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which under applicable Law requires the approval of the Company’s stockholders without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.05  Extension; Waiver; Remedies.  To the extent permitted by applicable Law, at any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02  Entire Agreement; Assignment.  This Agreement supersedes all oral agreements, representations and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof, other than the Confidentiality Agreement which shall remain in full force and effect. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign (a) collateral to any lenders in connection with the Financing or (b) any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.03  Enforcement of the Agreement.

(a) Except in circumstances in which the Company or Parent has exercised its termination right in accordance with Article VII hereof and Parent shall have received the Fee (which circumstances shall be governed by Section 7.03(c) rather than this Section 8.03(a)), the parties agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and (b) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of Parent and Merger Sub (i) acknowledges and agrees that neither the obtaining of the Financing, any Alternative Financing or any other financing, nor the completion of any issuance of securities contemplated by the Financing, any Alternative Financing or any other financing, is a condition to the Closing or any of its other obligations under this Agreement, (ii) reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing, any Alternative Financing or any other financing, or the completion of any such issuance, subject to the applicable conditions set forth in Sections 6.01 and 6.02 (such obligation, the “Parent Closing Obligation”) and (iii) acknowledges and agrees that the Company’s remedies arising from a breach of the Parent Closing Obligation by Parent or Merger Sub shall not be limited or otherwise affected by the full compliance by Parent and Merger Sub of their obligations under Section 5.13.

Section 8.04  Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any Federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.05 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger. Each of the parties hereto agrees that it will not bring or support any action or claim arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger and any dispute arising out of the Financing Commitments or the performance thereof, against the Debt Financing Sources in any forum other than the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof).

Section 8.05  Notices.  All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three (3) Business Days following notification, as follows:

if to Parent or Merger Sub:

Endo Pharmaceuticals Holdings Inc.
100 Endo Boulevard
Chadds Ford, Pennsylvania 19317
Attention: Caroline B. Manogue
Facsimile: (610) 558-9684

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York, 10036 Attention:	Eileen T. Nugent Brandon Van Dyke Facsimile: (212) 735-2000

if to the Company:

American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, Minnesota, 55343
Attention: Mark A. Heggestad
Facsimile: (952) 930-6211

with a copy to:

Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Attention:	Charles K. Ruck R. Scott Shean Facsimile: (714) 755-8290

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.06  Governing Law.  This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.07  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.08  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for (i) Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons) and (ii) this clause (ii) of this Section 8.08 and the last sentence of Section 8.04 (which are intended to be for the benefit of the Debt Financing Sources, and may be enforced by any such Debt Financing Sources), and such provisions described in this clause (ii) shall not be amended or otherwise modified so as to adversely affect such Debt Financing Sources without the prior written consent of such Debt Financing Sources.

Section 8.09  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 8.10  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.11  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

(b) “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

(d) “Confidentiality Agreement” means the confidentiality agreement dated February 18, 2011, between Parent and the Company, as the same may be amended from time to time.

(e) “Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy or benefit plan which is binding upon the Company or any of its Subsidiaries.

(f) “Credit Agreement” means (i) the Credit and Guaranty Agreement, dated as of July 20, 2006, by and among American Medical Systems, Inc., as borrower, American Medical Systems Holdings, Inc. and certain of its subsidiaries, as guarantors, Various Lenders, CIT Capital Securities LLC, as co-lead arranger and sole bookrunner, KeyBank National Association, as co-lead arranger and syndication agent, CIT Healthcare LLC, as administrative agent and collateral agent, and General Electric Capital Corporation, as documentation agent, as amended by the First Amendment thereto, dated as of October 29, 2007 by and among American Medical Systems, Inc., each of the other credit parties which is a signatory thereto and CIT Healthcare LLC, as administrative agent, and as otherwise amended (the “Existing Credit Agreement”) and (ii) any credit agreement entered into in accordance with that certain Senior Secured Credit Facility Commitment Letter described in Section 5.01 of the Disclosure Letter.

(g) “Debt Financing Source” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Financing Commitment and any joinder agreements, credit agreements, indentures (or other definitive documentation) relating thereto.

(h) “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or Release, of, or exposure to, any Hazardous Substances at any location, whether or not owned or operated by the Company or any of its Subsidiaries, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(i) “Environmental Laws” shall mean all federal, state, local and foreign laws, regulations, ordinances, requirements of Governmental Entities, and common law or other requirements of Governmental Entities, relating to pollution or protection of human health and safety (including workplace health and safety) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources), and including laws and regulations relating to (i) emissions, discharges, Releases or threatened Releases of, or exposure to, Hazardous Substances, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Hazardous Substances, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

(j) “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations required pursuant to Environmental Law.

(k) “Equity Exchange Ratio” means (x) the Merger Consideration divided by (y) the average of the closing prices of Parent Common Stock on the Nasdaq Global Market for the ten (10) trading days ending on (and inclusive of) the trading day that is two (2) trading days prior to the Closing (subject to adjustment to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected or declared, or with respect to which a record date occurs, during such period).

(l) “Fee” means $90 million.

(m) “Hazardous Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.

(n) “Knowledge” with respect to any particular Person means the actual knowledge of such Person’s senior executive officers of such matter.

(o) “Material Adverse Effect” means any occurrence, change, event, effect or circumstance that, individually or in the aggregate, (a) is or would be reasonably expected to be, materially adverse to the business, properties, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any occurrence, change, event, effect or circumstance to the extent relating to or resulting from (i) changes, after the date hereof, in general economic conditions or securities or financial markets in general other than such changes that have a disproportionate effect on the Company as compared to other participants in the medical device industry, (ii) changes, after the date hereof, in Law or GAAP or the interpretation thereof other than such changes that have a disproportionate effect on the Company as compared to other participants in the medical device industry, (iii) general changes, after the date hereof, in the medical device industry other than such changes that have a disproportionate effect on the Company as compared to other participants in the medical device industry, (iv) conditions arising out of any outbreak or escalation of hostilities or war (whether declared or not declared), act of terrorism, political conditions, weather conditions or other natural disasters, (v) any actions taken, or failure to take action (other than actions taken or failures to act required by the terms of this Agreement) to which the other party to this Agreement has expressly consented or requested after the date hereof, (vi) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself (provided, that the underlying causes of such failure (unless otherwise excepted by this clause (a)) may be considered in determining whether a Material Adverse Effect has occurred), (vii) any change in the Company’s stock price or trading volume, in and of itself (provided, that the underlying causes of such change (unless otherwise excepted by this clause (a)) may be considered in determining whether a Material Adverse Effect has occurred), (viii) the determination by, or the delay of a determination by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, in each case, after the date of this Agreement, with respect to the approval or non-approval of any of the Company’s or its Subsidiaries’ products which have not, as of the date of this Agreement, been approved or cleared by the FDA or any other Governmental Entity, (ix) any legal proceedings made or brought by any of the current or former securityholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (b) would, or would be reasonably expected to, prevent or impair the ability of the Company or any of its Subsidiaries to consummate the Merger and the transactions contemplated by this Agreement prior to the Outside Date.

(p) “Order” means any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, decree, ruling, award or settlement, whether civil, criminal or administrative.

(q) “Outside Date” means October 10, 2011.

(r) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

(s) “Regulatory Authority” means the FDA, the EU Member States’ Competent Authorities, or any other similar Governmental Entity with authority over the development, manufacture, marketing, sale or distribution of any product manufactured by the Company or its Subsidiaries, excluding notified bodies or other third parties acting on behalf of such Governmental Entities.

(t) “Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(u) “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, representatives (including investment bankers, attorneys and accountants) and other agents.

(v) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

Section 8.12  Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

ENDO PHARMACEUTICALS HOLDINGS INC.

By:	/s/ David P. Holveck
Name:     David P. Holveck

Title:	President and Chief Executive Officer

NIKA MERGER SUB, INC.

By:	/s/ David P. Holveck
Name:     David P. Holveck

Title:	President and Chief Executive Officer

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:	/s/ Anthony P. Bihl, III
Name:     Anthony P. Bihl, III

Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

FORM OF THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

FIRST:  The name of the corporation is American Medical Systems Holdings, Inc.(the “Corporation”).

SECOND:  The address of its registered office in Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is [ • ] shares of common stock, [$.01] par value.

FIFTH:  In addition to the powers conferred under the General Corporation Law of the State of Delaware, the board of directors shall have power to adopt, amend, or repeal the by-laws of the Corporation.

SIXTH:  Subject to any contrary provision of the General Corporation Law of the State of Delaware, the books of the Corporation may be kept at such place or places, within or without the State of Delaware as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

SEVENTH:  The election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

EIGHTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

NINTH:

(a) The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.

(c) The indemnification and other rights set forth in this Article shall not be exclusive of any provisions with respect thereto in the by-laws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(d) Neither the amendment nor repeal of paragraph (a), (b) or (c) above, nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with paragraph (a), (b) or (c), shall eliminate or reduce the effect of paragraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to paragraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(e) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he or she:

(i) shall have breached his or her duty of loyalty to the Corporation or its stockholders;

(ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

(iv) shall have derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date of this Third Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Exhibit B

FORM OF BY-LAWS
OF
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

(as amended [     ], 2011)

ARTICLE I

OFFICES

Section 1.  The registered office shall be in Wilmington, Delaware.

Section 2.  The corporation may also have offices at such other places both within and without Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  All meetings of the stockholders for the election of directors shall be held in Delaware, at such place as may be fixed from time to time by the board of directors, or at such other place either within or without Delaware as shall be designated from time to time by the board of directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.  Annual meetings of stockholders, commencing with the year 2011 shall be held at such date and time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, at which they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3.  Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 4.  The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, as required by statute. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 5.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6.  Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8.  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person, shall have the power to adjourn the meeting from time to time, without notice other than the announcement at the meeting, until a quorum shall be present. At such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 9.  When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation or these by-laws a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 10.  Each stockholder shall, at every meeting of the stockholders, be entitled to one vote in person for each share of the capital stock having voting power held by such stockholder.

Section 11.  Whenever the vote of the stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of the statutes, the meeting and vote of stockholders may be dispensed with if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If, pursuant to this provision, corporate action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such action shall be given as required by statute.

ARTICLE III

DIRECTORS

Section 1.  The number of directors which shall constitute the whole board shall be such number as shall be determined from time to time by resolution of the board of directors.

The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

Section 2.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

Section 3.  The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

MEETING OF THE BOARD OF DIRECTORS

Section 4.  The board of directors of the corporation may hold meetings, both regular and special, either within or without Delaware.

Section 5.  The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the vote of the stockholders at the annual meeting and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.

In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 6.  Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

Section 7.  Special meetings of the board may be called by the president on two days’ notice to each director, either personally or by mail or by electronic transmission; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors.

Section 8.  At all meetings of the board a majority of the directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 9.  Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing, or by electronic transmission, and the writing or writings, or electronic transmission or transmissions, are filed with the minutes of proceedings of the board or committee.

COMMITTEE OF DIRECTORS

Section 10.  The board of directors may, by resolution of the board, designate one or more committees. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Any such committee, to the extent permitted by statute and provided in the resolution, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.

Section 11.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

COMPENSATION OF DIRECTORS

Section 12.  The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

NOTICES

Section 1.  Whenever under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by electronic transmission.

Section 2.  Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE V

OFFICERS

Section 1.  The officers of the corporation shall be chosen by the board of directors and shall be a chief executive officer, a president, a vice-president, a secretary and a treasurer. The board of directors may also choose additional vice-presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.

Section 2.  In addition to officers elected by the Board of Directors in accordance with Section 1 of this Article V, the Corporation may have one or more appointed vice presidents or such other officers as shall be appointed by the president, who shall have such duties as may be established by the president. Vice presidents or such other officers appointed pursuant to this Section 2 may be removed at any time by the president or by the affirmative vote of a majority of the Board of Directors.

Section 3.  The board of directors at its first meeting after each annual meeting of stockholders shall choose a chief executive officer, a president, one or more vice-presidents, a secretary and a treasurer.

Section 3.  The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4.  The salaries of all officers and agents of the corporation shall be fixed by the board of directors. Any payments made to an officer of the corporation such as salary, commission, bonus, interest or rent, or entertainment expenses incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer to the corporation to the full extent of such disallowance. It shall be the duty of the directors, as a board, to enforce payment of each such amount disallowed. In lieu of payment by the officer, subject to the determination of the directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the corporation has been recovered.

Section 5.  The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

THE CHIEF EXECUTIVE OFFICER

Section 6.  The chief executive officer of the corporation shall preside at all meetings of the stockholders and the board of directors, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board of directors are carried into effect.

Section 7.  He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

THE PRESIDENT

Section 8.  The president of the corporation shall have the power to enter into contracts on behalf of the corporation unless such authority is withdrawn by the chief executive officer or the board of directors. The president shall have such further powers as is determined from time to time by the chief executive officer or the board of directors.

THE VICE-PRESIDENTS

Section 9.  In the absence of the president or in the event of his inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE SECRETARY AND ASSISTANT SECRETARIES

Section 10.  The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an assistant secretary shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

Section 11.  The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

THE TREASURER AND ASSISTANT TREASURERS

Section 12.  The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors.

Section 13.  He shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at its regular meetings, or when the board of directors so requires, an account of all his transactions as treasurer and of the financial condition of the corporation.

Section 14.  If required by the board of directors, he shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

Section 15.  The assistant treasurer, or if there shall be more than one, the assistant treasurers, in the order determined by the board of directors (or if there be no such determination, the in the order of their election), shall, in the absence of the treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE VI

CERTIFICATES OF STOCK

Section 1.  Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors or the president or a vice-president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.

Section 2.  Where a certificate is countersigned (1) by a transfer agent other than the corporation or its employee, or (2) by a registrar other than the corporation or its employee, any other signature on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES

Section 3.  The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance, thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative to advertise the same in such manner as it shall be required and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFERS OF STOCK

Section 4.  Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

FIXING RECORD DATE

Section 5.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution of allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall be not more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

REGISTERED STOCKHOLDERS

Section 6.  The corporation shall be entitled to recognize the exclusive right of a person registered in its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or          shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

GENERAL PROVISIONS
DIVIDENDS

Section 1.  Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporate, and the directors may modify or abolish any such reserve in the manner in which it was created.

ANNUAL STATEMENT

Section 3.  The board of directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the corporation.

CHECKS

Section 4.  All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

FISCAL YEAR

Section 5.  The fiscal year of the corporation shall be fixed by resolution of the board of directors.

SEAL

Section 6.  The corporate seal shall have inscribed thereon the words “Corporate Seal, Delaware” and may include the name of the corporation and the year of its organization. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced. The corporation may adopt for any transaction, without the specific leave of the directors, a seal which is different from its customary and usual seal; and it shall be sufficient in any document requiring the seal of the corporation if the officer executing such document on behalf of the corporation, being authorized to do so, writes or prints the word “Seal” or makes some similar mark.

ARTICLE VIII

AMENDMENTS

Section 1.  These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the board of directors, when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting.

ARTICLE IX

INDEMNIFICATION

Section 1.  The Corporation shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation at the request of this Corporation, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

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ANNEX B

April 10, 2011

The Board of Directors
American Medical Systems Holdings, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of American Medical Systems Holdings, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Endo Pharmaceuticals Holding Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of April 10, 2011 (the “Agreement”), among the Company, the Acquiror and its subsidiary, NIKA Merger Sub, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror or its subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $30.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated April 10, 2011 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects

B-1

material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the holders of the Company Common Stock in the proposed Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunning manager on the Acquiror’s $400,000,000 senior notes offering in November 2010 and acting as joint bookrunners and joint lead arrangers on the Acquiror’s $400,000,000 Term Loan A and $500,000,000 Revolving Credit Facility in November 2010. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

B-2

ANNEX C
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE SECTION 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC. SPECIAL MEETING OF STOCKHOLDERS [ ], 2011 [ ] Central Time 10700 Bren Road West Minnetonka, Minnesota 55343 American Medical Systems Holdings, Inc. 10700 Bren Road West Minnetonka, Minnesota 55343 proxy Important notice regarding internet availability of proxy materials for the Special Meeting of Stockholders to be held on [ ], 2011. The Proxy Statement for the Special Meeting on [ ], 2011 is available at: [ ]. This proxy is solicited by the Board of Directors for use at the Special Meeting of Stockholders of American Medical Systems Holdings, Inc. on [ ], 2011, or any adjournment(s) or postponement(s) thereof. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Anthony P. Bihl, III and Mark A. Heggestad, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournment(s) or postponement(s) thereof. See reverse for voting instructions.

American Medical Systems Holdings, Inc. 10700 Bren Road West Minnetonka, Minnesota 55343 TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. ð‡Please detach here ð‡ The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2. 1. Proposal to adopt the Agreement and Plan of Merger, dated as of April 10, 2011, by For Against Abstain and among Endo Pharmaceuticals Holdings Inc., NIKA Merger Sub, Inc., a wholly owned indirect subsidiary of Endo Pharmaceuticals Holdings Inc., and American Medical Systems Holdings, Inc. as it may be amended from time to time. 2. Proposal to adjourn the special meeting, if necessary or appropriate, including to For Against Abstain solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. Address Change? Mark Box, sign, and Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.